     As Filed with the Securities and Exchange Commission on March 22, 2002

                                                      Registration No. 333-
                                                                           -----

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                          Registration Statement Under
                           The Securities Act of 1933

                                CONCORD EFS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)
                                      7374
            (Primary Standard Industrial Classification Code Number)
                                   04-2462252
                      (I.R.S. Employer Identification No.)

                             2525 Horizon Lake Drive
                                    Suite 120
                            Memphis, Tennessee 38133
                                 (901) 371-8000
   (Address and telephone number of Registrant's principal executive offices)

                                Edward T. Haslam
                             Chief Financial Officer
                                Concord EFS, Inc.
                             2525 Horizon Lake Drive
                                    Suite 120
                            Memphis, Tennessee 38133
                                 (901) 371-8000
            (Name, address and telephone number of agent for service)

                                   Copies to:
                                  Imad I. Qasim
                           Sidley Austin Brown & Wood
                                 Bank One Plaza
                            10 South Dearborn Street
                             Chicago, Illinois 60603

                                  Robin E. Rice
                        Gibson, Ochsner & Adkins, L.L.P.
                           701 South Taylor, Suite 500
                              Amarillo, Texas 79101

----------
     Approximate date of commencement of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of Core Data Resources, Inc. with and into Big Sky Merger Corp., a wholly owned subsidiary of the Registrant, as described herein.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

   Title of Each Class                      Proposed Maximum      Proposed Maximum
      of Securities       Amount To Be     offering Price Per    Aggregate Offering        Amount of
    To Be Registered       Registered            Unit (1)             Price (1)         Registration Fee
--------------------------------------------------------------------------------------------------------
Common Stock, $0.33
1/3 par value                2,382,000            $32.46            $77,319,720            $7,113.41

(1) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c), based on a purchase price of $32.46 per share, which is the average of the high and low sale prices of the common stock as quoted on the Nasdaq National Market System on March 21, 2002. The exact number of shares to be issued as merger consideration and the price of the shares on the closing date of the merger are not known.

----------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            CORE DATA RESOURCES, INC.
                                2201 Civic Circle
                              Amarillo, Texas 79109

                                                                          , 2002
                                                               -----------

Dear Stockholder:

     You are cordially invited to attend the special meeting of stockholders of Core Data Resources, Inc., to be held on _______ , __________ , 2002, at 10:00 a.m. at the offices of Gibson, Ochsner & Adkins, L.L.P. at 701 South Taylor, Suite 500, Amarillo, Texas 79101.

     Core Data Resources, Inc. and Concord EFS, Inc. have entered into a merger agreement dated as of March 4, 2002. Under that agreement, a newly formed subsidiary of Concord will be merged with and into Core Data, and Core Data will survive the merger as a direct wholly owned subsidiary of Concord. Your Board of Directors is giving this proxy statement and prospectus to you to solicit your proxy to vote for approval and adoption of the merger agreement.

     If we complete the merger, each share of common stock of Core Data that you own will be converted into shares of Concord common stock. We will determine the number of shares of Concord common stock into which each share of common stock of Core Data will be converted immediately prior to completion of the merger according to a formula specified in the merger agreement and described in the attached materials. If the merger agreement is approved and all other conditions described in the merger agreement have been met or, where permissible, waived, the merger is expected to occur as soon as possible after the special meeting. There is no public trading market for shares of common stock of Core Data. Concord common stock is quoted on the Nasdaq National Market System under the symbol "CEFT."

     After careful consideration, your Board of Directors has unanimously determined that the merger is fair to and in the best interests of Core Data and its stockholders and unanimously recommends that Core Data stockholders vote to approve and adopt the merger agreement.

     The accompanying proxy statement and prospectus describes the terms and conditions of the merger agreement and includes, as Annex A, the complete text of the merger agreement. I urge you to read the enclosed materials carefully for a complete description of the merger. Whether or not you plan to attend the special meeting in person and regardless of the number of shares you own, please complete, sign, date and return the enclosed proxy card as promptly as possible. I look forward to seeing you at the special meeting.

Sincerely,


C. Campbell Burgess
President

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Concord common stock to be issued under this proxy statement and prospectus or passed upon the adequacy or accuracy of this proxy statement and prospectus. Any representation to the contrary is a criminal offense.

     This proxy statement and prospectus is dated March 22, 2002, and is first being mailed to Core Data stockholders on or about _________ , 2002.

                            CORE DATA RESOURCES, INC.
                                2201 Civic Circle
                              Amarillo, Texas 79109

                          NOTICE OF SPECIAL MEETING OF
                   STOCKHOLDERS TO BE HELD ON           , 2002
                                              ----------

TO THE STOCKHOLDERS OF CORE DATA RESOURCES, INC.:

     A special meeting of stockholders of Core Data Resources, Inc. will be held
on           ,           , 2002, at the offices of Gibson, Ochsner & Adkins,
   ----------  ----------
L.L.P. at 701 South Taylor, Suite 500, Amarillo, Texas 79101, commencing at 10:00 a.m., for the following purposes:

          (1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 4, 2002, among Core Data, Concord EFS, Inc., and Big Sky Merger Corp., a direct wholly owned subsidiary of Concord, a copy of which is attached as Annex A to the proxy statement and prospectus accompanying this notice.

          (2) To consider and transact such other business as may properly be brought before the special meeting or any adjournment thereof.

     After careful consideration, your Board of Directors has unanimously declared that the merger agreement and the merger are advisable and fair to and in the best interests of Core Data and its stockholders. THE CORE DATA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. We urge you to read the accompanying proxy statement and prospectus carefully for a description of the merger agreement.

     Stockholders of Core Data beneficially holding, as of the record date, in the aggregate approximately 70% of the outstanding shares of Core Data common stock have agreed to vote all of their shares in favor of the approval and adoption of the merger agreement. Consequently, approval and adoption of the merger agreement by Core Data stockholders is assured.

     The record date for determining the stockholders who will receive notice of
and be entitled to vote at the special meeting is           , 2002.
                                                  ----------

By Order of the Board of Directors,

/s/ Keevin Clark
Secretary

Amarillo, Texas
          , 2002
----------

     Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Stockholders who attend the special meeting may revoke their proxies and vote in person if they desire.

                               TABLE OF CONTENTS

SUMMARY                                                                                        1
    The Companies                                                                              1
    What You Will Receive in the Merger                                                        1
    Escrow                                                                                     2
    The Special Meeting                                                                        2
    Voting Agreements                                                                          2
    Concord's Reasons for the Merger                                                           3
    Core Data's Reasons for the Merger                                                         3
    Interests of Certain Persons in the Merger                                                 3
    Regulatory Approvals                                                                       3
    Conditions to the Merger                                                                   4
    Termination of the Merger Agreement                                                        4
    No Solicitation of Competing Transactions                                                  5
    Appraisal Rights                                                                           5
    Certain United States Federal Income Tax Aspects                                           5
SUMMARY SELECTED FINANCIAL DATA                                                                6
    Selected Historical Consolidated Financial Data of Core Data                               6
    Selected Historical Consolidated Financial Data of Concord                                 6
    Comparative Market Price Data                                                              7
THE SPECIAL MEETING                                                                            9
    General                                                                                    9
    Matters to Be Considered at the Special Meeting                                            9
    Record Date                                                                                9
    Quorum                                                                                     9
    Required Vote                                                                              9
    Proxies                                                                                    9
    Solicitation of Proxies                                                                   10
THE MERGER                                                                                    11
    Background of the Merger                                                                  11
    Concord's Reasons for the Merger                                                          11
    Core Data's Reasons for the Merger; Recommendation of the Core Data Board of Directors    12
    Interests of Certain Persons in the Merger; Conflicts of Interest                         12
    Form of the Merger                                                                        13
    Merger Consideration                                                                      13
    Escrow                                                                                    13
    Procedures for Surrender of Core Data Shares                                              14
    Appraisal Rights                                                                          14
    Certain United States Federal Income Tax Aspects                                          15
    Federal Securities Law Consequences                                                       16
    Certain Other Effects of the Merger                                                       16
    Forward-Looking Statements May Prove Inaccurate; Risk Factors                             16
THE MERGER AGREEMENT                                                                          17
    The Merger                                                                                17
    Structure of the Merger                                                                   17
    Conversion and Exchange of Securities                                                     17
    Effective Time                                                                            17
    Representations and Warranties                                                            17
    Business of Core Data Pending the Merger and Other Agreements                             19
    No Solicitation by Core Data                                                              20
    Additional Agreements of Concord and Core Data                                            21
    Fees and Expenses                                                                         21
    Directors' and Officers' Insurance and Indemnification                                    21
    Amarillo Operations                                                                       21
    Pre-Closing Divestitures                                                                  21
    What Is Needed to Complete the Merger                                                     22
    Escrow                                                                                    23
    Termination of the Merger Agrement                                                        24
    Waiver and Amendment of the Merger Agreement                                              24
VOTING AGREEMENTS                                                                             26
REGULATORY MATTERS                                                                            26
BUSINESS OF CONCORD                                                                           27
INFORMATION ABOUT CORE DATA                                                                   27
    Business of Core Data                                                                     27
    Shares of Common Stock  and Principal Holders Thereof                                     28
DESCRIPTION OF CONCORD CAPITAL STOCK                                                          28
    Capital Stock                                                                             28
    Dividend Rights                                                                           28
    Voting Rights                                                                             28
    Change of Control                                                                         29
    Liquidation Rights                                                                        29
    Preemption, Conversion and Redemption                                                     29
    Miscellaneous                                                                             29
COMPARISON OF RIGHTS OF CORE DATA AND CONCORD STOCKHOLDERS                                    30

    Size of the Board and Qualifications of Directors                                         30
    Quorum and Voting of Board Members                                                        30
    Board Meetings                                                                            30
    Removal of Directors                                                                      30
    Action by Committees                                                                      30
    Amendments to the Core Data Charter and the Concord Charter                               30
    Amendments to the Core Data By-laws or the Concord By-laws                                30
    Restrictions on Adoption of a Plan of Merger                                              30
    Restrictions on Special Meetings of the Stockholders                                      30
    Notice of Meetings                                                                        31
    Preemptive Rights                                                                         31
    Transfer Restrictions                                                                     31
    Transactions with Interested Stockholders                                                 31
EXPERTS                                                                                       31
LEGAL OPINIONS                                                                                31
WHERE YOU CAN FIND MORE INFORMATION                                                           31

Annex A                          Agreement and Plan of Merger
Annex B                          Form of Voting Agreement
Annex C                          Form of Indemnity Escrow Agreement
Annex D                          Article 5.12 of the Texas Business Corporation Act

                                     SUMMARY

     This Summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred. See "Where You Can Find More Information" (page 31). We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this Summary.

     In the merger, Big Sky Merger Corp., a newly formed subsidiary of Concord, will merge with and into Core Data, the surviving corporation in the merger. Following the merger, Core Data will be a direct wholly owned subsidiary of Concord. You will receive Concord common stock in exchange for your shares of Core Data common stock.

     The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

The Companies

Core Data Resources, Inc.
2201 Civic Circle
Amarillo, Texas 79109
(806) 457-4000

     Core Data Resources, Inc. is in the business of providing automatic teller machine (ATM) processing and related services to financial institutions, retailers and independent sales organizations nationwide. Core Data's primary activities consist of ATM driving, ATM management, Internet-based reporting, data processing and gateway services.

     For further information concerning Core Data, see "SUMMARY SELECTED FINANCIAL DATA--Selected Historical Consolidated Financial Data of Core Data," and "INFORMATION ABOUT CORE DATA".

Concord EFS, Inc.
2525 Horizon Lake Drive
Suite 120
Memphis, Tennessee 38133
(901) 371-8000

     Concord EFS, Inc. is a leading, vertically integrated electronic transaction processor. We acquire, route, authorize, capture and settle virtually all types of electronic payment and deposit access transactions for financial institutions and merchants nationwide. Our primary activities consist of Network Services, which provides automatic teller machine (ATM) processing, debit card processing, deposit risk management and coast-to-coast debit network access principally for financial institutions, and Payment Services, which provides payment processing for supermarkets, major retailers, petroleum dealers, convenience stores, restaurants, trucking companies and independent retailers.

     For further information concerning Concord, see "SUMMARY SELECTED FINANCIAL DATA--Selected Historical Consolidated Financial Data of Concord," "BUSINESS OF CONCORD," and "WHERE YOU CAN FIND MORE INFORMATION."

Big Sky Merger Corp.
1100 Carr Road
Wilmington, Delaware 19809
(302) 791-8000

     Big Sky Merger Corp. is a company formed by Concord on February 27, 2002 solely for use in the merger.

     What You Will Receive in the Merger (page 13)

     As a result of the merger each share of Core Data common stock that you own will be converted into the number of shares of Concord common stock determined in accordance with the merger agreement.

     Holders of shares of Core Data common stock can generally expect to receive approximately 21.4247 shares of Concord common stock for each share of Core Data common stock held. In calculating the consideration payable to you, Concord will be entitled to rely on certain representations made by Core Data. If these representations prove inaccurate, Concord will have the right to adjust the ratio at which shares of Core Data common stock are to be converted in the merger. The merger consideration is generally intended to provide to Core Data stockholders 1,985,000 shares of Concord common stock, subject to adjustment under certain circumstances. This amount is to be delivered by Concord at the closing. The above formula represents an aggregate value of approximately $65 million, based on an assumed Concord share price of $32.64.

     The table below sets forth an example of the exchange of shares of Core Data common stock into shares of Concord common stock as a result of the merger. If the merger had closed on March 22, 2002 and you owned 1,000 shares of Core Data common stock, then you would receive the following:

Example of Exchange Values:

-----------------------------------------------------------------------------------------------------------------------------------
If you own 1,000        You would receive this many      You would receive this      The indemnity agent    The indemnity agent
shares of Core Data     shares of Concord common         amount of cash in lieu of   will receive this      will receive this amount
common stock            stock (excluding shares          fractional shares           many shares of         of cash in lieu of
                        subject to the indemnity fund)                               Concord common stock   fractional shares
-----------------------------------------------------------------------------------------------------------------------------------
                               19,282                           $21.05                     2,142                  $2.34

     The example above has been calculated on a fully-diluted basis based upon 92,650 shares of Core Data common stock being exchanged in the merger. This number reflects the number of shares of Core Data common stock outstanding as of the record date. If the total number of shares of Core Data common stock outstanding as of the merger is greater than 92,650, on a fully-diluted basis, or upon the occurrence of certain other events, the exchange ratio will be adjusted accordingly. For a description of the circumstances under which the exchange ratio may be adjusted, see "THE MERGER--Merger Consideration."

     The cash in lieu of fractional share amount listed in the previous table is only an example, as this number will be based on the per share Concord closing price on the last trading day before the date on which the merger occurs.

     Escrow (page 13)

     Under the merger agreement, Concord and its affiliates will be indemnified against any losses that may arise in the event of a breach by Core Data of its warranties, covenants or obligations in the merger agreement. To meet this obligation, the parties will establish an indemnity fund. After the merger, Concord will cause 10% of the whole shares of Concord common stock issuable to Core Data stockholders in connection with the merger, and 10% of any amount payable in respect of fractional shares, to be deposited with First Tennessee Bank National Association, as indemnity agent. The indemnity fund will be governed by a separate indemnity escrow agreement, which will be substantially in the form attached as Annex C.

     A stockholder representative, who will initially be C. Campbell Burgess, will represent the former Core Data stockholders whose shares of Concord common stock are held in the indemnity fund. The person acting as the stockholder representative can be changed by Core Data prior to the merger or by the holders of a majority in interest of the shares in the indemnity fund at any time upon not less than ten days' prior written notice to Concord and the indemnity agent. The indemnity fund and indemnification obligations will end one year after the effective time of the merger, except with respect to any pending or outstanding indemnity claims. At that time, if no indemnity claim has been made, the shares of Concord common stock in the indemnity fund will be released to the former holders of shares of Core Data common stock in accordance with the indemnity agreement.

     The Special Meeting (page 9)

     At the special meeting, the holders of shares of Core Data common stock will be asked to approve and adopt the merger agreement. The close of business
on           , 2002 is the record date for determining whether you are entitled
   ----------
to vote at the special meeting. At that date, there were 92,650 shares of Core Data common stock outstanding. Each share is entitled to one vote at the special meeting.

     The vote of two-thirds of the outstanding shares of Core Data common stock is required to approve and adopt the merger agreement.

Voting Agreements (page 26)

     As a condition to Concord's willingness to enter into the merger agreement, Concord has entered into separate voting agreements with certain of Core Data's stockholders. These stockholders have agreed, without any additional consideration being paid to them, to vote all of their shares in favor of the merger. Stockholders owning, as of the record date, 64,500 shares, representing approximately 70% of the shares of Core Data common stock then outstanding, have entered into such voting agreements with Concord.

     APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE CORE DATA STOCKHOLDERS IS THEREFORE ASSURED. HOWEVER, BECAUSE THERE ARE OTHER CONDITIONS TO CLOSING THAT HAVE NOT YET BEEN FULFILLED, THE CLOSING OF THE MERGER IS NOT ASSURED.

Concord's Reasons for the Merger (page 11)

     Concord's purpose for engaging in the transactions contemplated by the merger agreement is to acquire control of, and the entire equity interest in, Core Data. Concord believes that the acquisition of Core Data will enhance Concord's existing business.

     To review Concord's reasons for the merger in greater detail, see "THE MERGER--Concord's Reasons for the Merger."

Core Data's Reasons for the Merger (page 12)

     The Core Data Board of Directors unanimously approved the merger agreement and the merger and recommends that you vote to approve and adopt the merger agreement. The Core Data Board of Directors believes that the merger is fair to and in the best interests of Core Data and its stockholders. In reaching its decision, the Core Data Board of Directors considered a number of factors, including the following:

..    the historical financial performance, business operations, financial condition and prospects of Concord;

..    the financial and other significant terms of the proposed merger, including the terms and conditions of the merger agreement;

..    the combination of expertise and resources of the two companies; and

..    the compatibility of management and business of Core Data and Concord.

     To review Core Data's reasons for the merger in greater detail, see "THE MERGER--Core Data's Reasons for the Merger; Recommendation of the Core Data Board of Directors."

Interests of Certain Persons in the Merger (page 12)

     In considering the recommendation of the Core Data Board of Directors regarding the merger, you should be aware of the interests that certain officers and directors of Core Data have in the merger that are different from your and their interests as stockholders.

     The current officers and directors of Core Data will be indemnified by Concord with respect to acts or omissions occurring at or prior to the time of the merger, to the same extent as such persons are presently indemnified.

     In connection with the merger agreement, Concord and Core Data entered into an employment agreement with each of C. Campbell Burgess, Keevin Clark and Todd Clark. It is a condition to Concord's obligation to consummate the merger that each of these agreements be in full force and effect and that each of these individuals be employed by Core Data at the effective time of the merger, except in the event of death or disability. Pursuant to these agreements, these individuals are entitled to various benefits, including the right to receive options to acquire shares of Concord Common Stock following the effective time of the merger.

     In addition, under the merger agreement, Concord has agreed to reserve certain shares of its common stock for grants under its stock option plan to certain employees of Core Data who remain employees of Core Data. Such grants shall be determined by the Board of Directors of Concord in its sole discretion after consultation with the Chief Executive Officer of Core Data, and may include grants to individuals who are members of management of Core Data. These options shall be granted after the closing of the merger.

     The Core Data Board of Directors recognized all the interests described above and concluded that these interests did not detract from the fairness of
the merger to the Core Data stockholders. Please refer to page    for more
                                                               --
information concerning the interests of Core Data's directors and officers. See "THE MERGER--Interests of Certain Persons in the Merger; Conflicts of Interest."

Regulatory Approvals (page 26)

     In order to consummate the merger, regulatory approval under the Bank Holding Company Act of 1956 must be obtained. Concord has filed the applicable notice with the Board of Governors of the Federal Reserve System and filed copies with the Department of Justice and Federal Trade Commission. In addition, the parties must comply with applicable Federal and state securities and corporate laws.

Conditions to the Merger (page 22)


     Concord and Core Data are not obligated to complete the merger unless a number of conditions are satisfied or waived by them. These include the following:

..    the holders of two-thirds of the outstanding shares of Core Data common stock must vote to approve and adopt the merger agreement;

..    the shares of Concord common stock to be issued in the merger must be authorized for quotation on the Nasdaq National Market System (Nasdaq);

..    the relevant governmental authorities and other third parties must approve the merger;

..    there must be no law, injunction or order that makes the merger or any of the transactions contemplated by the merger agreement illegal;

..    the registration statement on Form S-4 of which this proxy statement and prospectus is a part shall be declared effective;

..    no governmental entity must have instituted any suit relating to the merger agreement or the transactions contemplated thereby;

..    Core Data, Concord and Big Sky Merger Corp. must perform, in all material respects, all of their obligations under the merger agreement;

..    with certain exceptions, Concord and Core Data must each certify to the other that its representations and warranties contained in the merger agreement are true and correct, in all material respects;

..    Concord and Core Data must each receive an opinion from its respective tax counsel that, among other things, the merger will qualify for U.S. federal income tax purposes as a tax-free reorganization;

..    Concord must receive a certificate from officers of Core Data as to Core
     Data's then current capital structure;

..    each Core Data stockholder shall have executed a general release in favor of Core Data, Concord and Big Sky Merger Corp;

..    the indemnity agreement must be executed by the indemnity agent and the stockholder representative and delivered to Concord;

..    Each of the divestiture transactions contemplated by the merger agreement must have been completed as provided in that agreement;

..    C. Campbell Burgess, Todd Clark and Keevin Clark must be employed by Core
     Data at the closing;

..    there must be no material adverse change in the business of Core Data since
     December 31, 2001; and

..    other customary contractual conditions specified in the merger agreement must be satisfied.

     The party entitled to the benefit of some of these conditions may waive these conditions. Neither Concord nor Core Data can make assurances that the conditions will be satisfied or waived or that the merger will occur. See "THE MERGER AGREEMENT--What is Needed to Complete the Merger."

Termination of the Merger Agreement (page 24)

     Core Data and Concord can agree at any time to terminate the merger agreement without completing the merger, and the merger agreement may be terminated by either company if any of the following occurs:

..    the other party materially breaches any of its representations, warranties or obligations under the merger agreement and does not cure such breach within 30 business days of receiving notice of it;

..    the merger is not completed by September 4, 2002, subject to extension until December 4, 2002 to obtain certain governmental approvals; or

..    a court or other governmental authority seeks to prohibit the merger or the ownership, operation or control by Core Data, Concord or any of their subsidiaries of any portion of their business or assets.

..    Core Data may also terminate the merger agreement if, after all of the closing conditions have been satisfied or waived, Concord's average price over a specified period of time prior to the closing of the merger is less than $24 and Concord's average price prior to the merger has declined to a greater extent than an index specified in the merger agreement which represents a discounted average of the stock prices of certain comparable publicly traded companies. If Core Data chooses to terminate the merger agreement under these circumstances, Concord may increase the number of Concord shares to be issued in exchange for each share of Core Data common stock, up to a total of 2,382,000 shares for all shares of Core Data common stock, in which case the merger agreement will remain in effect and, subject to the satisfaction of all other conditions, the merger will be completed.

     In addition, Concord may terminate the merger agreement if any of the following occurs: o Core Data stockholders do not approve the merger agreement;

..    the Core Data Board of Directors fails to recommend or modifies or withdraws its recommendation in favor of the merger or its declaration that the merger is fair to and in the best interest of Core Data and Core Data's stockholders;

..    if any other person or entity becomes the beneficial owner of 20% or more of the shares of Core Data common stock; or

..    if the Core Data Board of Directors recommends in favor of any takeover proposal other than the merger with Concord or resolves to do so.

No Solicitation of Competing Transactions (page 20)

     The merger agreement restricts Core Data's ability to solicit, initiate, encourage or enter into any alternative acquisition transactions with third parties. Core Data must promptly notify Concord if it receives offers, proposals or expressions of interest for any such alternative transactions.

Appraisal Rights (page 14)

     IF YOU OBJECT TO THE MERGER, TEXAS LAW PERMITS YOU TO SEEK RELIEF AS A DISSENTING STOCKHOLDER.

     If you are a Core Data stockholder and wish to dissent, you must deliver to Core Data, prior to the taking of the vote on the merger at the special meeting, a written objection to the merger, setting out that your right to dissent will be exercised if the merger is effective and giving your address, to which notice of the merger shall be delivered or mailed in that event. Core Data will deliver notice to you in the event that the merger is approved, and you must, within ten
(10) days from the delivery or mailing of the notice, make written demand on Core Data for payment of the fair value of your shares. A proxy or vote against the merger is not sufficient to make this demand. You also must not vote in favor of the merger agreement.

     The provisions of Texas law relating to the exercise of appraisal rights are complicated and failure to strictly adhere to such provisions may terminate or waive your appraisal rights. Therefore, if you decide to exercise your appraisal rights to obtain an appraisal of the fair value of your shares, you may wish to consult with a qualified attorney.

     A copy of Article 5.12 of the Texas Business Corporation Act, which governs this process, is attached as Annex D to this proxy statement and prospectus.

Certain United States Federal Income Tax Aspects (page 15)

     It is a condition to complete the merger that Core Data and Concord each receive an opinion of its respective tax counsel. The opinion of tax counsel must conclude, among other things, based on certain assumptions and representations of the parties regarding the facts existing at the effective time of the merger, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor to understand fully the tax consequences of the merger to you. See "THE MERGER--Certain United States Federal Income Tax Aspects." (page 15)

                         SUMMARY SELECTED FINANCIAL DATA

          Selected Historical Consolidated Financial Data of Core Data

     Core Data is providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical financial data presented below for fiscal years 2000 and 2001 have been derived from Core Data's consolidated financial statements.

                                              Year Ended          Year Ended
                                           December 31, 2000   December 31, 2001
                                           -----------------   -----------------
Income Statement Data:
Revenue                                      $ 10,594,654        $ 17,800,684
Cost of services and operations                 4,914,602           6,654,447
Operating Expenses                              9,993,529          15,424,408
                                             ------------        ------------

Net income from operations                        601,125           2,376,276
Other income (loss)                               173,280             (37,357)
                                             ------------        ------------
                                             ------------        ------------
Income before taxes                               774,405           2,338,919
                                             ------------        ------------
Income before minority interest                   512,734           1,443,905
                                             ------------        ------------

Net income                                   $    570,730        $  1,452,969
                                             ------------        ------------

Basic earnings per share unit                        6.51        $      15.68

Balance Sheet Data:
Working capital                              $   (545,681)       $    106,466
Total assets                                 $  8,511,784        $ 16,942,580
Long-term liabilities                        $  1,832,991        $  2,179,262
Total stockholders' equity                   $  1,319,789        $  2,780,258

This financial information does not reflect the effect of the divestiture transactions contemplated by the merger agreement to be completed prior to the merger. See "THE MERGER--Pre-Closing Divestitures". In addition, Core Data has informed Concord that it has excluded from property and equipment certain costs of internally developed software which should be capitalized in order to conform with accounting principles generally accepted in the United States of America. Core Data's management has not determined the effects of this departure to the consolidated financial statements.

           Selected Historical Consolidated Financial Data of Concord

     Concord is providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical consolidated financial data presented below have been derived from Concord's audited consolidated financial statements. As this information is only a summary, it should be read in conjunction with Concord's historical consolidated financial statements (and related notes) contained in the annual report and other information that Concord has filed with the Securities and Exchange Commission (SEC), which are incorporated by reference into this proxy statement and prospectus.

                                                                   Year Ended December 31,
                                                 1997          1998          1999            2000          2001
                                               ---------    ----------    ----------      ----------     ----------
                                                    (in thousands except per share and per transaction amounts)
Income Statement Data:
Revenue                                        $ 622,573    $  812,824    $1,060,010      $1,407,140     $1,707,002
Cost of operations                               421,969       552,469       735,467       1,009,954      1,203,815
Selling, general and administrative expenses      87,257        90,936        92,334          91,995         90,529
Acquisition expenses and restructuring
  charges                                             --            --        36,189          11,691        125,362
                                               ---------    ----------    ----------      ----------     ----------

Operating income                                 113,347       169,419       196,020         293,500        287,296
Interest income (expense), net                    (1,688)        2,604        16,251          37,243         57,594
Equity in earnings (loss) of subsidiary             (165)          281            --              --             --
                                               ---------    ----------    ----------      ----------     ----------

Income before taxes and minority interest        111,494       172,304       212,271         330,743        344,890
Income taxes                                      45,081        65,709        82,906         120,220        127,958
Minority interest in net income of
  subsidiary                                          --            --           124             597            526
                                               ---------    ----------    ----------      ----------     ----------
Net income                                     $  66,413    $  106,595    $  129,241      $  209,926     $  216,406
                                               ---------    ----------    ----------      ----------     ----------
Basic earnings per share                       $    0.15    $     0.24    $     0.28      $     0.44     $     0.44

                                                                   Year Ended December 31,
                                                 1997          1998         1999            2000           2001
                                               ---------    ----------   ----------      ----------      ----------
                                                   (in thousands except per share and per transaction amounts)
Diluted earnings per share                     $    0.15    $     0.23   $     0.27(1)   $     0.42(1)   $     0.42(1)
Basic shares                                     445,168       448,470      463,686         478,358         494,747
Diluted shares                                   456,762       462,792      479,734         495,993         516,958

Other Data:
Number of transactions processed (in
  millions)                                        4,404         5,537        6,592           8,004           9,127
Operating income per transaction               $   0.026    $    0.031   $    0.035(2)   $    0.038(2)   $    0.045(2)

Balance Sheet Data:
Working capital                                $ 159,002    $  296,137   $  525,272      $  754,999      $1,426,227
Total assets                                   $ 798,700    $1,002,282   $1,301,067      $1,828,286      $2,729,445
Long-term debt, less current maturities        $ 174,711    $  190,625   $   89,268      $  109,911      $  119,458
Total stockholders' equity                     $ 376,354    $  493,248   $  855,421      $1,132,531      $1,858,587

----------
(1) Excluding acquisition expenses and restructuring charges and related taxes, diluted earnings per share for the years ended 1999, 2000 and 2001 were $0.33, $0.44 and $0.59, respectively.
(2) Amounts exclude acquisition expenses and restructuring charges. Including such charges, operating income per transaction in 1999, 2000 and 2001 was $0.030, $0.037 and $0.031, respectively.

The selected consolidated financial data has been restated for all periods presented to reflect the business combinations of Concord with Digital Merchant Systems of Illinois, Inc. and American Bankcard International, Inc. on June 30, 1998, Electronic Payment Services, Inc. on February 26, 1999, National Payment Systems, Inc. d/b/a Card Payment Systems on January 31, 2000, Cash Station, Inc. on August 21, 2000 and Star Systems, Inc. on February 1, 2001, each of which was accounted for as a pooling of interests. Net income per share has been restated for all periods presented to reflect all stock splits.

Comparative Market Price Data

     Concord. Concord common stock is traded on Nasdaq under the symbol "CEFT." Concord has never paid cash dividends and has no plans to do so in the future. The following table presents certain historical trading information for Concord common stock.

                                                                  Concord
                                                              Common Stock(1)
                                                             ------------------
                                                               High       Low
                                                             -------    -------
Year Ended December 31, 2002
First Quarter (through March 21, 2002)                       $ 34.38    $ 24.75
Year Ended December 31, 2001
Fourth Quarter                                               $ 33.36    $ 23.65
Third Quarter                                                  30.83      21.08
Second Quarter                                                 28.47      18.72
First Quarter                                                  24.97      17.00

Year Ended December 31, 2000
Fourth Quarter                                               $ 24.06    $ 16.50
Third Quarter                                                  18.25      12.84
Second Quarter                                                 14.56       9.31
First Quarter                                                  14.00       7.66

----------

(1) The common stock prices have been restated to reflect all stock splits.

     On March 4, 2002, the last trading day prior to the public announcement of the merger agreement, the last sale price of Concord common stock, as reported by Nasdaq, was $33.35. On March 21, 2002, the last trading date prior to the date of this proxy statement and prospectus, the last sale price of Concord common stock, as reported by Nasdaq, was $32.64.

     THE MARKET PRICE OF CONCORD COMMON STOCK FLUCTUATES AND YOU ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CONCORD COMMON STOCK.

     Core Data. Because there is no established trading market for the shares of Core Data common stock, information with respect to market prices of the shares of Core Data common stock and the equivalent per share market prices of Concord common stock have been omitted.

                               THE SPECIAL MEETING

General

     This proxy statement and prospectus is being furnished in connection with the solicitation of proxies by the Core Data Board of Directors for use at the special meeting of holders of shares of Core Data common stock. This proxy statement and prospectus, the attached Notice of Special Meeting of Stockholders and the enclosed form of proxy are first being mailed to stockholders of Core
Data on or about [          ], 2002.
                  ----------

Matters to Be Considered at the Special Meeting

     At the Core Data special meeting, holders of shares of Core Data common stock will be asked to consider and vote on a proposal to approve and adopt the merger and the merger agreement.

     After careful consideration, the Core Data Board of Directors has unanimously declared that the merger agreement and the merger are advisable and fair to and in the best interests of Core Data and its stockholders. THE CORE DATA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF CORE DATA COMMON STOCK VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

Record Date

     The record date for the determination of the stockholders entitled to notice of and to vote at the special meeting shall be fixed as the date on which notice of the meeting is mailed or delivered. As of the close of business on the record date, there were 92,650 shares of Core Data common stock outstanding. No other voting interests of Core Data are outstanding. Each holder of a share of Core Data common stock is entitled to one vote for each share of Core Data common stock held as of the record date. As of the record date, the directors and executive officers of Core Data beneficially owned 89,290 (approximately 96%) of the outstanding shares of Core Data common stock.

Quorum

     The presence at the special meeting, in person or by proxy, of the holders of the majority of outstanding shares of Core Data common stock will constitute a quorum for the transaction of business at the special meeting. Abstentions and non-votes will be considered present at the special meeting for the purpose of determining the presence of a quorum. If a quorum is not present, the special meeting may be adjourned from time to time (not to exceed 60 days) until a quorum is obtained.

Required Vote

     Assuming a quorum is present, the affirmative vote of stockholders holding at least two-thirds of the outstanding shares of Core Data common stock is required to approve and adopt the merger agreement. Abstentions and non-votes will have the same effect as a vote against the approval and adoption of the merger agreement.

     As a condition of Concord's willingness to enter into the merger agreement, certain stockholders of Core Data have entered into voting agreements with Concord, each dated as of March 4, 2002. Under the voting agreements, each of these stockholders has agreed, without any additional consideration being paid to it, to vote all of the shares of Core Data common stock held by it in favor of approving and adopting the merger agreement. As of the record date, these stockholders in the aggregate beneficially held 64,500 (approximately 70%) of the outstanding shares of Core Data common stock.

     APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE CORE DATA STOCKHOLDERS IS THEREFORE ASSURED. HOWEVER, BECAUSE THERE ARE OTHER CONDITIONS TO CLOSING THAT HAVE NOT YET BEEN FULFILLED, CLOSING OF THE MERGER IS NOT ASSURED.

Proxies

     This proxy statement and prospectus is accompanied by a form of proxy to be used at the Core Data special meeting. Core Data stockholdeers are requested to complete, sign and date the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Core Data.

     Shares of Core Data common stock represented by properly executed proxies will, unless revoked, be voted in accordance with the instructions indicated or, if no instructions are indicated, will be voted for approval and adoption of the merger agreement, and in the best judgment of the individuals named in the proxy on any other matters which may properly come before the special meeting.

     You may revoke any proxy you have given at any time prior to its being voted by filing a notice of revocation or a duly executed proxy bearing a later date with the Secretary of Core Data. You may also revoke your proxy by attending the special meeting and voting in person.

     You may abstain from voting by properly marking the "ABSTAIN" box on the proposal from which you wish to abstain. Your abstention will be counted as present for the purpose of determining the existence of a quorum. Abstentions will have the same effect as a vote against the approval and adoption of the merger agreement.

Solicitation of Proxies

     Proxies are being solicited by and on behalf of the Core Data Board of Directors. It is estimated that less than $10,000.00 will be spent in connection with the solicitation of the Core Data stockholders. Core Data will bear the cost the solicitation of proxies from its stockholders. Concord and Core Data will share equally all expenses related to printing this proxy statement and prospectus and all the SEC and other regulatory filing fees incurred in connection with this proxy statement and prospectus. See "THE MERGER AGREEMENT -- Fees and Expenses." In addition to soliciting proxies by mail, officers, directors, and employees of Core Data, without receiving additional compensation, may solicit proxies by telephone, in person or by other means.

                                   THE MERGER

Background of the Merger

     The past five years have been a period of substantial and rapid growth for Core Data. During this period, Core Data has significantly increased the number of ATM and POS transactions processed annually. The past several years have also been a time of considerable change in the electronic funds transfer industry, primarily characterized by intensified competition and increased consolidation.

     Over the past six months, the Core Data Board of Directors reviewed Core Data's long-range goals and strategies in light of the trends and developments in the industry. In order to fulfill its long-term goals for growth, Core Data determined that it was necessary for Core Data to join with a strategic business partner, which could provide Core Data with the resources necessary to achieve its goals.

     During the first quarter of 2002, the Core Data Board of Directors began a series of discussions concerning strategic partnerships with payment processing companies. The Core Data Board of Directors established the following criteria for evaluating potential strategic partners:

..    ATM processing experience;

..    compatible business strategies;

..    broad product base to allow cross-selling opportunities; and

..    a publicly traded company with sufficient capital resources.

     In January, Core Data contacted Concord and other potential candidates to discuss a variety of strategic options.

     On January 24, 2002, Core Data and Concord entered into a Confidentiality Agreement and held a conference call to determine the potential benefits of a business combination.

     On January 29, 2002, representatives of Core Data and Concord met in Memphis, Tennessee to discuss a possible business combination.

     On February 7 and 8, 2002, Concord conducted legal and business due diligence in Amarillo, Texas.

     On February 11, 2002, Concord's legal counsel distributed the form of proposed merger agreement to Core Data and its legal counsel.

     On February 18 and 19, 2002, Core Data and Concord met in Memphis, Tennessee to further discuss the benefits of a merger.

     On February 20, 2002, Concord received formal comments on the form of merger agreement from Core Data's legal counsel.

     From February 20, 2002 through March 4, 2002, Core Data and Concord, as well as their legal counsel, held various discussions regarding the merger agreement and the other documents contemplated by the merger agreement. During this same period, management of Core Data and Concord continued to discuss the financial and business terms of the proposed merger.

     On March 4, 2002, the Core Data Board of Directors unanimously determined that the form of merger agreement was fair and in the best interests of the Core Data shareholders and unanimously approved the merger agreement and the other documents contemplated by the merger agreement, allowing for such changes to form as the signing officer deemed appropriate.

     Authorized officers of Core Data, Concord and Big Sky Merger Corp. executed the merger agreement and other documents contemplated by the merger agreement on March 4, 2002.

     The execution of the merger agreement was publicly announced on March 5, 2002.

Concord's Reasons for the Merger

     Concord's purpose for engaging in the transactions contemplated by the merger agreement is to acquire control of, and the entire equity interest in, Core Data. Concord believes that the acquisition of Core Data will enhance Concord's existing business.

The structure of the merger was established to achieve the business objectives of Concord in light of relevant financial, legal, tax and other considerations.

Core Data's Reasons for the Merger; Recommendation of the Core Data Board of Directors

     The Core Data Board of Directors believes the merger will be beneficial to Core Data and in the best interests of the shareholders and that its shareholders should vote FOR the merger.

     The Core Data Board of Directors has recommended the merger in order to enable Core Data to achieve its long-range objectives and in response to the trends and developments in the electronic funds transfer industry. The Core Data Board of Directors believes that the environment for the processing of off-premises ATMs will require the resources of a large, well-established payment processor such as Concord.

     The Core Data Board of Directors believes that the merger will provide Core Data with cross-selling opportunities. Furthermore, Core Data expects that the merger will allow Core Data to develop technological and product enhancements that will increase Core Data's competitiveness. Additionally, Core Data expects that the merger will create cost efficiencies in telecommunications and gateway expenses.

     The Core Data Board of Directors also considered the following factors that it believes would contribute to the success of Core Data as a part of the Concord organization, all of which it deemed favorable, in reaching its decision to approve the merger and the merger agreement:

..    the historical financial performance, business operations, financial condition and prospects of Concord;

..    the financial and other significant terms of the proposed merger, including the terms and conditions of the merger agreement;

..    the combination of expertise and resources of the two companies; and

..    the compatibility of management and business of Core Data and Concord.

     The Core Data Board of Directors also considered potentially negative factors that could arise in connection with the merger.
These include:

..    the substantial management time and effort required to effectuate the merger;

..    the transaction costs association with the merger;

..    the loss or substantial reduction of control over Core Data's operations;

..    the business risk of Concord's existing businesses; and

..    the market risks of holding publicly traded stock.

     If the merger is not completed, Core Data will continue to purse its existing business strategy. In addition, Core Data may consider other business combination opportunities or financing alternatives if the merger is not completed.

     The foregoing discussion of information and factors considered and given weight by the Core Data Board of Directors is not intended to be exhaustive, but is believed to include all of the material factors considered by the Core Data Board of Directors. In view of the variety of factors considered in connection its evaluation of the merger, the Core Data Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendations. In addition, individual members of Core Data's Board of Directors may have given different weights to different factors.

     The Core Data Board of Directors has unanimously approved the merger agreement and unanimously recommends that you vote to approve and adopt the merger agreement and approve the merger.

Interests of Certain Persons in the Merger; Conflicts of Interest

     In considering the recommendation of the Core Data Board of Directors with respect to the merger, stockholders of Core Data should be aware that certain of Core Data's directors and members of Core Data's management have certain interests in the merger. The Core Data Board of Directors was aware of these possible conflicts of interest and carefully considered them in reaching its determination that the merger was fair to the Core Data stockholders.

     The current officers and directors of Core Data will be indemnified by Concord with respect to acts or omissions of these persons occurring at or prior to the completion of the merger, to the same extent as these persons presently are indemnified under the charter document of Core Data.

     In connection with the merger agreement, Concord and Core Data entered into an employment agreement with each of C. Campbell Burgess, Keevin Clark and Todd Clark. It is a condition to Concord's obligation to consummate the merger that each of these agreements be in full force and effect and that each of these individuals be employed by Core Data at the effective time of the merger, except in the event of death or disability. Pursuant to these agreements, these individuals are entitled to various benefits, including the right to receive options to acquire shares of Concord Common Stock following the effective time of the merger.

     In addition, under the merger agreement, Concord has agreed to reserve certain shares of its common stock for grants under its stock option plan to certain employees of Core Data who remain employees of Core Data. Such grants shall be determined by the Board of Directors of Concord in its sole discretion after consultation with the Chief Executive Officer of Core Data, and may include grants to individuals who are members of management of Core Data. These options shall be granted after the closing of the merger.

Form of the Merger

     If the holders of shares of Core Data common stock approve and adopt the merger agreement and all other conditions to the merger are satisfied or waived, Big Sky Merger Corp. will be merged with and into Core Data. Core Data will be the surviving corporation after the merger and will be a direct wholly owned subsidiary of Concord. Concord and Core Data anticipate that the merger will occur as promptly as practicable after the special meeting, with the filing of articles of merger with the Texas Secretary of State.

Merger Consideration

     The merger agreement provides that, upon consummation of the merger, as consideration for the merger, each share of Core Data common stock will be converted into shares of Concord common stock according to the provisions of the merger agreement.

     The merger consideration is generally intended to provide to the holders of shares of Core Data common stock 1,985,000 shares of Concord common stock. This amount is to be delivered by Concord at the closing. Based upon the number of outstanding shares of Core Data common stock as of the date of the merger agreement, on a fully-diluted basis, if the merger had closed on March 4, 2002, each share of Core Data common stock outstanding would be converted into the right to receive approximately 21.4247 shares of Concord common stock. A greater number of shares of Core Data common stock outstanding as of the merger will result in a lower exchange ratio.

     In addition, Core Data may terminate the merger agreement if, after all of the closing conditions have been satisfied or waived, Concord's average price over a specified period of time prior to the closing of the merger is less than $24 and Concord's average price prior to the merger has declined to a greater extent than an index specified in the merger agreement which represents a discounted average of the stock prices of certain comparable publicly traded companies. If Core Data chooses to terminate the merger agreement under these circumstances, Concord may increase the number of Concord shares to be issued in exchange for each share of Core Data common stock, up to a total of 2,382,000 shares for all shares of Core Data common stock, in which case the merger agreement will remain in effect and, subject to the satisfaction of all other conditions, the merger will be completed.

     If between the date of the merger agreement and the effective time of the merger Concord changes the outstanding shares of Concord common stock into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the merger agreement provides that the merger consideration paid to Core Data stockholders will be correspondingly adjusted to the extent appropriate to reflect these changes. In lieu of fractional shares of Concord common stock, Concord will pay to each holder who would otherwise be entitled to receive a fractional share an amount in cash equal to the product of (i) the last reported sale price per share of Concord common stock, as reported by Nasdaq, on the last trading day before the date of the effective time of the merger, and (ii) the fractional share interest to which such holder would otherwise be entitled.

Escrow

     Under the merger agreement, Concord and its affiliates will be indemnified against any losses that may arise in the event of a breach by Core Data of its warranties, covenants or obligations in the merger agreement. To meet this obligation, the parties will establish an indemnity fund. After the merger, Concord will cause 10% of the whole shares of Concord common stock issuable to Core Data stockholders in connection with the merger, and 10% of any amount payable in respect of fractional shares, to be deposited with First Tennessee Bank National Association, as indemnity agent. The indemnity fund will be governed by a separate indemnity escrow agreement, which will be substantially in the form attached as Annex C.

     A stockholder representative, who will initially be C. Campbell Burgess, will represent the former Core Data stockholders whose shares of Concord common stock are held in the indemnity fund. The person acting as the stockholder representative can be changed by Core Data prior to the merger or by the holders of a majority in interest of the shares in the indemnity fund at any time upon not less than ten days' prior written notice to Concord and the indemnity agent. The indemnity fund and indemnification obligations will end one year after the effective time of the merger, except with respect to any pending or outstanding indemnity claims. At that time, if no indemnity claim has been made, the shares of Concord common stock in the indemnity fund will be released to the former holders of shares of Core Data common stock in accordance with the indemnity agreement.

Procedures for Surrender of Shares of Core Data Common Stock

     As soon as practicable after the effective time of the merger, the exchange agent designated by Concord will mail a letter of transmittal, together with instructions, to the holders of record of shares of Core Data common stock. After receiving the letter of transmittal the Core Data stockholders will be able to surrender their shares of Core Data common stock to the exchange agent utilizing the letter of transmittal, and will receive in exchange a certificate representing the number of whole shares of Concord common stock (and cash in lieu of any fractional shares) to which they are entitled, less any Concord shares (and cash in lieu of any fractional shares) deposited with the indemnity agent for deposit into the indemnity fund. The letter of transmittal will be accompanied by instructions specifying other details of the surrender. Core Data stockholders should not send anything to the exchange agent until they receive a letter of transmittal.

     After the effective time of the merger and until surrendered, each share of Core Data common stock will represent only the right to receive upon surrender a certificate representing shares of Concord common stock and cash in lieu of fractional shares. No dividends or other distributions declared or made on Concord common stock with a record date after the effective time and no payment in lieu of fractional shares will be paid to the holder of any unsurrendered share of Core Data common stock until the holder of record surrenders all of its shares of Core Data common stock as provided in the letter of transmittal. Subject to the effect of applicable laws, after a Core Data stockholder surrenders all of its shares of Core Data common stock, it will be paid, without interest, (i) at the time of surrender or as promptly as practicable thereafter, the amount of any cash payable in lieu of fractional shares of Concord common stock to which it is entitled and the amount of dividends or other distributions with a record date on or after the effective time of the merger previously paid with respect to whole shares of its Concord common stock, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions with a record date on or after the effective time of the merger but prior to surrender and with a payment date on or after surrender payable with respect to whole shares of its Concord common stock.

     Concord and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable such amounts as they are required to deduct and withhold under the Internal Revenue Code of 1986 or any provision of state, local or foreign tax law. Concord and Core Data will treat any amounts so withheld as having been paid to the person in respect of whom such deduction and withholding was made.

Appraisal Rights

     IF YOU OBJECT TO THE MERGER, TEXAS LAW PERMITS YOU TO SEEK RELIEF AS A DISSENTING STOCKHOLDER.

     If you are a Core Data stockholder and wish to dissent, you must deliver to Core Data, prior to the taking of the vote on the merger at the special meeting, a written objection to the merger, setting out that your right to dissent will be exercised if the merger is effective and giving your address, to which notice of the merger shall be delivered or mailed in that event. Core Data will deliver notice to you in the event that the merger is approved, and you must, within ten
(10) days from the delivery or mailing of the notice, make written demand on Core Data for payment of the fair value of your shares. A proxy or vote against the merger is not sufficient to make this demand. You also must not vote in favor of the merger agreement.

     The provisions of Texas law relating to the exercise of appraisal rights are complicated and failure to strictly adhere to such provisions may terminate or waive your appraisal rights. Therefore, if you decide to exercise your appraisal rights to obtain an appraisal of the fair value of your shares, you may wish to consult with a qualified attorney.

     A copy of Article 5.12 of the Texas Business Corporation Act, which governs this process, is attached as Annex D to this proxy statement and prospectus.

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Certain United States Federal Income Tax Consequences

     Generally

     The following discussion summarizes the material United States federal income tax consequences of the merger. The discussion that follows is based on and subject to the Internal Revenue Code, Treasury Regulations under the Internal Revenue Code, existing administrative interpretations and court decisions as of the date of this proxy statement and prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. The following discussion does not address the effects of the merger under any state, local or foreign tax laws.

     The tax treatment of a Core Data stockholder may vary depending upon the stockholder's particular situation, and certain Core Data stockholders (including financial institutions, persons that acquired Core Data shares pursuant to exercising options or otherwise as compensation for services) may be subject to special rules not discussed below. Each Core Data stockholder is urged to consult its tax advisor with respect to the specific tax consequences of the merger, including the effect of United States federal, state and local, and foreign and other tax rules, and the effect of possible changes in tax laws.

     It is a condition to the obligation of Concord to effect the merger that Concord receive an opinion from its counsel, Sidley Austin Brown & Wood, and it is a condition to the obligation of Core Data to effect the merger that Core Data receive an opinion from its counsel, Gibson, Ochsner & Adkins, LLP, in each case substantially to the effect that for federal income tax purposes: (i) the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Core Data, Big Sky Merger Corp. and Concord will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code; (ii) no gain or loss will be recognized by Concord, Big Sky Merger Corp. or Core Data as a result of the merger; (iii) no gain or loss will be recognized by the stockholders of Core Data upon the conversion of their shares of Core Data common stock into shares of Concord common stock pursuant to the merger, except with respect to cash, if any, received in lieu of fractional shares of Concord common stock; (iv) the aggregate tax basis of the shares of Concord common stock received in exchange for shares of Core Data common stock pursuant to the merger (including a fractional share of Concord common stock for which cash is received) will be the same as the aggregate tax basis of such shares of Core Data common stock; (v) the holding period for shares of Concord common stock received in exchange for shares of Core Data common stock pursuant to the merger will include the holder's holding period for such shares of Core Data common stock, provided such shares of Core Data common stock were held as capital assets by the holder at the effective time of the merger; and (vi) a stockholder of Core Data who receives cash in lieu of a fractional share of Concord common stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

     Each of these legal opinions will be based on certain assumptions, and both Sidley Austin Brown & Wood and Gibson, Ochsner & Adkins, LLP will receive and rely upon representations, unverified by counsel, contained in certificates of Concord, Core Data and possibly others. The inaccuracy of any of those assumptions or representations might jeopardize the validity of the opinions rendered.

     The opinions of counsel described above will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting positions contrary to those expressed above, and no assurance can be given that contrary positions will not be asserted successfully by the Internal Revenue Service or adopted by a court if the issues are litigated. Neither Concord nor Core Data intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

     Indemnity Fund

     Pursuant to the merger agreement, 10% of the whole shares of Concord common stock issuable to Core Data stockholders in connection with the merger and 10% of any amount payable in respect of fractional shares of Concord common stock (other than for dissenting stockholders) will be deposited into the indemnity fund. For federal income tax purposes, each Core Data stockholder will be treated as owning a pro-rata portion of the shares of Concord common stock and cash deposited into the indemnity fund. As the tax owner, the stockholder will be required to include in his or her gross income the stockholder's share of any dividends or interest earned on the Concord common stock, cash or other assets held in the indemnity fund, whether or not such amounts are currently distributed to the stockholder. Moreover, any shares of Concord common stock or cash that are surrendered to Concord pursuant to the indemnity agreement should relate back to the merger and be treated as a reduction in the number of shares of Concord common stock and amount of cash paid in lieu of fractional shares of Concord common stock that are received in the merger.

     Dissenting Core Data Stockholders

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     A Core Data stockholder who receives cash upon valid exercise of dissenters' rights generally will recognize gain or loss, if any, equal to the difference between the amount of cash received and the dissenting stockholder's tax basis in the shares of Core Data stock exchanged therefor.

Federal Securities Law Consequences

     Core Data stockholders who are not affiliates of Core Data before the merger will receive freely transferable shares of Concord common stock in the merger. However, shares of Concord common stock received by persons who are affiliates of Core Data before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933, as amended (the Securities Act) or Rule 144 under the Securities Act in the case of those persons who become affiliates of Concord after the merger, or as otherwise permitted by the Securities Act.

Certain Other Effects of the Merger

     After the merger, Core Data stockholders will become stockholders of Concord. Upon consummation of the merger, the certificate of incorporation and by-laws of Concord, in addition to the applicable provisions of Delaware law, will govern the rights of all former Core Data stockholders. For a description of the differences between the rights of Concord stockholders and Core Data stockholders, see "COMPARISON OF RIGHTS OF CORE DATA STOCKHOLDERS AND CONCORD STOCKHOLDERS."

Forward-Looking Statements May Prove Inaccurate; Risk Factors

     Concord and Core Data have made forward-looking statements in this document and in documents to which we have referred you. These statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors, including those set forth in this paragraph, and we cannot assure you that such statements will prove to be correct. Forward-looking statements include assumptions as to how Concord and Core Data may perform in the future. You will find many of these statements in the following sections: "THE MERGER--Concord's Reasons for the Merger" and "THE MERGER--Core Data's Reasons for the Merger; Recommendation of the Core Data Board of Directors." Also, when we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "likely," "will," "should" or similar expressions, we are making forward-looking statements. You should understand that some important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of Concord and Core Data and could cause those results or our performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements. These factors include, but are not limited to: (1) the failure to successfully execute Concord's corporate consolidation plan; (2) the loss of key personnel or inability to attract additional qualified personnel; (3) the loss of key customers; (4) increasing competition; (5) changes in card association rules and practices; (6) the inability to remain current with rapid technological change;
(7) risks related to acquisitions; (8) the imposition of additional state taxes;
(9) continued consolidation in the banking and retail industries; (10) business cycles and the credit risk of our merchant customers; (11) the outcome of litigation involving VISA and MasterCard; (12) utility and system interruptions or processing errors; (13) susceptibility to fraud at the merchant level; (14) changes in card association fees, products or practices; (15) restrictions on surcharging; (16) rules and regulations governing financial institutions and changes in these rules and regulations; (17) volatility of Concord's stock price; and (18) significant delay in the expected completion of the merger. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to future results over time.

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                              THE MERGER AGREEMENT

     This section of the proxy statement and prospectus describes certain aspects of the merger, including the material provisions of the merger agreement. The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement and the indemnity escrow agreement. The merger agreement is attached as Annex A to this proxy statement and prospectus and the indemnity escrow agreement will be substantially in the form attached as Annex C and both are incorporated herein by reference. You are encouraged to read the merger agreement and the indemnity escrow agreement in their entirety for a fuller description of the merger and the escrow.

The Merger

     The merger agreement provides that Big Sky Merger Corp., a direct wholly owned subsidiary of Concord, will be merged with and into Core Data, at the effective time of the merger. Pursuant to the merger agreement, Core Data will be the surviving corporation in the merger and will be a direct wholly owned subsidiary of Concord. The Core Data Board of Directors unanimously approved the merger agreement and the merger.

Structure of the Merger

     According to the terms and conditions of the merger agreement and the Texas Business Corporation Act, at the effective time of the merger, Big Sky Merger Corp. will merge with and into Core Data, which will continue to exist as the surviving corporation under the laws of the State of Texas. At the effective time of the merger, Big Sky Merger Corp. will no longer exist as a separate entity. At the effective time of the merger, the articles of incorporation of Core Data, and the by-laws of Big Sky Merger Corp. will become the articles of incorporation and by-laws, respectively, of the surviving corporation.

Conversion and Exchange of Common Stock

     At the effective time of the merger, each issued and outstanding share of Big Sky Merger Corp. common stock will be converted into one share of common stock of the surviving corporation.

     At the effective time of the merger, each issued and outstanding share of Core Data Common Stock unit will be converted into shares of Concord common stock according to the exchange ratio described under "THE MERGER--Merger Consideration" and cash, without interest, in lieu of fractional shares of Concord common stock.

Effective Time

     The merger will occur after all of the conditions in Article VI of the merger agreement have been fulfilled or, if permissible, waived. No later than the second business day after the satisfaction or waiver of the conditions in
Article VI of the merger agreement, or such other date as Concord and Core Data may agree, the parties will hold a scheduled closing. On the day the merger occurs, the articles of merger will be filed with the Secretary of State of the State of Texas. The effective time of the merger will be the date and time of the filing, unless both Big Sky Merger Corp. and Core Data mutually agree to designate a later date of effectiveness of the merger not more than 30 days after the date the statement of merger is filed, in which case the later date designated in the statement of merger will be the effective time.

     Concord and Core Data each anticipate that, if the merger is approved at the special meeting of Core Data stockholders, it will be consummated shortly thereafter. However, if any of the conditions required to be met prior to consummation of the merger have not been so met, the closing may be delayed. There can be no assurance as to if or when the conditions required to consummate the merger will be met or that the merger will be consummated.

Representations and Warranties

     The merger agreement contains various representations of Concord, Big Sky Merger Corp. and Core Data. Concord and Big Sky Merger Corp. have made representations and warranties to Core Data regarding, among other things, the following:

..    the due organization, valid existence and good standing of Concord and Big
     Sky Merger Corp.;

..    the capital structure of Concord;

..    the authorization, execution, delivery and enforceability of the merger agreement and certain other agreements contemplated by the merger agreement and related matters;

..    the compliance of the merger agreement with (1) Concord's certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Big Sky Merger Corp., (2) the comparable organizational documents of any of Concord's other subsidiaries, (3) certain agreements of Concord and its subsidiaries, and (4) certain judgments, rules or regulations applicable to Concord and its subsidiaries;

..    the required governmental filings;

..    SEC documents filed since January 1, 2002, including that such filings did not, at the time they were filed, contain material misstatements or omissions;

..    the accuracy of information contained in the registration statement, of which this proxy statement and prospectus is a part;

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..    the absence of any lawsuits or other legal or administrative proceedings or investigations pending or threatened against Concord or any of its subsidiaries relating to the transactions contemplated by the merger agreement and those agreements to be entered into by Concord as contemplated by the merger agreement;

..    the possession and validity of all required licenses and governmental authorizations to own and operate Core Data and its subsidiaries' properties and to conduct its business as currently conducted; . the absence of any vote of the security holders of Concord being required by law or Concord's certificate of incorporation or by-laws;

..    the absence of actions by Concord which could reasonably be expected to cause the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

..    the absence of any broker's or finder's fee; and

..    the formation and operations of Big Sky Merger Corp.

     Core Data has made representations and warranties to Concord and Big Sky Merger Corp. regarding, among other things, the following: . the due organization, valid existence and good standing of Core Data;

..    the capital structure of Core Data;

..    the subsidiaries or joint ventures of Core Data;

..    the authorization, execution, delivery and enforceability of the merger agreement and certain other agreements contemplated by the merger agreement and related matters;

..    the compliance of the merger agreement with (1) Core Data's charter and amended and restated operating agreement and the comparable charters and organizational documents of Core Data's subsidiaries, (2) certain agreements of Core Data and its subsidiaries, and (3) any judgment, rule or regulation applicable to Core Data and subsidiaries;

..    the required governmental filings and other approvals;

..    the financial statements of Core Data and its subsidiaries, including that the financial statements have been prepared in conformity with generally accepted accounting principles, and fairly present in all material respects the financial position and results of operations and cash flows of Core Data and its subsidiaries;

..    dividends or distributions by Core Data and its subsidiaries;

..    changes since January 1, 2002, including the absence of any material adverse changes, material losses, changes in outstanding shares of common stock or other equity interests of Core Data, grants of compensation increases or grants of increased severance or termination benefits;

..    the possession and validity of all required licenses and governmental authorizations to own and operate Core Data's and its subsidiaries' properties and to conduct its business as currently conducted;

..    the accuracy of information contained in the registration statement of which this proxy statement and prospectus is a part;

..    the filing and accuracy of Core Data's and its subsidiaries' tax returns;

..    the absence of any judgments or legal or administrative proceedings or investigations outstanding or threatened against Core Data or any of its subsidiaries and compliance by Core Data and its subsidiaries with requirements of laws;

..    the absence of changes in certain benefit plans as a result of the merger;

..    Core Data's employee benefit plans and related matters, including that each such plan has been operated and administered in accordance with applicable law;

..    compliance with worker safety laws and environmental laws;

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..    the absence of any collective bargaining agreement or labor contract and the absence of any unfair labor practice or dispute with employees;

..    ownership or licensing of the intellectual property rights that relate to the conduct of Core Data's and its subsidiaries' businesses and the absence of the breach of any material provision of any intellectual property agreement and the absence of disclosure of the trade secrets or providing access to software without restrictions on use;

..    the condition and availability of the assets of Core Data and its subsidiaries;

..    real property owned by Core Data or any of its subsidiaries;

..    real and personal property leases;

..    title to assets;

..    the existence and validity of certain contracts of Core Data and its subsidiaries;

..    maintenance of and compliance with insurance policies;

..    amounts incurred and projected to be incurred for certain expenditures;

..    the lack of knowledge as to any state takeover statutes or charter or by-laws provisions applicable to the merger, the merger agreement and related matters;

..    the vote of shareholders required to adopt the merger agreement;

..    the absence of actions by Core Data which could reasonably be expected to cause the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

..    the absence of any broker's or finder's fee;

..    that Core Data is its own "ultimate parent entity" for purposes of federal antitrust law;

..    the forms of Core Data's customer agreements; and

..    the current activities of Core Data and its subsidiaries.

     Concord and its affiliates may make a claim for indemnification for breach of any of these representations and warranties until the end of one year after the effective time of the merger. After the effective time of the merger, a claim for a breach of a representation or warranty will be paid out of the indemnity fund. A claim will only be paid with respect to amounts exceeding $450,000.00 (in which event the full amount of such losses and expenses is indemnifiable), except with respect to certain representations and warranties where such limitation is not applicable. See "Escrow".

Business of Core Data Pending the Merger and Other Agreements

     Under the terms of the merger agreement, Core Data has agreed to, and to cause each of its subsidiaries to, in all material respects, carry on its business in the ordinary course as currently conducted, to use commercially reasonable efforts to keep its current business organization intact, to keep available the services of its current officers and employees, and to preserve its relationships with customers and suppliers. With certain limited exceptions, from the date of signing the merger agreement until closing, unless Concord otherwise gives its written approval, Core Data and its subsidiaries may not:

..    declare, set aside or pay any dividend or other distribution with respect to any of its capital stock;

..    split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of its capital stock;

..    purchase, redeem or otherwise acquire, shares of capital stock or any other securities or any rights, warrants or options to acquire any such capital stock;

..    issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or any other securities, or any rights, warrants or options to acquire any such shares or any other securities;

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..    amend its charter, by-laws or other comparable or organizational documents;

..    acquire or agree to acquire, by merger, consolidation or acquisition of stock or assets, any business organization or any division of such entity or any assets, other than immaterial assets acquired in the ordinary course inconsistent with past practice;

..    sell or otherwise dispose of its assets outside the ordinary course of business consistent with past practice except for the divestiture transactions contemplated by the merger agreement;

..    incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions, other than to any of Core Data's wholly owned subsidiaries, cash management activities in the ordinary course of business consistent with past practice and not material to Core Data and its subsidiaries taken as a whole, and advances to employees for travel and related expenses consistent with past practices;

..    alter the corporate structure or ownership of Core Data or any subsidiary except as contemplated by the divestiture transactions specified in the merger agreement;

..    enter into, adopt or amend any severance plan or arrangement, benefit plan or other employment agreement;

..    increase the compensation payable to its directors, officers or employees
     (except in the case of employees other than directors or officers as may be in the ordinary course of business consistent with past practice in connection with annual compensation reviews) or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with any of the current or former directors or officers of Core Data or its subsidiaries or amend or accelerate benefits under any bonus, compensation or other benefit plan;

..    knowingly violate or fail to perform any obligation or duty imposed upon
     Core Data or any of its subsidiaries by any applicable material federal, state or local law, rule or regulation;

..    make any change to accounting policies or procedures, other than actions required to be taken by generally accepted accounting principles;

..    prepare or file any tax return or make any tax election inconsistent with past practice unless required by applicable law;

..    settle or compromise any material federal, state, local or foreign income tax liability;

..    with certain exceptions, enter into, amend or terminate (i) any agreement material to Core Data and its subsidiaries, (ii) any noncompetition agreement, or (iii) any agreement giving certain rights to third parties;

..    make or agree to make any new capital expenditures which, individually, is in excess of $100,000.00 or, in the aggregate, are in excess of $250,000.00;

..    waive or release any material right or claim, or pay, discharge or satisfy any material claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

..    initiate, settle or compromise any litigation or arbitration proceeding;

..    engage in any activity other than the current activities disclosed in the merger agreement; or

..    authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

No Solicitation by Core Data

     Under the terms of the merger agreement, Core Data may not, and it will not permit or authorize any of its subsidiaries or any officers, directors, employees, and financial advisors, attorneys or other advisor or representative of Core Data or any of its subsidiaries to:

..    solicit, initiate or encourage the submission of any takeover proposal;

..    enter into any agreement with respect to any takeover proposal; or

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

..    subject to the exceptions described below, participate in discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, any takeover proposal.

     Notwithstanding the above statement, prior to the special meeting of its stockholders, Core Data and its Board of Directors may furnish information to or enter into discussions or negotiations with any person in connection with an unsolicited bona fide written takeover proposal if,

..    the Core Data Board of Directors reasonably determines in good faith, based upon the written opinion of its financial advisors, that such takeover proposal would, if consummated, result in a superior proposal,

..    the Core Data Board of Directors determines in good faith, based upon the written opinion of its financial advisors, the person making such superior proposal has the financial means to conclude such transaction,

..    the Core Data Board of Directors reasonably determines in good faith, based upon the advance of outside corporate counsel, that the failure to take such action would violate the fiduciary duties of the Core Data Board of Directors to Core Data's shareholders under applicable law,

..    prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person, the Core Data Board of Directors receives from such person an executed confidentiality agreement with terms not less favorable to Core Data than those contained in its confidentiality agreement with Concord, and

..    Core Data shall have fully complied with the applicable provisions of the merger agreement.

     Core Data must promptly advise Concord of any takeover proposal or inquiries with respect to or which could lead to any takeover proposal, the material terms of such takeover proposal and the identity of the person making any such takeover proposal. Core Data must also keep Concord fully informed of the status and details of any takeover proposal or inquiry. "Takeover proposal" means any proposal or offer, or any expression of interest, by any person or entity other than Concord or Big Sky Merger Corp. relating to Core Data's willingness or ability to receive or discuss a proposal or offer for a merger, consolidation or other business combination involving Core Data or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, or voting securities of, or a substantial portion of the assets of Core Data or any of its subsidiaries other than the transactions contemplated by the merger agreement. "Superior proposal" means any takeover proposal which would, if consummated, result in a transaction more favorable to Core Data's sharheolders from a financial point of view than the merger contemplated by the merger agreement, determined as stated above.

Additional Agreements of Concord and Core Data

     Under the terms of the merger agreement, Concord and Core Data have also agreed to use their commercially reasonable efforts to take all actions necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable the merger and the other transactions contemplated by the merger agreement. This obligation is subject to various limitations specified in the merger agreement, including, that Concord will have no obligation to divest any assets of Concord or Core Data.

Fees and Expenses

     Under the merger agreement, each party is generally responsible for its own costs and expenses incurred in connection with the transactions contemplated by the merger agreement, provided that all printing expenses and filing fees shall be divided equally between Concord and Core Data.

Directors' and Officers' Insurance and Indemnification

     For a period of six years after the effective time of the merger, Concord must cause Big Sky Merger Corp. to indemnify all past and present officers and directors of Core Data and of its subsidiaries to the same extent as such persons are indemnified as of the date of the merger agreement by Core Data under its charter.

Amarillo Operations

     In connection with the business of Core Data, Concord agreed to maintain a facility in Amarillo, Texas until the third anniversary of the effective time of the merger. The range of activities carried out in the facility will be determined by Concord from time to time after consultation with the chief executive officer of Core Data.

Pre-Closing Divestitures

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

     Core Data agreed that prior to the effective time of the merger, Core Data and its subsidiaries shall take all necessary action to sell the equity or equity equivalent interests held by Core Data in other entities on the terms specified in the merger agreement.

What Is Needed to Complete the Merger

     Conditions Precedent to Each Party's Obligation to Effect the Merger. The following conditions must be satisfied before the merger can become effective:

..    the merger agreement must be approved by the holders of at least two-thirds of the outstanding shares of Core Data common stock;

..    the shares of Concord common stock to be issued in the merger must have been authorized for quotation on Nasdaq;

..    all approvals to be obtained by Concord, Big Sky Merger Corp. or Core Data required under the Bank Holding Company Act of 1956 shall have been received and the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR
     Act) shall have expired or been terminated, if such filing under the HSR Act is required;

..    the parties must have obtained all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, which the failure to obtain, make or occur would have the effect of making the merger or any of the transactions contemplated by the merger agreement illegal or would have a material adverse effect on Concord (assuming the merger had taken place);

..    there must be no law, injunction or order that makes the merger or any of the transactions contemplated by the merger agreement illegal; and

..    the Form S-4 registration statement of which this proxy statement and prospectus is a part must have become effective under the Securities Act of 1933, and there must be no stop order or threat of proceedings by the Securities and Exchange Commission to suspend the effectiveness of such registration statement.

     Conditions Precedent to the Obligations of Core Data. Core Data's obligations to effect the merger depend upon the fulfillment, prior to or at the effective time of the merger, of the following additional conditions:

..    Concord and Big Sky Merger Corp. must have performed in all material respects each of their agreements contained in the merger agreement;

..    each of Concord's and Big Sky Merger Corp.'s representations and warranties contained in the merger agreement must be true and correct in all material respects; and

..    Core Data must have received an opinion from its tax counsel that, among other things, the merger will qualify for U.S. federal income tax purposes as a tax-free reorganization.

     Conditions Precedent to the Obligations of Concord and Big Sky Merger Corp. Concord's and Big Sky Merger Corp.'s obligations to effect the merger depend upon the fulfillment, prior to or at the effective time of the merger, of the following additional conditions:

..    Core Data must have performed in all material respects each of its agreements contained in the merger agreement;

..    each of Core Data's representations and warranties contained in the merger agreement must be true and correct in all material respects;

..    Concord must have received an opinion from its tax counsel that, among other things, the merger will qualify for U.S. federal income tax purposes as a tax-free reorganization;

..    there must have been no material adverse change in the business of Core
     Data since December 31, 2001;

..    Core Data must have obtained any required consents of non-governmental parties to any of its material agreements;

..    no governmental entity must have instituted any suit relating to the merger agreement and related documents or any of the transactions contemplated thereby.

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..    the indemnity agreement must have been duly executed by the indemnity agent and the stockholder representative and delivered to Concord;

..    Core Data must have delivered to Concord a certificate as to its capital structure;

..    the merger agreement must have been approved by the requisite number of stockholders of Core Data and shall have delivered to Concord a certificate to such effect;

..    Core Data must have delivered to Concord certain certifications of non-foreign status;

..    each Core Data stockholder shall have executed a general release in favor of Core Data, Concord and Big Sky Merger Corp.;

..    each of the divestiture transactions shall have been completed as provided by the merger agreement;

..    each of C. Campbell Burgess, Todd Clark and Keevin Clark must still be employed by Core Data (except in the event of death or disability) and his employment agreement with Core Data shall be in full force and effect; and

..    holders of not more than two percent of the outstanding shares of Core Data common stock shall have exercised appraisal rights in connection with the merger.

Escrow

     Indemnification. Under the merger agreement, Concord and its affiliates will be indemnified against any losses that may arise in the event of a breach by Core Data of its warranties, covenants or obligations in the merger agreement. To meet this obligation, the parties will establish an indemnity fund. After the merger, Concord will cause 10% of the whole shares of Concord common stock issuable to Core Data stockholders in connection with the merger, and 10% of any amount payable in respect of fractional shares, to be deposited with First Tennessee Bank National Association, as indemnity agent. The indemnity fund will be governed by a separate indemnity escrow agreement, which will be substantially in the form attached as Annex C.

     With respect to breaches of warranties or inaccuracies of representations of Core Data, Concord and its affiliates will be indemnified only in the event that the aggregate losses and expenses borne by Concord and its affiliates with respect to such breaches and inaccuracies exceeds $450,000.00, except with respect to certain representations and warranties for which the limitation is not applicable.

     Indemnity Fund. Concord and its affiliates will be indemnified from an indemnity fund. The indemnity fund will be governed by an indemnity escrow agreement and First Tennessee Bank National Association will act as indemnity agent. The indemnity escrow agreement will be substantially in the form of Annex C attached to this proxy statement and prospectus. The indemnity fund and indemnity obligations will end one year after the closing of the merger, except with respect to any pending or outstanding indemnity claims. At that time, if no indemnity claim has been made, the shares of Concord common stock in the indemnity fund will be released to the former holders of shares of Core Data common stock in accordance with the indemnity agreement. The stockholders will have no right of contribution from Core Data with respect to any losses or expenses claimed by Concord after the closing date. Nothing in the merger agreement limits the liability of Core Data for any breach of any representation, warranty or covenant if the merger is not consummated.

     10% of the number of whole shares of Concord common stock (and any cash in lieu of fractional shares) issuable to stockholders as merger consideration (other than stockholders properly exercising appraisal rights) will be delivered to the indemnity agent and will comprise the indemnity fund. Any additional shares of Concord common stock resulting from a stock split affecting the Concord common stock in the indemnity fund will remain a part of the indemnity fund. All dividends or distributions (other than stock or similar dividends) will be distributed to Concord stockholders whose shares are held in the indemnity fund (formerly Core Data stockholders) by the indemnity agent in accordance with the indemnity agreement. Under the indemnity agreement, those stockholders may, under certain circumstances, sell the shares of Concord common stock credited to them in the indemnity fund, but the proceeds of the sale must be maintained in the indemnity fund until it expires.

     Stockholder Representative. The merger agreement establishes C. Campbell Burgess as the initial stockholder representative. The stockholder representative is appointed to act as the agent and attorney-in-fact of the stockholders receiving consideration in the merger to take all actions the stockholders are entitled to take relating to the indemnity fund and the merger agreement. The actions of the stockholder representative will be considered the binding actions of the stockholders receiving consideration in the merger. The holders of a majority in interest of the shares of Concord common stock received as consideration in the merger may change the representatives upon ten days' prior written notice to Concord and the indemnity agent.

     Maximum Payments and Remedies. Following the merger, the amount held in the indemnity fund will provide the sole and exclusive remedy for any and all damages Concord may suffer as the result of any breach of the merger agreement or any claim of misrepresentation against Core Data in connection with the merger agreement or the merger, other than in the case of fraud.

Termination of the Merger Agreement

     The merger agreement may be terminated at any time prior to the effective time of the merger:

..    by the mutual written consent of Concord and Core Data;

..    by either Concord or Core Data if the other party fails to comply in any material respect with any of its covenants or agreements contained in the merger agreement and has not cured such failure within 30 business days of receiving notice of it;

..    by either Concord or Core Data if the other party has materially breached any of its representations or warranties which has the effect of making such representation and warranty not true and correct in all material respects and has not cured such breach within 30 business days of receiving notice of it;

..    by either Concord or Core Data if the merger has not been effected on or prior to September 4, 2002, or December 4, 2002, if required governmental approvals shall not have been obtained by the earlier date; provided that no party may terminate the merger agreement pursuant to this provision whose failure to fulfill any of its obligations contained in the merger agreement resulted in the failure of the merger to occur prior to such date;

..    by Concord if the stockholders of Core Data do not approve the merger agreement;

..    by Concord if the Core Data Board of Directors has not recommended or has qualified, modified or withdrawn its recommendation in favor of the merger or its declaration that the merger is advisable and fair to and in the best interests of Core Data and its stockholders, or has resolved to do so;

..    by Concord if any person (other than Concord or its affiliates) becomes the beneficial owner of 20% or more of Core Data's outstanding stock;

..    by Concord if the Core Data Board of Directors has recommended to the Core
     Data stockholders any takeover proposal other than the merger with Concord, or has resolved to do so;

..    by Concord if any court or governmental entity (A) seeks to restrain or otherwise prohibit the transactions contemplated by the merger agreement,
     (B) seeks to prohibit the ownership, operation or control by Core Data, Concord or any of their subsidiaries of any portion of their business or assets, (C) seeks to limit or impose any conditions on the ownership, operation or control by Core Data, Concord or any of their subsidiaries of any portion of their business or assets or that otherwise, in Concord's good faith opinion, individually or in the aggregate would have a material adverse effect on Core Data, Concord, or any of their subsidiaries or would detract from the value of the merger to Concord in any material manner, or
     (D) seeks to compel or compels Core Data, Concord or their subsidiaries to dispose of, grant rights in respect of or hold separate any portion of the business or assets of Core Data, Concord or their subsidiaries; and

..    Core Data may also terminate the merger agreement if, after all of the closing conditions have been satisfied or waived, Concord's average price over a specified period of time prior to the closing of the merger is less than $24 and Concord's average price prior to the merger has declined to a greater extent than an index specified in the merger agreement which represents a discounted average of the stock prices of certain comparable publicly traded companies. If Core Data chooses to terminate the merger agreement under these circumstances, Concord may increase the number of Concord shares to be issued in exchange for each share of Core Data common stock, up to a total of 2,382,000 shares for all shares of Core Data common stock, in which case the merger agreement will remain in effect and, subject to the satisfaction of all other conditions, the merger will be completed.

     In the event of a termination of the merger agreement by either Concord or Core Data, the merger agreement will become void and there will be no liability under the merger agreement on the part of Core Data, Concord or Big Sky Merger Corp. or their respective officers or directors, except that there would still be liability if there is a willful breach of a representation or warranty or the breach of any covenant.

Waiver and Amendment of the Merger Agreement

     The merger agreement may be amended by the parties to the agreement at any time, but after the Core Data stockholders have approved any matters in connection with the merger agreement, no amendment may be made which by law requires further approval by such stockholders without such further approval.

     At any time prior to the effective time of the merger, Concord, Core Data, and Big Sky Merger Corp. may agree in a writing signed by each party to:

..    extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

..    waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement; or

..    waive compliance with any of the covenants, agreements or conditions contained in the merger agreement which may be legally waived.

                                VOTING AGREEMENTS

     The following is a summary of certain provisions of the form of voting agreement entered into between Concord and certain Core Data stockholders, a copy of which is attached to this proxy statement and prospectus as Annex B and is incorporated by reference into this proxy statement and prospectus. This summary is qualified in its entirety by reference to the voting agreement. Core Data stockholders are urged to read the form of voting agreement in its entirety.

     Core Data stockholders owning approximately 70% of the outstanding shares of Core Data common stock have signed voting agreements with Concord.

     The voting agreements provide, among other things, that each stockholder that is a party to such voting agreements will:

..    at the special meeting, or in any other circumstance upon which approval of the merger or the merger agreement is sought, vote (or cause to be voted) its shares of Core Data common stock in favor of the merger, the adoption of the merger agreement, the approval of its terms, and each of the other transactions contemplated by the merger agreement and against (x) any merger agreement or merger (other than the merger agreement with Concord), consolidation, combination, sale of substantial assets, reorganization or any other takeover proposal or (y) any amendment of Concord's charter or by-laws or other proposal or transaction involving Core Data or any of its subsidiaries, which would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of any capital stock in Core Data;

..    not (nor permit any affiliate, director, officer, employee or other representative to) directly or indirectly (i) solicit, initiate or knowingly encourage anyone to submit a takeover proposal (as defined above under "THE MERGER AGREEMENT--No Solicitation by Core Data") or (ii) participate in any discussions or negotiations regarding, or furnish anyone with information with respect to, or take any other action to facilitate any inquiries or the making of any takeover proposal;

..    cooperate with Concord to support and to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement;

..    not to (i) sell or otherwise dispose of (including by gift), or enter into any contract or other arrangement with respect to the transfer of its share of Concord common stock to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to its share of Concord Common Stock; and

..    to irrevocably grant to, and appoint any individual or individuals who shall be designated by Concord, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the stockholder, to vote, or cause to be voted, the shares of Concord common stock, or grant a consent or approval in respect of its share of Concord common stock, at every annual, special or other meeting of the stockholders of Core Data, or pursuant to any consent in lieu of a meeting consistent with the voting provisions of the voting agreement.

Any successor, assignee or transferee of the stockholder's Core Data shares will be bound by the terms of the voting agreement.

     Each stockholder's obligations under the voting agreement will terminate upon the earlier of the termination of the merger agreement or the effective time of the merger. However, if the merger agreement is terminated by Concord because of a material willful breach by Core Data of any of its representations or warranties, because of a failure of Core Data to comply in any material respect with any of its covenants or agreements contained in the merger agreement, because of a failure of Core Data's stockholders to approve the merger agreement, because the Core Data Board of Directors did not recommend or qualified, modified or withdrew its recommendation of the merger or declaration that the merger is advisable and fair to and in the best interests of Core Data and its stockholders or resolves to do so, because another person becomes the owner of 20% or more of Core Data's outstanding shares of capital stock, or because the Core Data Board of Directors recommends a takeover proposal to the Core Data stockholders or resolves to do so, then the obligations of each stockholder under the voting agreement will not terminate until the first anniversary of such termination of the merger agreement.

                               REGULATORY MATTERS

     In order to consummate the merger, regulatory approval under the Bank Holding Company Act of 1956 must be obtained. Concord has filed the applicable notice with the Board of Governors of the Federal Reserve System and filed copies with the Department of Justice and Federal Trade Commission. In addition, the parties must comply with applicable federal and state securities and corporate laws.

                               BUSINESS OF CONCORD

     Concord EFS, Inc. is a leading, vertically integrated electronic transaction processor. Concord acquires, routes, authorizes, captures and settles virtually all types of electronic payment and deposit access transactions for financial institutions and merchants nationwide. Concord's primary activities consist of Network Services, which provides ATM processing, debit card processing, deposit risk management and coast-to-coast debit network access principally for financial institutions, and Payment Services, which provides payment processing for supermarkets, major retailers, petroleum dealers, convenience stores, restaurants, trucking companies and independent retailers.

     Network Services. Network Services includes terminal driving and monitoring for ATMs, transaction routing and authorization via the combined STARsm, MAC(R) and Cash Station(R) debit network as well as other debit networks, deposit risk management and real-time card management and authorization for personal identification number (PIN) secured debit and signature debit cards. In addition, Concord operates the network switch that connects a coast-to-coast network of ATMs and POS locations that accept debit cards issued by its member financial institutions. Concord's network access services include transaction switching and settlement.

     Payment Services. Payment Services provides the systems and processing that allow retail clients to accept virtually any type of electronic payment, including all card types--credit, debit, electronic benefits transfer, prepaid and proprietary cards--as well as a variety of check-based options. Concord focuses on providing payment processing services to selected segments, which specialized system designed for supermarkets, gas stations, convenience stores and restaurants. Payment Services also includes providing payment cards that enable drivers of trucking companies to purchase fuel and obtain cash advances at truck stops. Concord's services are completely turn-key, providing merchants with POS terminal equipment, transaction routing and authorization, settlement, funds movement and sponsorship into all credit card associations (such as VISA and MasterCard) and debit networks (such as STAR, Pulse and NYCE).

     Concord's principal executive offices are located at 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133 and its telephone number is (901) 371-8000. For further information concerning Concord, see "SUMMARY SELECTED FINANCIAL DATA--Selected Historical Consolidated Financial Data of Concord" and "WHERE YOU CAN FIND MORE INFORMATION."

                          INFORMATION ABOUT CORE DATA

Business of Core Data

     Core Data is a Texas corporation based in Amarillo, Texas. Core Data is an electronic payment processing company, primarily servicing the retail segment of the ATM industry through independent sales organizations. Core Data provides authorization and settlement services for cardholder-initiated transactions at approximately 35,000 ATMs and approximately 1,000 point of sale terminals nationwide.

     Core Data also offers electronic benefit transfer services that allow ATMs to be used as a delivery system for entitlement benefits provided by government agencies to qualified recipients, such as food stamps, welfare payment, social security and other types of government recurring transfer payments. Additionally, Core Data provides turnkey services to community based financial institutions for ATM/Debit card implementation and management and to retailers for ATM deployment and management.

     Core Data currently has four subsidiaries. Core Data's subsidiaries and their respective business descriptions are listed below:

     One Source Leasing Co., LP. One Source Leasing operates an ATM leasing program. Core Data owns 100% of One Source Leasing; 99% through ownership of limited partnership interests and 1% through its ownership of CDR Group, the general partner of One Source Leasing.

     Village Tower, Ltd. Village Tower owns and operates a commercial office building located at 2201 Civic Circle in Amarillo, Texas. Core Data leases approximately 23,483 square feet of office space from Village Tower. Core Data owns 100% of One Source Leasing; 99% through ownership of limited partnership interests and 1% through its ownership of CDR Group, the general partner of Village Tower.

     CDR Group, LLC. CDR Group is the general partner of One Source Leasing and Village Tower. CDR Group is wholly owned by Core Data.

     CDR Source, Inc. CDR Source is an Internet service provider, doing business under the name of 1 Source Technologies. Core Data owns an 89% interest in CDR Source.

     Pursuant to the merger agreement, Core Data will sell each of its subsidiaries prior to the effective date of the Merger.

     Core Data's principal executive offices are located at 2201 Civic Circle Drive, Amarillo, Texas, 79109 and its telephone number is (806) 457-4000. For further information concerning Core Data see "SUMMARY SELECTED FINANCIAL DATA--Selected Historical Consolidated Financial Data of Core Data".

Shares of Core Data and Principal Holders Thereof

     As of March 4, 2002, a total of 92,650 shares of Core Data common stock were outstanding. The following table shows the beneficial ownership of shares of Core Data common stock as of March 4, 2002, by each director and executive officer of Core Data and the directors and executive officers as a group and by each entity (including any holding company or other group of affiliated institutions) known to Core Data to own beneficially more than 5% of the shares of Core Data common stock. The individuals and entities listed have, to Core Data's knowledge, sale, voting and investment power with respect to all shares of Core Data common stock beneficially owned by them. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission.

                                                                 Number of       Approximate
                                                                 Shares of     Percent of Total
                                                                Common Stock      Shares of
                                                                Beneficially     Common Stock
Principal Stockholders                                             Owned         Outstanding
------------------------------------------------------------    ------------   ----------------
Principal Holders
Burgess Trust No. 2*                                               27,630           29.8%
Directors and Executive Officers
C. Campbell Burgess*                                               25,000           27.0%
Birke Marsh                                                        24,790           26.8%
Todd Clark                                                          6,830            7.4%
Keevin Clark                                                        5,040            5.4%
All directors and executive officers as a group (4 persons)*       61,660           66.6%

                      DESCRIPTION OF CONCORD CAPITAL STOCK

     The following summary description of the capital stock of Co ncord does not purport to be complete and is qualified in its entirety by the provisions of Concord's restated certificate of incorporation, as amended (Concord Charter), and Concord's by-laws and by the applicable provisions of Delaware corporate law. For information on how to obtain copies of the Concord Charter and by-laws, see "WHERE YOU CAN FIND MORE INFORMATION."

Capital Stock

     Under the Concord Charter, the Concord Board has the authority to issue a maximum of 750,000,000 shares of Concord common stock, par value 0.33 1/3 per share. As of February 25, 2002, there were issued and outstanding 508,378,475 shares of Concord common stock.

Dividend Rights

     Holders of Concord common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. Although the Concord Board may declare dividends on Concord common stock, Concord has never paid cash dividends and currently has no plans to pay cash dividends in the future. See "SUMMARY SELECTED FINANCIAL DATA--Comparative Market Price Data."

Voting Rights

     Each holder of Concord common stock is entitled to one vote for each share held on any matter submitted to a vote of Concord stockholders, including the election of directors. Concord stockholders do not have cumulative voting rights for the election of directors. All elections and matters submitted to a vote of Concord stockholders are decided by the affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote, provided that a quorum is present, except as otherwise required by Delaware corporate law or the Concord Charter.

----------
* C. Campbell Burgess, as the beneficiary of Burgess Trust No. 2, is also the beneficial owner of the 27,630 shares of Core Data common stock held by Burgess Trust No. 2.

     Under Delaware law, a corporation's certificate of incorporation may be amended by the affirmative vote of a majority of its outstanding shares entitled to vote upon the amendment, unless the corporation's certificate of incorporation or by-laws specifies a higher percentage. The Concord Charter does not provide for an affirmative vote differing from the statutory requirements.

Change of Control

     The Delaware corporation statute, the Concord Charter and the Concord by-laws contain provisions that could discourage or make more difficult a change of control of Concord.

     Concord Charter and By-laws. Under the Concord by-laws, special meetings of the stockholders may only be called by the Board, the Chairman of the Board, the President or any Vice President. Concord stockholders are not entitled to request a special meeting.

     Delaware General Corporation Law. As a Delaware corporation, Concord is subject to the provisions of Section 203 of the Delaware corporation statute. Generally, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" (as defined in the statute) with an "interested stockholder" (as defined in the statute) for a period of three years after the time that such stockholder became an interested stockholder, unless:

..    prior to that time the corporation's board of directors has approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

..    upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced (excluding certain specified shares), or

..    at or after the time the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting stock of the corporation (excluding the stock owned by the interested stockholder).

     The statute generally defines a "business combination" to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. The statute generally defines an "interested stockholder" as a person or entity, other than the corporation and any direct or indirect majority owned subsidiary of the corporation, who (i) owns 15% or more of a corporation's voting stock or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three-year period, and the affiliates or associates of such person. Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by that corporation's board of directors.

Liquidation Rights

     In the event of liquidation, dissolution or winding up of Concord, the holders of Concord common stock are entitled to share ratably in all assets of Concord available for distribution to such holders after the payment of all liabilities.

Preemption, Conversion and Redemption

     The holders of Concord common stock have no preemptive rights to purchase additional securities issued by Concord or any conversion rights and the Concord common stock is not subject to calls or further assessments by Concord. The Concord stockholders have no rights to have their shares redeemed by Concord.

Miscellaneous

     The outstanding shares of Concord common stock are, and the shares of Concord common stock to be delivered pursuant to the merger upon delivery will be, duly authorized, validly issued, fully paid and nonassessable. The outstanding shares of Concord common stock are, and the shares of Concord common stock to be delivered pursuant to the merger upon notice of issuance will be, listed on Nasdaq. State Street Bank & Trust operating through Equiserve Limited Partnership, its service agent, is the transfer agent and registrar for Concord common stock.

     COMPARISON OF RIGHTS OF CORE DATA STOCKHOLDERS AND CONCORD STOCKHOLDERS

     After consummation of the merger, the holders of shares of Core Data common stock who receive Concord common stock under the terms of the merger agreement will become stockholders of Concord. The rights of Core Data stockholders are presently governed by the Texas Business Corporation Act (Core Data Charter) and the Core Data by-laws. As stockholders of Concord, their rights following the consummation of the merger will instead be governed by the Delaware corporation statute, the Concord restated certificate of incorporation, as amended (Concord Charter), and the Concord by-laws. Certain differences between the rights of Concord stockholders and Core Data stockholders, under their respective governing statutes, charters and by-laws, are summarized below. This summary does not purport to be complete, and is qualified in its entirety by reference to the Concord Charter and by-laws, and the Delaware corporation statute, the Core Data Charter and Core Data by-laws, Core Data's Articles of Incorporation, and the Texas Business Corporation Act.

Size of the Board and Qualifications of Directors

     Under the Core Data Charter, there are to be four directors. There are no stated restrictions on Board composition, or on Board member eligibility for either Core Data or Concord. However, see "--Quorum and Voting of Board Members" below.

Quorum and Voting of Board Members

     Under both the Core Data by-laws and the Concord by-laws, a majority of the directors constitutes a quorum for the transaction of business and, unless otherwise specifically provided by law, by the applicable Charter or its by-laws, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Board Meetings

     Under both the Core Data Charter and the Concord by-laws there are no location restrictions on any meetings of the Board, regular or special. Under the Core Data by-laws special meetings may be called by the Chairman of the Board, the President or any two directors, and require two days notice. Under the Concord by-laws, special meetings may be called by the Chairman or the President, or by the Secretary after receiving a written request from two or more Board members, and require two days notice.

Removal of Directors

     Under the Core Data Charter, directors may be removed with or without cause by the holders of a majority of the Core Data shares of common stock. Under the Concord by-laws, a majority of the holders of Concord shares entitled to elect directors is required to remove directors.

Action by Committees

     The Core Data by-laws do not make express provision for the designation of committees of the Core Data Board of Directors. Concord's by-laws provide, consistent with Delaware law, that no committee may have the power or authority to amend the corporation's certificate of incorporation, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommend to the stockholders a dissolution of the corporation or a revocation of a dissolution or amend the by-laws of the corporation.

Amendments to the Core Data Charter and the Concord Charter

     Neither the Core Data charter and by-laws nor the Concord Charter and by-laws provide for an affirmative vote differing from the applicable statutory requirements with respect to charter amendments. Texas law requires that a proposed charter amendment be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, and Delaware law require that a proposed charter amendment be approved by a majority of the outstanding stock entitled to vote upon the amendment and, under certain circumstances, a majority of the outstanding stock of each class entitled to vote thereon.

Amendments to the Core Data By-laws or the Concord By-laws

     Under the Core Data by-laws and the Concord by-laws, any amendment to the by-laws may be made by a majority of either the Board or the stockholders entitled to vote thereon, except that the Core Data by-laws provide that the Board may not alter or repeal any provisions of the by-laws adopted by the stockholders.

Restrictions on Adoption of a Plan of Merger

     Under Texas law, a vote of two-thirds of the outstanding shares of Core Data capital stock is required to adopt a plan of merger. The Concord Charter and by-laws do not contain a similar restriction.

Restrictions on Special Meetings of the Stockholders

     Under the Core Data by-laws, stockholders holding at least 10% of the outstanding Core Data shares may call special meetings of the stockholders. Under the Concord by-laws, special meetings may only be called by the Board, the Chairman of the Board, the President or any Vice President. Core Data stockholders will thus lose their ability to call special meetings if they approve the merger.

     Also, under the Core Data by-laws, a special meeting of the stockholders could occur at any place either within or outside the State of Texas. Unless otherwise determined by the Board of Directors of Concord, under the Concord by-laws all meetings must occur in the State of Tennessee.

Notice of Meetings

     Under the Core Data by-laws, stockholders may receive notice of an annual meeting no fewer than 30 days in advance of such meeting and may receive notice of a special meeting no fewer than 10 days in advance of such meeting. Under the Concord by-laws, stockholders may receive notice no fewer than 10 days in advance of any meeting.

Preemptive Rights

     The Core Data by-laws and the Concord by-laws do not grant stockholders a right of first refusal to purchase his pro-rata share of all or any part of any shares of capital stock Core Data or Concord may, from time to time propose to issue and sell.

Transfer Restrictions

     The Core Data by-laws and the Concord by-laws contain no transfer restrictions. However, see "--Transactions with Interested Stockholders" below.

Transactions with Interested Stockholders

     As a publicly held corporation, Concord is subject to Section 203 of the Delaware corporation statute. For more information on Section 203 of the Delaware Corporation Statute see "DESCRIPTION OF CONCORD CAPITAL STOCK--Change of Control." Core Data is not a publicly held Delaware corporation and accordingly is not subject to Section 203 of the Delaware corporation statute.

                                     EXPERTS

     The consolidated financial statements of Concord EFS, Inc. and subsidiaries at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in Concord's Annual Report to Form 10-K dated February 26, 2002, incorporated by reference in this registration statement and the related prospectus and proxy statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference elsewhere herein which, as to the years 2000 and 1999, are based in part on the reports of other independent auditors. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the shares of Concord common stock being offered hereby will be passed upon for Concord by Marcia E. Heister, its General Counsel. Marcia E. Heister is General Counsel and Assistant Secretary of Concord and holds options for shares of Concord's common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

     Concord files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). Core Data is not required to file annual, quarterly or other reports with the SEC. You may read and copy any reports, statements or other information filed by Concord at the public reference facilities of the SEC in Washington D.C., Chicago, Illinois and New York, New York. The SEC's Public Reference in Washington D.C. is located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Concord's SEC filings are also available to the public from commercial document retrieval services. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, like Concord, that file electronically with the SEC. The website maintained by the SEC is "http://www.sec.gov". Concord's common stock is listed on Nasdaq, and you can read and inspect Concord's filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

     Concord has filed with the SEC a registration statement on Form S-4 to register the Concord common stock to be issued pursuant to the merger agreement. This proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Concord in addition to being a proxy statement of Core Data for the special meeting. As allowed by SEC rules, this proxy statement and prospectus does not contain all the information you can find in the registration statement and the exhibits to the registration statement.

     The SEC allows Concord to "incorporate by reference" information into this proxy statement and prospectus, which means that Concord can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement and prospectus, except for any information superseded by information in this proxy statement and prospectus. This proxy statement and prospectus incorporates by reference the documents set forth below that Concord has previously filed with the SEC. These documents contain important business and financial information about Concord that is not included in this proxy statement and prospectus.

     Concord SEC Filings (File No. 0-13848)

..    Annual Report on Form 10-K (including the Annual Report to Stockholders attached thereto as Exhibit 13) for the year ended December 31, 2001.


..    Current Report on Form 8-K filed on January 22, 2002.

     Concord also hereby incorporates by reference all additional documents that Concord files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and prospectus and the date of the special meeting.

     Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     If you are a stockholder of Concord, Concord may have sent you the documents incorporated by reference, but you can obtain any of them through Concord or the SEC. Documents incorporated by reference are available from Concord without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement and prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement and prospectus by requesting them in writing or by telephone from Concord at the following address:

                                Concord EFS, Inc.
                          Attention: Thomas J. Dowling
                             2525 Horizon Lake Drive
                                    Suite 120
                            Memphis, Tennessee 38133
                                 (901) 380-8300
                            email: Investor@efsnb.com

     SEC rules require us to advise you that if you would like to request
documents from Concord, you must do so by [           ], 2002 to receive them
                                           -----------
before the special meeting. However, we have enclosed copies of the Concord documents listed above with this proxy statement and prospectus.

     The Board of Directors of Core Data does not intend to bring any other matters, and does not know of any other matters to be brought, before the special meeting.

     This proxy statement and prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. By delivering this proxy statement and prospectus or distributing any securities pursuant to it, neither Concord nor Core Data intends to create any implication that there have been no changes in their respective affairs since the date of this proxy statement and prospectus or that the information contained in it is correct as of any subsequent date.

     You should rely solely on the information contained or incorporated by reference in this proxy statement and prospectus. Neither Concord nor Core Data has authorized anyone to provide you with information that is different from what is contained in this proxy statement and prospectus. All information contained in this proxy statement and prospectus with respect to Core Data has been provided by Core Data, and all information contained (or incorporated by reference) in this proxy statement and prospectus with respect to Concord and its subsidiaries has been provided by Concord. Neither Concord nor Core Data warrants the accuracy of information relating to the other party. This proxy statement and prospectus is dated March 22, 2002.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                               Concord EFS, Inc.,

                              Big Sky Merger Corp.

                                       AND

                            Core Data Resources, Inc.

                            Dated as of March 4, 2002

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

                                                                                                                 Page
ARTICLE I                  THE MERGER.............................................................................1
     Section 1.1           The Merger.............................................................................1
     Section 1.2           Effective Time.........................................................................2
     Section 1.3           Effects of the Merger..................................................................2
     Section 1.4           Charter and Bylaws; Directors and Officers.............................................2
     Section 1.5           Conversion of Securities...............................................................2
     Section 1.6           Delivery of Certificates and Payment of Cash...........................................4
     Section 1.7           Dividends; Transfer Taxes; Withholding.................................................4
     Section 1.8           No Fractional Securities...............................................................5
     Section 1.9           Return of Exchange Fund................................................................6
     Section 1.10          Adjustment of Exchange Ratio...........................................................6
     Section 1.11          No Further Ownership Rights in Company Common Stock....................................6
     Section 1.12          Closing of Company Transfer Books......................................................6
     Section 1.13          Lost Certificates......................................................................6
     Section 1.14          Further Assurances.....................................................................6
     Section 1.15          Closing; Closing Deliveries............................................................7
ARTICLE II                 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.......................................8
     Section 2.1           Organization, Standing and Power.......................................................9
     Section 2.2           Capital Structure......................................................................9
     Section 2.3           Authority..............................................................................9
     Section 2.4           Consents and Approvals; No Violation..................................................10
     Section 2.5           SEC Documents and Other Reports.......................................................11
     Section 2.6           Registration Statement and Proxy Statement............................................12
     Section 2.7           Actions and Proceedings...............................................................12
     Section 2.8           Permits and Compliance; Defaults......................................................13
     Section 2.9           Required Vote of Parent Stockholders..................................................13
     Section 2.10          Reorganization........................................................................13
     Section 2.11          Brokers...............................................................................13
     Section 2.12          Operations of Sub.....................................................................13
ARTICLE III                REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................13
     Section 3.1           Organization, Standing and Power......................................................13
     Section 3.2           Capital Structure.....................................................................14
     Section 3.3           Authority.............................................................................15
     Section 3.4           Consents and Approvals; No Violation..................................................16
     Section 3.5           Financial Statements..................................................................16
     Section 3.6           No Dividends; Absence of Certain Changes or Events....................................17
     Section 3.7           Governmental Permits..................................................................19
     Section 3.8           Registration Statement and Proxy Statement............................................19
     Section 3.9           Tax Matters...........................................................................20

     Section 3.10          Actions, Proceedings and Violations...................................................21
     Section 3.11          Certain Agreements....................................................................22
     Section 3.12          Employee Benefits.....................................................................22
     Section 3.13          Worker Safety and Environmental Laws..................................................24
     Section 3.14          Labor Matters.........................................................................24
     Section 3.15          Intellectual Property; Software.......................................................24
     Section 3.16          Availability of Assets................................................................28
     Section 3.17          Real Property.........................................................................28
     Section 3.18          Real Property Leases..................................................................28
     Section 3.19          Personal Property Leases..............................................................28
     Section 3.20          Title to Assets.......................................................................29
     Section 3.21          Contracts.............................................................................29
     Section 3.22          Status of Contracts...................................................................30
     Section 3.23          Insurance.............................................................................31
     Section 3.24          Budget................................................................................31
     Section 3.25          Takeover Statutes and Charter Provisions..............................................31
     Section 3.26          Required Vote of Company Stockholders.................................................31
     Section 3.27          Reorganization........................................................................31
     Section 3.28          Brokers...............................................................................31
     Section 3.29          Hart-Scott-Rodino.....................................................................31
     Section 3.30          Customer Agreements...................................................................32
     Section 3.31          Bank Act..............................................................................32
ARTICLE IV                 COVENANTS RELATING TO CONDUCT OF BUSINESS.............................................32
     Section 4.1           Conduct of Business Pending the Merger................................................32
     Section 4.2           No Solicitation.......................................................................34
     Section 4.3           Third Party Standstill Agreements.....................................................35
     Section 4.4           Reorganization........................................................................35
ARTICLE V                  ADDITIONAL AGREEMENTS.................................................................36
     Section 5.1           Stockholder Meeting...................................................................36
     Section 5.2           Preparation of the Registration Statement and the Proxy Statement.....................36
     Section 5.3           Access to Information.................................................................36
     Section 5.4           Compliance with the Securities Act....................................................37
     Section 5.5           Fees and Expenses.....................................................................37
     Section 5.6           Commercially Reasonable Efforts.......................................................37
     Section 5.7           Public Announcements..................................................................38
     Section 5.8           Real Estate Transfer and Gains Tax....................................................38
     Section 5.9           State Takeover Laws...................................................................38
     Section 5.10          Indemnification of Directors and Officers.............................................39
     Section 5.11          Notification of Certain Matters.......................................................39
     Section 5.12          Stock Exchange Listing................................................................39
     Section 5.13          Indemnity Agreement...................................................................39
     Section 5.14          Amarillo Operations...................................................................39
     Section 5.15          Employment Matters....................................................................40
     Section 5.16          Pre-Closing Divestitures..............................................................40
ARTICLE VI                 CONDITIONS PRECEDENT TO THE MERGER....................................................41
     Section 6.1           Conditions to Each Party's Obligation to Effect the Merger............................41

     Section 6.2           Conditions to Obligation of the Company to Effect the Merger..........................42
     Section 6.3           Conditions to Obligations of Parent and Sub to Effect the Merger......................43
ARTICLE VII                TERMINATION, AMENDMENT AND WAIVER.....................................................46
     Section 7.1           Termination...........................................................................46
     Section 7.2           Effect of Termination.................................................................49
     Section 7.3           Amendment.............................................................................49
     Section 7.4           Waiver................................................................................49
ARTICLE VIII               INDEMNIFICATION.......................................................................50
     Section 8.1           Indemnity Fund........................................................................50
     Section 8.2           Indemnification from Indemnity Fund...................................................50
     Section 8.3           Termination of Indemnity Fund.........................................................51
     Section 8.4           Notice and Determination of Claims....................................................51
     Section 8.5           Resolution of Conflicts; Arbitration..................................................53
     Section 8.6           Stockholder Representative............................................................53
     Section 8.7           Actions of the Stockholder Representative.............................................54
     Section 8.8           Third-Party Claims....................................................................54
ARTICLE IX                 GENERAL PROVISIONS....................................................................55
     Section 9.1           Survival of Representations and Warranties............................................55
     Section 9.2           Notices...............................................................................55
     Section 9.3           Interpretation........................................................................56
     Section 9.4           Counterparts..........................................................................56
     Section 9.5           Entire Agreement; No Third-Party Beneficiaries........................................56
     Section 9.6           Governing Law.........................................................................56
     Section 9.7           Assignment............................................................................56
     Section 9.8           Severability..........................................................................57
     Section 9.9           Enforcement of this Agreement.........................................................57

                             EXHIBITS AND SCHEDULES

Exhibit A                  Form of Voting Agreement
Exhibit B                  Form of Indemnity Escrow Agreement
Exhibit C                  Form of Company Affiliate Letter
Exhibit D                  Form of FIRPTA Statement
Exhibit E                  Form of FIRPTA Notification
Exhibit F                  Form of Stockholder Release
Schedule 5.16              Pre-Closing Divestitures

                             TABLE OF DEFINED TERMS

Defined Term                                         Section
------------                                         -------

Affiliate                                            Section 3.16
Agreement                                            Introduction
Articles of Merger                                   Section 1.2
Audited Financial Statements                         Section 3.5
Balance Sheet                                        Section 3.5
Balance Sheet Date                                   Section 3.5
Bank Act                                             Section 2.4
Blue Sky Laws                                        Section 2.4
Calculation Period                                   Section 7.1(g)
Certificates                                         Section 1.6
Claim Notice                                         Section 8.4(a)
Claiming Party                                       Section 8.4(a)
Closing                                              Section 1.15(a)
Closing Date                                         Section 1.15(a)
Code                                                 Recitals
Company                                              Introduction
Company Affiliate Letter                             Section 5.4
Company Agreements                                   Section 3.22
Company Ancillary Agreements                         Section 3.3
Company Business Personnel                           Section 3.14
Company Bylaws                                       Section 3.2(a)
Company Charter                                      Section 1.4(a)
Company Common Stock                                 Recitals
Company Employment Agreements                        Section 3.12(d)
Company Group                                        Section 3.9(e)
Company Letter                                       Section 3.2(c)
Company Outstanding Number                           Section 1.5(d)
Company Permits                                      Section 3.7
Company Plan                                         Section 3.12(c)
Company Stockholders                                 Section 1.6
Confidentiality Agreement                            Section 5.3
Constituent Corporations                             Introduction
Copyrights                                           Section 3.15(a)(iii)
Current Activities                                   Section 3.31
Determination Date                                   Section 7.1(g)
Dissenting Shares                                    Section 1.5(e)
Divestiture Transactions                             Section 5.16
Domain Names                                         Section 3.15(a)(iv)
Effective Time                                       Section 1.2
Employment Agreements                                Section 6.3(l)
Encumbrance                                          Section 3.6(c)(vii)

ERISA                                                Section 3.12(a)
ERISA Affiliate                                      Section 3.12(c)
Exchange Act                                         Section 2.4
Exchange Agent                                       Section 1.6
Exchange Ratio                                       Section 1.5(c)
Expense                                              Section 8.1(c)
GAAP                                                 Section 2.5
Gains Taxes                                          Section 5.8
Governmental Entity                                  Section 2.4
HSR Act                                              Section 2.4
Indemnity Agent                                      Section 8.1(a)
Indemnity Agreement                                  Recitals
Indemnity Shares                                     Section 1.6
Index Company Price                                  Section 7.1(g)
Index Company Ratios                                 Section 7.1(g)
Index Group                                          Section 7.1(g)
Index Ratio                                          Section 7.1(g)
Intellectual Property                                Section 3.15(a)
Investment Assets                                    Section 5.16
IRS                                                  Section 3.12(a)
Joint Venture                                        Section 3.2(d)
Knowledge of Parent                                  Section 2.7
Knowledge of the Company                             Section 3.10(c)
Leased Real Property                                 Section 3.18
Loss                                                 Section 8.1(c)
Material Adverse Change                              Section 2.4
Material Adverse Effect                              Section 2.4
Merger                                               Recitals
Merger Consideration                                 Section 1.5(f)
Nasdaq                                               Section 1.8
Objection                                            Section 8.4(c)
Owned Software                                       Section 3.15(j)
Parent                                               Introduction
Parent Ancillary Agreements                          Section 2.3
Parent Average Price                                 Section 7.1(g)
Parent Bylaws                                        Section 2.4
Parent Charter                                       Section 1.15(b)(i)
Parent Common Stock                                  Recitals
Parent Group Members                                 Section 8.1(c)
Parent Letter                                        Section 2.4
Parent Permits                                       Section 2.8
Parent Ratio                                         Section 7.1(g)
Parent SEC Documents                                 Section 2.5
Parent Stock Plans                                   Section 2.2
Patent Rights                                        Section 3.15(a)(i)
Permitted Encumbrance                                Section 3.6(c)(vii)

Person                                               Section 3.16
Proxy Statement                                      Section 2.6
Real Property                                        Section 3.17
Registered Intellectual Property                     Section 3.15(a)
Registration Statement                               Section 2.3
Reporting System                                     Section 7.1(g)
Requirements of Laws                                 Section 3.10(c)
Rule 145 Affiliates                                  Section 5.4
SEC                                                  Section 2.3
Securities Act                                       Section 2.3
Share Issuance                                       Section 2.3
Software                                             Section 3.15(b)
Starting Date                                        Section 7.1(g)
State Takeover Approvals                             Section 2.4
Stockholder Meeting                                  Section 5.1
Stockholder Representative                           Section 8.6(a)
Sub                                                  Introduction
Subsidiary                                           Section 2.2
Superior Proposal                                    Section 4.2(a)
Surviving Corporation                                Section 1.1
Takeover Proposal                                    Section 4.2
Taxes                                                Section 3.9(e)
Tax Return                                           Section 3.9(e)
Tax Sharing Arrangement                              Section 3.9(e)
TBCA                                                 Section 1.1
Trademarks                                           Section 3.15(a)(ii)
Trade Secrets                                        Section 3.15(a)(v)
Transmittal Letter                                   Section 1.6
Voting Agreements                                    Recitals

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of March 4, 2002 (this "Agreement"), among Concord EFS, Inc., a Delaware corporation ("Parent"), Big
 ---------                                                      ------
Sky Merger Corp., a Texas corporation and a direct wholly owned subsidiary of Parent ("Sub"), and Core Data Resources, Inc., a Texas corporation (the
         ---
"Company") (Sub and the Company being hereinafter collectively referred to as
 -------
the "Constituent Corporations").
     ------------------------

                              W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein,
      ------
whereby each issued and outstanding share of common stock, $1.00 par value, of the Company ("Company Common Stock"), not owned directly or indirectly by Parent
              --------------------
or the Company, will be converted into the right to receive shares of Common Stock, $0.33 1/3 par value, of Parent ("Parent Common Stock");
                                        -------------------

          WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

          WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith certain stockholders of the Company are entering into agreements with Parent dated as of the date hereof (the "Voting
                                                                       ------
Agreements"), in the form of the attached Exhibit A, pursuant to which, among
----------
other things, each such stockholder has agreed to vote in favor of this Agreement and the Merger;

          WHEREAS, in order to induce Parent and Sub to enter into this Agreement, before the Closing Parent, the Indemnity Agent (as hereinafter defined), and the Stockholder Representative (as hereinafter defined) shall enter into the Indemnity Escrow Agreement (the "Indemnity Agreement")
                                                -------------------
substantially in the form of the attached Exhibit B; and

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
                                                    ----

          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

          Section 1.1 The Merger. Upon the terms and subject to the conditions
                      ----------
set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA"), Sub shall be merged with and into the Company at
                      ----
the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and
                            ---------------------
assume all the rights and obligations of Sub in accordance with the TBCA. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a Constituent Corporation in the Merger; provided that
                                                                --------
such substituted corporation is a Texas corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

          Section 1.2 Effective Time. The Merger shall become effective when
                      --------------
Articles of Merger (the "Articles of Merger"), executed in accordance with the
                         ------------------
relevant provisions of the TBCA, is filed with the Secretary of State of the State of Texas; provided, however, that, upon mutual consent of the Constituent
                --------  -------
Corporations, the Articles of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Articles of Merger are filed. When used in this Agreement, the term "Effective Time" shall
                                                         --------------
mean the date and time at which the Articles of Merger are accepted for recording or such later time established by the Articles of Merger. The filing of the Articles of Merger shall be made on the date of the Closing (as hereinafter defined).

          Section 1.3 Effects of the Merger. The Merger shall have the effects
                      ---------------------
set forth in Article 5.06 of the TBCA.

          Section 1.4 Charter and Bylaws; Directors and Officers.
                      -------------------------------------------

          (a) At the Effective Time, the Articles of Incorporation, as amended, of the Company (the "Company Charter"), as in effect immediately prior to the
                     ---------------
Effective Time, shall be amended so that Article Four reads in its entirety as follows: "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value." As so amended, the Company Charter shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Articles of Incorporation of the Surviving Corporation.

          (b) The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          Section 1.5 Conversion of Securities. As of the Effective Time, by
                      ------------------------
virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

          (a) Each issued and outstanding share of common stock, $.01 par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent shall be canceled, and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Subject to the provisions of Section 1.8 hereof, each share of
                                           -----------
Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to
                            --------------
receive such number, rounded down to the nearest thousandth (the "Exchange
                                                                  --------
Ratio"), of validly issued, fully paid and nonassessable shares of Parent Common
-----
Stock determined by dividing (x) 1,985,000 by (y) the Company Outstanding Number. Such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of any such securities shall cease to have any rights with respect thereto, except the right to receive (i) subject to Section 1.6, certificates
                                           -----------
representing the shares of Parent Common Stock into which such shares of Company Common Stock are converted, (ii) any dividends and other distributions in accordance with Section 1.7, and (iii) any cash, without interest, in lieu of
                -----------
fractional shares to be issued or paid in consideration therefor in accordance with Section 1.8.
     -----------

          (d) For purposes of this Agreement, the "Company Outstanding Number"
                                                   --------------------------
means the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, in a fully diluted basis assuming the exercise of all options for and the conversion of all equity securities into shares of Company Common Stock.

          (e) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time which are held of record by stockholders who shall not have voted such shares in favor of the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Article 5.12 of the TBCA ("Dissenting Shares") shall not be converted into the right to receive Parent
  -----------------
Common Stock as set forth in Section 1.5(c), and cash in lieu of fractional
                             --------------
shares as set forth in Section 1.8, but the holders thereof instead shall be
                       -----------
entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Article 5.12 of the TBCA; provided, however, that (i) if such a
                                        --------  -------
holder fails to exercise his or its right to dissent properly in writing from the Surviving Corporation in accordance with Article 5.12 of the TBCA or, after such exercise, subsequently delivers an effective written withdrawal of such exercise, or fails to establish his or its entitlement to rights of dissent as provided in Article 5.12 of the TBCA, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his or its shares or such holder shall otherwise lose his or its rights of dissent, then, in any such case, each share of Company Common Stock held of record by such holder or holders shall automatically be converted into and represent only the right to receive Parent Common Stock as set forth in Section 1.5(c), and cash in
                                                     --------------
lieu of fractional shares as set forth in Section 1.8, upon surrender of the
                                          -----------
certificate or certificates representing such Dissenting Shares. Any cash paid in respect of Dissenting Shares shall be paid by the Company solely with its own funds, and the Company shall not be reimbursed therefor by Parent or any of its Subsidiaries, either directly or indirectly.

          (f) In calculating the consideration payable under this Section 1.5,
                                                                  -----------
Parent shall be entitled to rely on the representations and warranties contained in Section 3.2 and the certificate delivered pursuant to Section 6.3(g). If such
   -----------                                           --------------
representations, warranties and certificate are not correct, Parent shall have the right to adjust the Exchange Ratio accordingly, and notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate merger consideration (the "Merger Consideration") payable by Parent,
                                     --------------------
Sub or the Surviving Corporation to the holders of equity interests in the Company (including, without limitation, holders of options) in connection with the Merger or the transactions contemplated hereby exceed such consideration payable assuming such representations, warranties and certificate are correct.

          Section 1.6 Delivery of Certificates and Payment of Cash. At or after
                      --------------------------------------------
the Effective Time, each holder of record of a certificate or certificates (collectively, the "Certificates") representing shares of Company Common Stock
                    ------------
issued and outstanding immediately prior to the Effective Time (collectively, the "Company Stockholders") may surrender such Certificate or Certificates to
     --------------------
Parent's designee as the exchange agent (the "Exchange Agent"), together with a
                                              --------------
letter of transmittal in the form prepared by Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and shall contain instructions for use in effecting the surrender of such Certificates in exchange for the property described in the next sentence) (the "Transmittal Letter").
                                                       ------------------
Parent shall promptly deliver or cause to be delivered upon surrender for cancellation to the Exchange Agent of all Certificates held by any Company Stockholder, together with the Transmittal Letter, duly executed, in exchange therefor (i) to such Company Stockholder, (x) one or more certificates representing ninety percent (90%) of the aggregate number of whole shares of Parent Common Stock into which the Company Common Stock represented by the Certificate or Certificates so surrendered shall have been converted pursuant to
Section 1.5(c), and (y) ninety percent (90%) of the cash in lieu of any
--------------
fractional share in accordance with Section 1.8, and one hundred percent (100%)
                                    -----------
of certain dividends and other distributions in accordance with Section 1.7; and
                                                                -----------
(ii) in accordance with Section 8.1, to the Indemnity Agent (as hereinafter
                        -----------
defined), for deposit in the Indemnity Fund (as defined in the Indemnity Agreement), (x) one or more certificates representing the remaining ten percent (10%) of such number of whole shares of Parent Common Stock (all such shares held by the Indemnity Agent being collectively referred to as the "Indemnity
                                                                   ---------
Shares") and (y) ten percent (10%) of the cash in lieu of any fractional share
------
in accordance with Section 1.8, and one hundred percent (100%) of certain
                   -----------
dividends and other distributions in accordance with Section 1.7, and any
                                                     -----------
Certificate so surrendered shall forthwith be canceled.

          Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or
                      --------------------------------------
other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any Person (as hereinafter defined) entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such Person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will
            -----------
be paid to any such Person pursuant to Section 1.8 until such Person shall so
                                       -----------
surrender the related Certificate or Certificates. Subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, one hundred percent (100%) of the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender;
(ii) at the appropriate payment date or as promptly as practicable thereafter, one hundred percent (100%) of the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8; provided, that to the extent such dividends or
                     -----------  --------
other distributions relate to stock splits or other similar events, one hundred percent (100%) of such dividends or distributions with respect to the Indemnity Shares shall be deposited by Parent with the Indemnity Agent and shall be included in the Indemnity Fund in accordance with the Indemnity Agreement. In no event shall the Person entitled to receive such dividends or other distributions or cash in lieu of fractional shares be entitled to receive interest on such dividends or other distributions or cash in lieu of fractional shares. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Parent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent.

          Section 1.8 No Fractional Securities. No certificates or scrip
                      ------------------------
representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent
                                                        ---------
dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a securityholder of Parent. In lieu of any such fractional share, (x) each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid ninety percent
                                           ---------
(90%) of an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the last reported sale price per share of Parent Common Stock on the NASDAQ National Market System ("Nasdaq")on the date
                                                    ------
immediately before the date of the Effective Time (or, if the shares of Parent Common Stock do not trade on Nasdaq on such date, the first date of trading of shares of Parent Common Stock on Nasdaq immediately before such date) by (ii) the fractional interest of a share of Parent Common Stock to which such holder would otherwise be entitled, and (y) the remaining ten percent (10%), rounded down to the nearest cent, will be paid to the Indemnity Agent for deposit in the

Indemnity Fund.

          Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund
                      -----------------------
which remains undistributed to the Company Stockholders for 60 days after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such Company Stockholders who have not theretofore complied with this Article I shall
                                                                 ---------
thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any consideration payable in accordance with this Article I
                                                                   ---------
which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          Section 1.10 Adjustment of Exchange Ratio. In the event of any
                       ----------------------------
reclassification, stock split or stock dividend with respect to Parent Common Stock or any change or conversion of Parent Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio, as so adjusted.

          Section 1.11 No Further Ownership Rights in Company Common Stock. All
                       ---------------------------------------------------
shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

          Section 1.12 Closing of Company Transfer Books. At the Effective Time,
                       ---------------------------------
the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent, such Certificates shall be canceled and exchanged as provided in this Article I.
                              ---------

          Section 1.13 Lost Certificates. If any Certificate shall have been
                       -----------------
lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Parent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any
                                                            -----------
dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.
            -----------

          Section 1.14 Further Assurances. If at any time after the Effective
                       ------------------
Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

          Section 1.15 Closing; Closing Deliveries.
                       ---------------------------

          (a) The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the
      -------
Closing shall take place at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if
                        ----------
permissible) or at such other time and place as Parent and the Company shall agree (the date and time on which the Closing actually occurs is referred to herein as the "Closing Date").
               ------------

          (b) Subject to fulfillment or waiver of the conditions set forth in
Article VI, at the Closing Parent shall deliver to the Company all of the
----------
following:

          (i) a copy of the Restated Certificate of Incorporation, as amended, of Parent (the "Parent Charter"), certified as of a recent date by the Secretary of State of the State of Delaware;

          (ii) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

          (iii) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (a) no amendments to the Parent Charter since a specified date, (b) the Bylaws of Parent, (c) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein and (d) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement;

          (iv) all consents, waivers or approvals obtained by Parent with respect to the consummation of the transactions contemplated by this Agreement; and

          (v) the certificate contemplated by Section 6.2(a).
                                              --------------

          (c) Subject to fulfillment or waiver of the conditions set forth in
Article VI, at the Closing Sub shall deliver to the Company all of the
----------
following:

          (i) a copy of the Articles of Incorporation of Sub certified as of a recent date by the Secretary of State of the State of Texas;

          (ii) a certificate of good standing of Sub, issued as of a recent date by the Secretary of State of the State of Texas; and

          (iii) a certificate of the Secretary or an Assistant Secretary of Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (a) no amendments to the Articles of Incorporation of Sub since a specified date, (b) the Bylaws of Sub, (c) the resolutions of the Board of Directors of Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein, (d) the written consent of Parent in its capacity as sole stockholder of Sub adopting this Agreement in accordance with Article 5.03 of the TBCA and (e) the incumbency and signatures of the officers of Sub executing this Agreement and any other agreement or certificate executed by Sub in connection with the Closing.

          (d) Subject to fulfillment or waiver of the conditions set forth in
Article VI, at the Closing the Company shall deliver to Parent all of the
----------
following:

          (i) a copy of the Articles of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Texas;

          (ii) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Texas;

          (iii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (a) no amendments to the Articles of Incorporation of the Company since a specified date, (b) the Bylaws of the Company, (c) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, (d) the resolutions of the stockholders of the Company approving and adopting this Agreement in accordance with
     Article 5.03 of the TBCA and (e) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement;

          (iv) all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

          (v) releases executed by those Company Stockholders identified in
     Section 1.15(d)(v) of the Parent Letter substantially in the form contained in Exhibit F; and
        ---------

          (vi) the certificates contemplated by Sections 6.3(a), 6.3(c), 6.3(g),
                                                ---------------  ------  ------
     6.3(h), 6.3(i), 6.3(j), 6.3(k), and 6.3(l).
     ------  ------  ------  ------      ------

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub represent and warrant to the Company as follows:

          Section 2.1 Organization, Standing and Power. Each of Parent and Sub
                      --------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted.

          Section 2.2 Capital Structure. As of the date hereof, the authorized
                      -----------------
capital stock of Parent consists of 750,000,000 shares of Parent Common Stock. At the close of business on February 25, 2002, (i) 508,378,475 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in the treasury of Parent or by Subsidiaries of Parent, (iii) no shares of Parent preferred stock were issued or outstanding and (iv) 45,515,281 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options, warrants or other rights to purchase or otherwise acquire shares of Parent Common Stock under Parent's plans or other arrangements or pursuant to any plans or arrangements assumed by Parent in connection with any acquisition, business combination or similar transaction (collectively, the "Parent Stock
                                                                ------------
Plans"). As of the date of this Agreement, except as set forth above, except for
-----
the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All of the shares of Parent Common Stock issuable upon conversion of Company Common Stock at the Effective Time in accordance with Section 1.5(c) of this Agreement will be, when so issued, duly
                --------------
authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, each outstanding share of capital stock (or other voting security or equity equivalent) of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent) is owned by Parent or another Subsidiary of Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever, except where any failure(s) to be so duly authorized, validly issued, fully paid and nonassessable or owned would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

          For purposes of this Agreement, "Subsidiary" means any corporation,
                                           ----------
partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

          Section 2.3 Authority. The Boards of Directors of Parent and Sub have
                      ---------
declared the Merger advisable and fair to and in the best interest of Parent and Sub, respectively, and Parent, as sole stockholder of Sub, has approved and adopted this Agreement in accordance with the TBCA. The Board of Directors of Parent has approved the issuance of Parent Common Stock in connection with the Merger (the "Share Issuance") and has approved the other agreements to be
             --------------
entered into by it as contemplated hereby (such other agreements, the "Parent
                                                                       ------
Ancillary Agreements"). Parent has the requisite corporate power and authority
--------------------
to enter into this Agreement and the Parent Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to effect the Share Issuance. Sub has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the Parent Ancillary Agreements by Parent, and the consummation by Parent and Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and the consummation of the transactions contemplated hereby have been approved by the sole stockholder of Sub. This Agreement has been duly executed and delivered by Parent and Sub. The Parent Ancillary Agreements executed as of the date hereof have been duly executed and delivered by Parent. Assuming the valid authorization, execution and delivery by the other parties thereto and the validity and binding effect hereof and thereof on the other parties thereto, this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, and each of the Parent Ancillary Agreements, upon execution and delivery thereof by Parent, will constitute the valid and binding obligation of Parent enforceable against it in accordance with its terms, except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Share Issuance and the filing of a registration statement on Form S-4 with the Securities Exchange Commission ("SEC") by Parent under the Securities Act of 1933, as amended
             ---
(together with the rules and regulations promulgated thereunder, the "Securities
                                                                      ----------
Act"), for the purpose of registering shares of Parent Common Stock to be issued
---
in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have
                                                   ----------------------
been duly authorized by Parent's Board of Directors.

          Section 2.4 Consents and Approvals; No Violation. Assuming that all
                      ------------------------------------
consents, approvals, authorizations and other actions described in this Section
                                                                        --------
2.4 have been obtained and all filings and obligations described in this Section
---                                                                      -------
2.4 have been made, except as set forth in Section 2.4 of the letter dated the
---
date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the Parent Letter (the "Parent Letter"), the execution and delivery of this Agreement by Parent
      -------------
and Sub, and the Parent Ancillary Agreements by Parent, do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or the Bylaws of Parent (the "Parent Bylaws") or the Certificate of Incorporation or
                       -------------
Bylaws of Sub, (ii) the comparable charter or organizational documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iv) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or, in the case of Parent, under the Parent Ancillary

Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby by Parent or Sub. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect
                          -------------------
to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or the Parent Ancillary Agreements by Parent or is necessary for the consummation by Parent or Sub of the Merger and the other transactions contemplated by this Agreement or the Parent Ancillary Agreements, except for (i) in connection, or in compliance, with the provisions of the Bank Holding Company Act of 1956, as amended (together with the rules and regulations promulgated thereunder, the "Bank Act"), the
                                                       --------
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the "HSR Act"), the Securities
                                                       -------
Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of
                                             ------------
the Articles of Merger with the Secretary of State of the State of Texas and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (iv) such filings as may be
                    ------------------------
required in connection with the taxes described in Section 5.8; (v) applicable
                                                   -----------
requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws")
                                                               -------------
and Nasdaq, (vi) applicable requirements, if any, under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or, in the case of Parent, under the Parent Ancillary Agreements, or prevent the consummation of any of the transactions contemplated hereby or thereby by Parent or Sub.

          For purposes of this Agreement, "Material Adverse Change" or "Material
                                           -----------------------      --------
Adverse Effect" means, when used with respect to Parent or the Company, as the
--------------
case may be, any event, change or effect that individually or when taken together with all other such events, changes or effects is or could reasonably be expected to be materially adverse to the business, prospects, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be. None of the following shall be deemed, by itself or by themselves, to constitute a Material Adverse Change or Material Adverse
Effect: (i) conditions affecting the industry in which the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, operates or
(ii) conditions affecting the U.S. economy as a whole.

          Section 2.5 SEC Documents and Other Reports. Parent has filed all
                      -------------------------------
required documents with the SEC between January 1, 2002 and the date hereof (the "Parent SEC Documents"). As of their respective dates or, if amended, as of the
 --------------------
date of the last amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents or as required by GAAP or the SEC, Parent has not, since January 1, 2002, made any material change in the accounting practices or policies applied in the preparation of financial statements included in the Parent SEC Documents.

          Section 2.6 Registration Statement and Proxy Statement. None of the
                      ------------------------------------------
information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the proxy statement/prospectus included therein relating to the Stockholder Meeting (as hereinafter defined) (together with any amendments or supplements thereto, the "Proxy Statement")
                                                           ---------------
will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholder Meeting any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act.

          Section 2.7 Actions and Proceedings. Except as set forth in the Parent
                      -----------------------
SEC Documents, as of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of its or their present or former officers, directors, employees, or consultants, agents or stockholders, as such, or any of its or their properties, assets or business (i) relating to the transactions contemplated by this Agreement and the Parent Ancillary Agreements, or (ii) which, if not related to the transactions contemplated by this Agreement or the Parent Ancillary Agreements, would have a Material Adverse Effect on Parent. As of the date hereof, except as set forth in the Parent SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against Parent or any of its Subsidiaries, or, to the Knowledge of Parent (as hereinafter defined), against any of the present or former directors or officers of Parent or any of its Subsidiaries, as such, or any of its or their properties, assets or businesses that, individually or in the aggregate, would have a Material Adverse Effect on

Parent. For purposes of this Agreement, "Knowledge of Parent" means the actual
                                         -------------------
knowledge of the individuals identified in Section 2.7 of the Parent Letter.

          Section 2.8 Permits and Compliance; Defaults. Each of Parent and its
                      --------------------------------
Subsidiaries is in possession of all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are necessary to entitle Parent or any of its Subsidiaries to own, lease or possess, and operate and use its assets and to carry on its business substantially as currently conducted (herein collectively called the "Parent Permits"), and each of the material Parent Permits are valid and in full force and effect, except where the failure to be in possession of any of the Parent Permits or the failure of any such Parent Permit to be valid or in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance in all material respects with their respective obligations under the Parent Permits, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

          Section 2.9 Required Vote of Parent Stockholders. No vote of the
                      ------------------------------------
securityholders of Parent is required by law, the Parent Charter, the Parent Bylaws or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

          Section 2.10 Reorganization. To the Knowledge of Parent, neither
                       --------------
Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

          Section 2.11 Brokers. No broker, investment banker or other Person is
                       -------
entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          Section 2.12 Operations of Sub. Sub is a direct, wholly owned
                       -----------------
subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Sub as follows:

          Section 3.1 Organization, Standing and Power. The Company is a
                      --------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

          Section 3.2 Capital Structure.
                      -----------------

          (a) The authorized capital stock of the Company consists of 500,000 shares of Company Common Stock. As of the date hereof, (i) 92,650 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 7,350 shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company. There are no benefit plans of the Company or its Subsidiaries under which any securities of the Company or any of its Subsidiaries are issuable. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. There are no options, warrants, calls, rights, puts or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or agreement. Except as set forth in Section 3.2(a) of the Company Letter, the Company is not a party to, and to the Knowledge of the Company there does not currently exist, any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company. True and complete copies of the Company Charter, Bylaws of the Company, as amended (the "Company
                                                                -------
Bylaws"), and the agreements and other instruments referred to in Section 3.2(a)
------
of the Company Letter have been delivered to Parent.

          (b) Except as set forth in Section 3.2 of the Company Letter, each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security or equity equivalent, as the case may be) is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          (c) Section 3.2(c)(i) of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement and is designated the Company Letter (the "Company Letter"), sets
                                                          --------------
forth the name and address of each holder of record of shares of capital stock of the Company outstanding on the date hereof, together, in each case, with the number of shares of Company Common Stock held by such holder.

          (d) Section 3.2(d) of the Company Letter sets forth a list of all Subsidiaries and Joint Ventures of the Company and the jurisdiction in which such Subsidiary or Joint Venture is organized. Section 3.2(d) of the Company Letter also sets forth the nature and extent of the ownership and voting interests held by the Company in each such Joint Venture. The Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture. For purposes of this Agreement, "Joint Venture" means any corporation,
                                          -------------
limited liability company, partnership, joint venture, trust, association or other entity which is not a Subsidiary of the Company, as the case may be, and in which (a) the Company, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests or (b) the Company or one of its Subsidiaries is a general partner.

          (e) All issued and outstanding shares of Company Common Stock have been issued in compliance with all appropriate securities laws and are subject to all appropriate restrictions on transfer in connection with such laws.

          Section 3.3 Authority. (a) The Board of Directors of the Company has
                      ---------
declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement in accordance with the TBCA, approved the Voting Agreements and approved the other agreements to be entered into by it as contemplated hereby (such other agreements, the "Company Ancillary Agreements"), resolved to recommend the approval and adoption
 ----------------------------
of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval and adoption. The Company has the requisite corporate power and authority to enter into this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated by the Company Ancillary Agreements and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to approval of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company. The Company Ancillary Agreements executed as of the date hereof have each been duly executed and delivered by the Company, and no other corporate action on the part of the Company is necessary in connection therewith. Assuming the valid authorization, execution and delivery by the other parties thereto and the validity and binding effect hereof and thereof on the other parties thereto, this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, and each of the Company Ancillary Agreements upon execution and delivery thereof by the Company will constitute the valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          (b) Upon the execution and delivery by the Stockholder Representative (as hereinafter defined) of the Indemnity Agreement, the Indemnity Agreement will constitute the valid and binding obligation of the Company Stockholders and Stockholder Representative, enforceable against the Company Stockholders and Stockholder Representative, in accordance with its terms. The Stockholder Representative has the requisite power and authority to enter into the Indemnity Agreement and to fulfill the terms thereof contemplated thereby.

          Section 3.4 Consents and Approvals; No Violation. Assuming that all
                      ------------------------------------
consents, approvals, authorizations and other actions described in this Section
                                                                        -------
3.4 have been obtained and all filings and obligations described in this Section
---                                                                      -------
3.4 have been made, except as set forth in Section 3.4 of the Company Letter,
---
the execution and delivery of this Agreement and the Company Ancillary Agreements by the Company do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws, (ii) the comparable charter or organizational documents of any of the Company's Subsidiaries, (iii) any material loan or credit agreement, note, bond, mortgage, indenture, guaranty, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iv) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iv), any such violations, defaults, rights, liens, security interests, changes or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or under the Company Ancillary Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Ancillary Agreements by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Company Ancillary Agreements, except for (i) in connection, or in compliance with, the provisions of the Bank Act and the HSR Act, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) State Takeover Approvals, (iv) such filings as may be required in connection with the taxes described in Section 5.8, (v) applicable requirements, if any, of
                            -----------
Blue Sky Laws and (vi) applicable requirements, if any, under foreign laws.

          Section 3.5 Financial Statements. Section 3.5 of the Company Letter
                      --------------------
contains the balance sheet (the "Balance Sheet") of the Company and its
                                 -------------
subsidiaries as of December 31, 2001 (the "Balance Sheet Date") and the related
                                           ------------------
statements of income, stockholders' equity and cash flows for the year then ended, together with the appropriate notes to such financial statements, accompanied by the report thereon of Johnson & Sheldon, P.C., independent public accountants (the "Audited Financial Statements"). Except as disclosed in the
                  ----------------------------
notes thereto, the Audited Financial Statements have been prepared in conformity with GAAP consistently applied and fairly present in all material respects the financial position of the Company and its subsidiaries at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated.

          Section 3.6 No Dividends; Absence of Certain Changes or Events.
                      --------------------------------------------------

          (a) Except as set forth in Section 3.6(a) of the Company Letter, neither the Company nor any of its partially-owned Subsidiaries has ever declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders (and no record date with respect to any of the foregoing has occurred) or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest.

          (b) Except as set forth in Section 3.6(b) of the Company Letter, since the Balance Sheet Date there has been:

          (i) no Material Adverse Change with respect to the Company; and

          (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any material assets or business of the Company or any of its Subsidiaries.

          (c) Except as set forth in Section 3.6(c) of the Company Letter, since the Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Section 3.6(c) of the Company Letter, neither the Company nor any of its Subsidiaries has:

          (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

          (ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities;

          (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or liabilities and obligations not exceeding $50,000 in the aggregate;

          (iv) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any Company Agreement (as hereinafter defined);

          (v) undertaken or committed to undertake capital expenditures exceeding $50,000 for any single project or related series of projects or $150,000 in the aggregate;

          (vi) made charitable donations in excess of $10,000 in the aggregate;

          (vii) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company or any of its Subsidiaries to any of the stockholders of the Company or any of their respective Affiliates (as hereinafter defined)), or mortgaged or pledged, or imposed or suffered to be imposed any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind (an "Encumbrance"), on,
                                                           -----------
     any of the assets reflected on the Balance Sheet or any assets acquired by the Company or any of its Subsidiaries after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for (A) liens for taxes and other governmental charges and assessments which are not yet due and payable, (B) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (C) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection (each, a "Permitted Encumbrance");
                                    ---------------------

          (viii) canceled any debts owed to or claims held by the Company or any of its Subsidiaries (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice or claims not exceeding $50,000 in the aggregate;

          (ix) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

          (x) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of its business consistent with past practice;

          (xi) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of its business consistent with past practice;

          (xii) instituted any increase in any compensation payable to any employee, director or consultant of the Company or any of its Subsidiaries or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or any of its Subsidiaries except, in case of employees other than directors or officers, salary increases in connection with annual or periodic compensation reviews in the ordinary course of business consistent with the Company's past practice;

          (xiii) made any tax election or settled or compromised any material federal, state, local or foreign income tax liability;

          (xiv) prepared or filed any Tax Return (as hereinafter defined) inconsistent with past practice or, on any such Tax Return, taken any position, made any election or adopted any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (xv) made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Audited Financial Statements; or

          (xvi) entered into or become committed to enter into any other material transaction except in the ordinary course of business consistent with past practice.

          (d) Except as set forth in Section 3.6(d) of the Company Letter, neither the Company nor any of its Subsidiaries is subject to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of its business consistent with past practice after the Balance Sheet Date.

          Section 3.7 Governmental Permits. Each of the Company and its
                      --------------------
Subsidiaries owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Entities which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (herein collectively called "Company Permits"), except where the
                                       ---------------
failure to own, hold or possess any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Complete and correct copies of all of the Company Permits have been delivered by the Company to Parent.

          Each of the Company and its Subsidiaries has fulfilled and performed its obligations under each of the material Company Permits, and each of the Company Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Effective Time, in each case without
(x) the occurrence of any breach, default or forfeiture of rights thereunder or
(y) the consent, approval or act of, or the making of any filing with, any Governmental Entity.

          Section 3.8 Registration Statement and Proxy Statement. None of the
                      ------------------------------------------
information to be supplied by the Company for inclusion in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Stockholder Meeting, any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required at that time to be described in the Proxy Statement or the Registration Statement, the Company shall deliver to Parent a description of such event in order to permit Parent promptly to file an appropriate amendment or supplement with the SEC and, as required by law, disseminate an appropriate amendment or supplement to the stockholders of the Company. The Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the TBCA.

          Section 3.9 Tax Matters.
                      -----------

          (a) Except as set forth in Section 3.9(a) of the Company Letter, (i) each of the Company, each Subsidiary of the Company and each Company Group (as hereinafter defined) has timely filed all federal, and all material state, local and foreign, Tax Returns (as hereinafter defined) required to have been filed, or appropriate extensions therefor have been properly obtained; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company, each Subsidiary of the Company and each Company Group for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company, any Subsidiary of the Company or any Company Group have been timely paid; (iv) none of the Company, any Subsidiary of the Company or any member of any Company Group has waived or been requested to waive any statute of limitations in respect of Taxes, which waiver or request is currently in effect;
(v) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed or threatened with respect to Taxes of the Company, any Subsidiary of the Company or any Company Group and, to the Knowledge of the Company, no basis exists therefor; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vii) all Tax Sharing Arrangements (as hereinafter defined) and Tax indemnity arrangements (in each case to which the Company or any Subsidiary of the Company is or becomes a party) will terminate prior to the Effective Time and neither the Company nor any Subsidiary of the Company will have any liability thereunder on or after the Effective Time; (viii) there are no liens for Taxes upon the assets of the Company or any Subsidiary of the Company except liens relating to current Taxes not yet due; (ix) all Taxes which the Company, any Subsidiary of the Company or any Company Group is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the respective taxing authorities or accrued, reserved against and entered on the books of the Company; and (x) the charges, accruals and reserves in respect of Taxes on the Balance Sheet are adequate to provide for all unpaid Taxes as of the Balance Sheet Date.

          (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transactions contemplated by this Agreement under the laws of the State of Texas.

          (c) As a result of the transactions contemplated by this Agreement, none of the Company, any Subsidiary of the Company or Parent has made, or will be obligated to make, a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in
Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (d) Except as set forth in Section 3.9(d) of the Company Letter, none of the Company, any predecessor of the Company or any Subsidiary of the Company is (and none thereof has ever been) a member of (i) any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) or (ii) any other group of corporations or entities which files or has filed Tax Returns on a combined, consolidated or unitary basis.

          (e) For purposes of this Agreement: (i) "Company Group" means any
                                                   -------------
"affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Time, includes or has included the Company or any Subsidiary of the Company, or any predecessor of the Company or any Subsidiary of the Company (or another such predecessor), or any other group of corporations which, at any time on or before the Effective Time, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Subsidiary of the Company, or any predecessor of the Company or any Subsidiary of the Company (or another such predecessor), (ii) "Taxes" means any federal,
                                                    -----
state, local, foreign or provincial income, gross receipts, windfall profit, severance, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer, stamp or environmental (including Taxes under Section 59A of the Code) or excise tax or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, (iii) "Tax Return" means any return,
                                                   ----------
report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and
(iv) "Tax Sharing Arrangement" means any written or unwritten agreement or
      -----------------------
arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company or any Subsidiary of the Company.

          Section 3.10 Actions, Proceedings and Violations.
                       -----------------------------------

          (a) There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries or against or involving any of the present or former directors, officers, employees or, to the Knowledge of the Company, consultants, agents or stockholders of the Company or any of its Subsidiaries, in such capacities, or any of the properties, assets or business of the Company or any Subsidiary of the Company or any Company Plan (as hereinafter defined). Except as set forth in
Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees or, to the Knowledge of the Company, consultants, agents or stockholders, in such capacities, or any of the properties, assets or business of the Company or any of its Subsidiaries or any Company Plan, and, to the Knowledge of the

Company, there exists no reasonable basis therefore, including, without limitation, any actions, suits or claims or legal, administrative or arbitration proceedings or investigations relating to (i) prior employment of any of the Company's employees, (ii) the use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers or
(iii) the transactions contemplated by this Agreement and the Company Ancillary Agreements.

          (b) The Company and each of its Subsidiaries (i) has complied in all material respects with all Requirements of Laws which are applicable to the Company's or such Subsidiary's assets or their uses or business, and no notice of any violation of any such Requirements of Laws has been received by the Company or any of its Subsidiaries, and (ii) has not violated its charter, bylaws or other organizational documents.

          (c) For purposes of this Agreement, (i) "Knowledge of the Company"
                                                   ------------------------
means the actual knowledge of the individuals identified on Section 3.10(c) of the Company Letter, and (ii) "Requirements of Laws" means any foreign, federal,
                              --------------------
state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Entity (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

          Section 3.11 Certain Agreements. Except as set forth in Section 3.11
                       ------------------
of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option or other right to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option, other right or shares.

     Section 3.12 Employee Benefits.
                  -----------------

          (a) Each Company Plan is listed in Section 3.12(a) of the Company Letter. With respect to each Company Plan, the Company has delivered to Parent a true and correct copy of (i) the three (3) most recent annual reports (Form
5500) filed with the Internal Revenue Service ("IRS"), (ii) each such Company
                                                ---
Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy or audit. Each Company Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes
                          -----
and governmental rules and regulations. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained, contributed to, or had any liability under, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

          (b) Except as listed in Section 3.12(b) of the Company Letter, with respect to the Company Plans, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which the Company or ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law. The Company's 401(k) Profit Sharing Plan & Trust is intended by its terms to be qualified under Section 401(a) of the Code. Such plan has been adopted under a regional prototype that has been determined by the IRS to be so qualified and there exists no reason why such plan is not so qualified in form or operation. Neither the Company nor any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Company Plan which could subject any such plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code. Neither the Company nor any ERISA Affiliate has any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by
Section 4980B of the Code.

          (c) As used herein, (i) "Company Plan" means a "pension plan" (as
                                   ------------
defined in Section 3(2) of ERISA, a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "ERISA Affiliate" means any trade or business (whether or not incorporated)
 ---------------
which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

          (d) Section 3.12(d) of the Company Letter contains a list of all (i) employment, compensation and other agreements with current and former employees, consultants and independent contractors providing services to the Company or any ERISA Affiliate, (ii) severance programs and policies of the Company and each ERISA Affiliate with or relating to its current and former employees, consultants and independent contractors, and (iii)
plans, programs, agreements and other arrangements of the Company and each ERISA Affiliate with or relating to its current and former employees, consultants and independent contractors containing change of control or similar provisions (collectively, "Company Employment Agreements"). The Company has delivered to
                -----------------------------
Parent a true and correct copy of each Company Employment Agreement and any amendments thereto.

          (e) The Company is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          Section 3.13 Worker Safety and Environmental Laws. The properties,
                       ------------------------------------
assets and past and present operations of the Company and its Subsidiaries have been and are in all material respects in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 3.14 Labor Matters. Section 3.14 of the Company Letter
                       -------------
contains a true and complete listing of all employees of the Company and each of its Subsidiaries, their annual salaries and their dates of hire. The Company and each of its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any withholding taxes or penalties for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business
                                                           ----------------
Personnel"), and there is no unfair labor practice complaint or grievance
---------
pending or threatened in writing against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may reasonably be expected to interfere with the respective business activities of the Company or any of its Subsidiaries.

          Section 3.15 Intellectual Property; Software.
                       -------------------------------

          (a) For purposes of this Agreement, the term "Intellectual Property"
                                                        ---------------------
means the intellectual property owned by, licensed to, or used by the Company or any Subsidiary of the Company that relates to either the Company's or such Subsidiary's business, including without limitation:

          (i) all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto ("Patent Rights");
                                            -------------

          (ii) all United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including, without limitation, all assumed or fictitious names under which the Company or any Subsidiary of the Company is conducting its business or has within the previous five years conducted its business), and any other source-identifying designations or devices, including, without limitation, any combinations and variations thereof, and associated goodwill, whether registered or unregistered, and pending applications to register the foregoing ("Trademarks");
       ----------

          (iii) all United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same ("Copyrights");
                                                                   ----------

          (iv) all Internet domain names and registrations thereof ("Domain
                                                                     ------
     Names"); and
     -----

          (v) all confidential ideas, trade secrets, computer software, including source code, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information ("Trade Secrets").
                   -------------

          Section 3.15(a) of the Company Letter sets forth (i) all registered Patent Rights, Trademarks and Copyrights, and applications for any of the foregoing, and all Domain Names, owned by, licensed to or used by the Company or any Subsidiary of the Company that are material to the conduct of the Company's or such Subsidiary's business as presently conducted (the "Registered
                                                           ----------
Intellectual Property"), together with copies of all registrations thereof, and
---------------------
(ii) all unregistered Trademarks and Copyrights owned by, licensed to or used by the Company or any Subsidiary of the Company that are material to the conduct of the Company's or such Subsidiary's business as presently conducted.

          (b) For purposes of this Agreement, the term "Software" means computer
                                                        --------
software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code or human readable form, owned by, licensed to or used by the Company or any Subsidiary of the Company. Section 3.15(b) of the Company Letter sets forth all such Software that is material to the conduct of the Company's or any such Subsidiary's business as presently conducted.

          (c) Section 3.15(c) of the Company Letter contains a list and description of all agreements, commitments, contracts, understandings, licenses, sublicenses, assignments and indemnities, which relate or pertain to any Intellectual Property or Software that are material to the conduct of the Company or any of its Subsidiaries' business as currently conducted, to which the Company or any Subsidiary of the Company is a party, showing in each case the parties thereto and the material terms thereof. Correct and complete copies of all written items identified in Section 3.15(c) of the Company Letter have been delivered by the Company to Parent.

          (d) Except as disclosed in Section 3.15(d) of the Company Letter, each of the Company and its Subsidiaries either (i) owns the entire right, title and interest in and to the Intellectual Property and Software, free and clear of any Encumbrance or (ii) except with respect to software licensed to the Company that is subject to "shrink-wrap" license agreements, either the Company or a Subsidiary of the Company has the perpetual, unrestricted and royalty-free rights to use the Intellectual Property and the Software.

          (e) Except as disclosed in Section 3.15(e) of the Company Letter, (i) neither the Company nor any Subsidiary of the Company is in breach of, and, to the Knowledge of the Company, there is no allegation (communicated orally or in writing) that the Company or any Subsidiary of the Company is in breach of any material provision of any agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity which relates to any of the Intellectual Property, the Software or any other intellectual property right of a third party, (ii) neither the Company nor any Subsidiary of the Company has, through any action or omission, materially impaired or otherwise materially adversely affected the rights of the Company or any Subsidiary of the Company in any of the Intellectual Property or Software, (iii) nothing with respect to the Intellectual Property and items identified in Section 3.15(c) of the Company Letter, nor any agreement, commitment, contract, understanding, license, sublicense, assignment or indemnity that relates to any other intellectual property of any third party, shall restrict the Company's right, power and authority to execute and deliver this Agreement and the Company Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to comply with or fulfill the terms, conditions or provisions hereof or thereof and (iv) the transactions contemplated by this Agreement and the Company Ancillary Agreements shall have no material adverse effect on the validity and enforceability of any of the Intellectual Property or materials identified in Sections 3.15(a) and (b) of the Company Letter and, except as disclosed in
Section 3.15(e) of the Company Letter, the right, title and interest to such Intellectual Property and Software of the Company or any Subsidiary of the Company immediately after the Effective Time shall be identical to that of the Company or such Subsidiary immediately prior to the Effective Time.

          (f) Except as disclosed in Section 3.15(a) of the Company Letter: (i) the Registered Intellectual Property has not been sold, assigned or transferred to a third party, or abandoned or permitted to lapse, and is not the subject of any pending opposition proceedings, office actions, pending cancellation proceedings, pending interference proceedings, pending lawsuits naming the Company or any of its Subsidiaries as a party or, to the Knowledge of the Company, any other pending challenges or proceedings; (ii) all registrations for Intellectual Property identified as being owned by the Company or any of its Subsidiaries are valid and in force, and all applications to register any unregistered Intellectual Property are pending and in good standing, all without challenge of any kind; (iii) to the Knowledge of the Company, the Intellectual Property owned by the Company and each of its Subsidiaries is valid and enforceable; and (iv) each of the Company and its Subsidiaries has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by the Company and such Subsidiaries, and to the Knowledge of the Company, there is no basis for any such action.

          (g) Except as disclosed in Section 3.15(g) of the Company Letter, each of the employees, agents, consultants, contractors or others who have contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of the Company or its Subsidiaries: (i) has assigned to the Company or the relevant Subsidiary, or is under a valid obligation to assign to the Company or such Subsidiary, all right, title and interest in such Intellectual Property; (ii) is a party to a valid "work-for-hire" agreement under which the Company or any of its Subsidiaries is deemed to be the original owner/author of all property rights therein; or (iii) otherwise has by operation of law vested in the Company or any of its Subsidiaries all right, title and interest in such Intellectual Property by virtue of his employment relationship with the Company or any of its Subsidiaries. None of the Company's or any Subsidiary's officers or, to the Knowledge of the Company, employees has entered into any agreement relating to the prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company or its Subsidiaries.

          (h) Except as disclosed in Section 3.15(h) of the Company Letter: (i) the Company and its Subsidiaries (including any predecessors-in-interest thereof) have not infringed any copyright, mask work right, trademark, service mark, trade name, patent, patent right or trade secret or other property right of any third Person, (ii) no claim of any such infringement has been made or asserted against the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has had notice (whether written or oral) of any such claim and (iv) to the Knowledge of the Company, no basis for such a claim exists in connection with the operations, products (including software, equipment, machinery or other devices), processes, methods or activities of the Company or any of its Subsidiaries.

          (i) Except as disclosed in Section 3.15(i) of the Company Letter, neither the Company nor any Subsidiary of the Company, nor their respective employees or agents, have taken any of the following actions such that a Material Adverse Effect on its rights in the Intellectual Property or Software would result: disclosing or providing access to source code for the Software except to employees of the Company or its Subsidiaries bound by confidentiality obligations to the Company or its Subsidiaries or to third party consultants bound by confidentiality agreements; disclosing any Trade Secrets without an appropriate non-disclosure agreement; providing access to the Software without restrictions on use (including against copying, sale, transfer, recompilation, disassembly or reverse-engineering); or embedding, incorporating or modifying third-party software or other material without adequate permission.

          (j) Except as disclosed in Section 3.15(j) of the Company Letter: (i) the Software is not subject to any transfer, assignment, site, equipment or other operational limitations; (ii) the Company has protected the Software it owns (the "Owned Software") (including, without limitation, all source code and
           --------------
system specifications) with confidentiality and non-disclosure agreements and such other measures as the Company has deemed necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) the Owned Software is eligible for protection and registration under applicable copyright law; (iv) the Company has copies of all releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) the Company has complete and exclusive right, title and interest in and to the Owned Software; (vi) the Company has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company); (vii) the Owned Software does not infringe any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person; (viii) in all material respects, the Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level or proprietary language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same and (ix) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person.

          Section 3.16 Availability of Assets. Except as set forth in Section
                       ----------------------
3.16 of the Company Letter, the assets owned or leased by the Company and its Subsidiaries constitute all the assets used in its business (including, without limitation, all books, records, computers and computer programs and data processing systems) and are, in all material respects, in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and, in all material respects are in serviceable condition and are, in all material respects, generally suitable for the uses for which intended. Except as disclosed in Section 3.16 of the Company Letter, there are no material services provided by any of the stockholders of the Company or any of their Affiliates to the Company or any Subsidiary of the Company utilizing either (i) assets not owned by the Company or its Subsidiaries as of the Effective Time or (ii) Persons not employed by the Company or its Subsidiaries. For purposes of this Agreement, "Affiliate" means, with respect to any Person, any other Person which
            ---------
directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this Agreement, "Person" means any individual,
                                                   ------
corporation, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.

          Section 3.17 Real Property. Except as disclosed in Section 3.17 of the
                       -------------
Company Letter (the "Real Property"), neither the Company nor any of its
                     -------------
Subsidiaries owns any real property or holds any option to acquire any real property.

          Section 3.18 Real Property Leases. Section 3.18 of the Company Letter
                       --------------------
sets forth a list and brief description of each lease or similar agreement under which the Company or any Subsidiary of the Company is lessee of, or holds or operates, any real property owned by any third Person (the "Leased Real
                                                            -----------
Property"). Except as set forth in Section 3.18 of the Company Letter, each of
--------
the Company and its Subsidiaries has the right to quiet enjoyment of all the real property described in such Section of which it is the lessee for the full term of each such lease or similar agreement (and any related renewal option) relating thereto, and the leasehold or other interest of the Company or any Subsidiary in such real property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances or Encumbrances created in the respective lease agreement. Complete and correct copies of each such lease or similar agreement has been delivered by the Company to Parent.

          Section 3.19 Personal Property Leases. Section 3.19 of the Company
                       ------------------------
Letter contains a brief description of each lease or other agreement or right, whether written or oral, under which the Company or any Subsidiary of the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party, except for any such lease, agreement or right that is terminable by the Company or any Subsidiary of the Company without penalty or payment on notice of 30 days or less or which involves the payment by the Company or any Subsidiary of the Company of rentals of less than $10,000 per year.

          Section 3.20 Title to Assets. Each of the Company and its Subsidiaries
                       ---------------
has good title to all of its assets reflected on the Balance Sheet as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Balance Sheet Date in the ordinary course of business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Section 3.20 of the Company Letter.

          Section 3.21 Contracts. Except as set forth in Section 3.18, 3.19 or
                `      ---------
3.21 of the Company Letter, neither the Company nor any Subsidiary of the Company is a party to or bound by:

          (i) any contract for the purchase, sale or lease of real property;

          (ii) any contract for the purchase of goods or raw materials, other than any contract not involving payments or receipts of more than $10,000 which is not material to the Company or any of its Subsidiaries and can be terminated by the Company or such Subsidiary within one year of the date hereof without any payment or penalty;

          (iii) any contract for the sale of goods or services, other than any contract not involving payments or receipts of more than $10,000 which is not material to the Company or any of its Subsidiaries and can be terminated by the Company or such Subsidiary within one year of the date hereof without any payment or penalty;

          (iv) any contracts relating to the marketing, distribution or manufacturing of products, services, processes or technology, other than any contract not involving payments or receipts of more than $10,000 which is not material to the Company or any of its Subsidiaries and can be terminated by the Company or such Subsidiary within one year of the date hereof without any payment or penalty;

          (v) any contract for the purchase, licensing or development of software to be used by the Company or any Subsidiary of the Company other than contracts for the purchase or licensing of shrink-wrap, off-the-shelf software not involving the payment of more than $20,000 in the aggregate;

          (vi) any guarantee of the obligations or liabilities of customers, suppliers, officers, directors, employees, Affiliates of the Company or its Subsidiaries or any other Persons;

          (vii) any agreement which provides for, or relates to, the incurrence by the Company or any Subsidiary of the Company of debt for borrowed money or the extension of credit by the Company or any Subsidiary of the Company to any other Person other than routine extensions of trade credit in the ordinary course of business consistent with past practice;

          (viii) any agreement or understanding with a third party that restricts the Company or any Subsidiary from carrying on its business anywhere in the world;

          (ix) any contract which provides for, or relates to, any confidentiality arrangement or any non-competition arrangement with any Person, including any current or former officer or employee of the Company or any Subsidiary, other than confidentiality contracts, executed in the normal course of business with non affiliated third parties which do not in any material way constrain the conduct of the business of the Company and its Subsidiaries as currently conducted;

          (x) any contract or group of related contracts for capital expenditures in excess of $50,000 for any single project or related series of projects;

          (xi) any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses;

          (xii) any contract which involves payments or receipts by the Company or any Subsidiary of the Company of more than $50,000;

          (xiii) any processing agreements with an independent sales organization or financial institution;

          (xiv) any contract for any purpose (whether or not made in the ordinary course of the business or otherwise not required to be listed or described in Section 3.21 of the Company Letter) which is material to the Company, any Subsidiary of the Company or their respective businesses; or

          (xv) any contract not made in the ordinary course of business.

          Section 3.22 Status of Contracts. Except as set forth in Section 3.22
                       -------------------
of the Company Letter, each of the leases, contracts and other agreements listed in Sections 3.12, 3.15, 3.18, 3.19 and 3.21 of the Company Letter (collectively, the "Company Agreements") constitutes a valid and binding obligation of the
     ------------------
Company and, to the Knowledge of the Company, the other parties thereto and is in full force and effect and (except as set forth in Section 3.4 of the Company Letter and except for those Company Agreements which by their terms will expire prior to the Effective Time or are otherwise terminated prior to the Effective Time in accordance with the provisions hereof) will continue in full force and effect after the Effective Time, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Each of the Company and its Subsidiaries has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and neither the Company nor any Subsidiary of the Company is in, or is alleged to be in, breach or default under, nor, to the Knowledge of the Company, is there or, to the Knowledge of the Company, is there alleged to be any basis for termination of any of the Company Agreements and, to the Knowledge of the Company, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or any Subsidiary of the Company or, to the Knowledge of the Company, by any such other party. Complete and correct copies of each of the Company Agreements have heretofore been delivered by the Company to Parent.

          Section 3.23 Insurance. Each of the Company and its Subsidiaries
                       ---------
maintain policies of fire and casualty, liability (general, products and other liability), workers' compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by companies engaged in the same or a similar business. Section 3.23 of the Company Letter sets forth a list of insurance maintained, owned or held by the Company or any Subsidiary. The Company and its Subsidiaries shall keep or cause such insurance or comparable insurance in full force and effect through the Effective Time. Each of the Company and its Subsidiaries has complied with each such insurance policies and has not failed to give any notice or to present any claim thereunder in a due and timely manner.

          Section 3.24 Budget. Section 3.24 of the Company Letter sets forth (a)
                       ------
as of the date hereof the budgets of capital, payroll and other expenditures of the Company and its Subsidiaries prepared in the ordinary course of its business for the fiscal year ending December 31, 2002 and (b) the total capital expenditures through March 4, 2002, if any, for each capital expenditure project for which funds are proposed to be expended during 2002.

          Section 3.25 Takeover Statutes and Charter Provisions. To the
                       ----------------------------------------
Knowledge of the Company, no state takeover statutes or charter or bylaw provisions are applicable to the Merger, this Agreement, the Voting Agreements, the Parent Ancillary Agreements and the Company Ancillary Agreements, and the transactions contemplated hereby and thereby.

          Section 3.26 Required Vote of Company Stockholders. The affirmative
                       -------------------------------------
vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock is required to adopt this Agreement. No other vote of the securityholders of the Company is required by law, the Company Charter, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby and by the Parent Ancillary Agreements and the Company Ancillary Agreements.

          Section 3.27 Reorganization. To the Knowledge of the Company, neither
                       --------------
it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

          Section 3.28 Brokers. No broker, investment banker or other Person is
                       -------
entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          Section 3.29 Hart-Scott-Rodino. The Company is its own sole "ultimate
                       -----------------
parent
entity" (as defined in 16 C.F.R.ss.801.1(a)(3)(2001)).

          Section 3.30 Customer Agreements. Each of the processing agreements
                       -------------------
with an independent sales organization to which the Company or any Subsidiary is a party is similar in all material respects to one of the forms of EFT Processing Agreement included in Section 3.30(a) of the Company Letter. Each of the processing agreements with a financial institution to which the Company or any Subsidiary is a party is similar in all material respects to one of the forms of EFT Processing Agreement included in Section 3.30(b) of the Company Letter.

          Section 3.31 Bank Act. The Company and its Subsidiaries are engaged in
                       --------
only those activities set forth in Section 3.31 of the Company Letter (the "Current Activities"). The Company does not, directly or indirectly or acting in
 ------------------
concert with others, own or control more than 5% of the voting stock of any insured depository institution.

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          Section 4.1 Conduct of Business Pending the Merger. Except as
                      --------------------------------------
expressly permitted by clauses (i) through (xviii) of this Section 4.1, during
                                                           -----------
the period from the date of this Agreement through the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends by the Company's Subsidiaries to the Company;

          (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

          (iv) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities;

          (v) amend its charter or bylaws or other comparable charter or organizational documents;

          (vi) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole;

          (vii) sell, transfer, lease, license, mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice and other than the Divestiture Transactions (as defined in Section 5.16);
                                 ------------

          (viii) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than (A) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, (B) cash management activities carried on in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole and (C) advances to employees for travel and related business expenses consistent with Company policies and past practices;

          (ix) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary other than the Divestiture Transactions;

          (x) enter into, adopt or amend any severance plan, agreement or arrangement, Company Plan or Company Employment Agreement;

          (xi) increase the compensation payable or to become payable to its directors, officers or employees or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any current or former director or officer of the Company or any of its Subsidiaries, except, in case of employees other than directors or officers, as may be in the ordinary course of business consistent with the Company's past practice in connection with annual compensation reviews, or establish, adopt, enter into or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

          (xii) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (xiii) make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

          (xiv) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (xv) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (xvi) enter into, amend or terminate (a) any agreement or contract material to the Company and its Subsidiaries, taken as a whole, (b) any noncompetition agreement, or (c) any agreement pursuant to which any third party is granted marketing, distribution, manufacturing or any other rights with respect to any Company product, services, processes or technology; or make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $250,000;

          (xvii) waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business consistent with past practice;

          (xviii) initiate, settle or compromise any litigation or arbitration proceeding;

          (xix) engage in any activity other than the Current Activities; or

          (xx) authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          Section 4.2 No Solicitation.
                      ---------------

          (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the Stockholder
                           --------  ------
Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Takeover

Proposal by such Person, if and only to the extent that (w) such Takeover Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Board of Directors of the Company, based on the written opinion of its financial advisors, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and, in the reasonable good faith judgment of the Board of Directors of the Company, based on the written opinion of its financial advisors, the Person making such Superior Proposal has the financial means to conclude such transaction, (x) the failure to take such action would in the reasonable good faith judgment of the Board of Directors of the Company, on the basis of the advice of the outside corporate counsel of the Company, violate the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law, (y) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, such Board of Directors receives from such Person an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreement (as defined below) and (z) the Company shall have fully complied with this Section 4.2. For purposes of this Agreement,
                              -----------
"Takeover Proposal" means any proposal or offer, or any expression of interest,
 -----------------
by any Person other than Parent or Sub relating to the Company's willingness or ability to receive or discuss a proposal or offer for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, a substantial portion of the voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) The Company shall advise Parent orally (within one business day) and in writing (as promptly as practicable) of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal, (ii) the material terms of such Takeover Proposal and (iii) the identity of the Person making any such Takeover Proposal or inquiry; provided that the Company's obligation pursuant to this Section 4.2(b) with respect to the notification of
                            -------------
any Takeover Proposal shall not become effective until any member of the Board of Directors of the Company or any of C. Campbell Burgess, Todd Clark and Keevin Clark has actual knowledge of such Takeover Proposal. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

          Section 4.3 Third Party Standstill Agreements. During the period from
                      ---------------------------------
the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, without limitation, injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

          Section 4.4 Reorganization. During the period from the date of this
                      --------------
Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall knowingly take or fail to take any action which action or failure could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

          Section 5.1 Stockholder Meeting. The Company will, as soon as
                      -------------------
practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the
                                                 -------------------
purpose of considering the approval of this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and shall use all reasonable efforts to solicit such approval by its stockholders and such Board of Directors shall not withdraw or modify, or propose to withdraw or modify in a manner adverse to Parent, such recommendation. The Company agrees to submit this Agreement to its stockholders for approval whether or not the Board of Directors of the Company determines at any time subsequent to the date hereof that this Agreement is no longer advisable and recommends that the stockholders of the Company reject it.

          Section 5.2 Preparation of the Registration Statement and the Proxy
                      -------------------------------------------------------
Statement. Parent shall prepare and file with the SEC the Registration
---------
Statement, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. Parent shall also take any action reasonably required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

          Section 5.3 Access to Information. Subject to any written contractual
                      ---------------------
or legal restrictions applicable to the Company and any of its Subsidiaries existing prior to the date hereof, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of all of its employees, customers, properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) during normal business hours during the period from the date of this Agreement through the Effective Time and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as the other may reasonably request. Parent shall afford to the accountants, counsel, financial advisors and other representatives of the Company reasonable access to the executive officers of Parent during normal business hours during the period from the date of this Agreement through the Effective Time. No investigation pursuant to this Section
                                                                        -------
5.3 shall affect any representation or warranty in this Agreement of any party
---
hereto or any condition to the obligations of the parties hereto. All information obtained pursuant to this Section 5.3 shall be kept confidential in
                                      -----------
accordance with the Confidentiality Agreement, dated January 24, 2002

w                                      A-36
between Parent and the Company (the "Confidentiality Agreement").
                                     -------------------------

          Section 5.4 Compliance with the Securities Act. Section 5.4 of the
                      ----------------------------------
Company Letter contains a list identifying all Persons who, at the time of the Stockholder Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). The Company shall cause each Person who is identified in
 -------------------
such list to execute and deliver to Parent within 30 days of the date hereof a written agreement in substantially the form of Exhibit C hereto (the "Company
                                                                      -------
Affiliate Letter"). Prior to the Effective Time, the Company shall amend and
----------------
supplement Section 5.4 of the Company Letter and cause each additional Person who is identified as a Rule 145 Affiliate of the Company to execute the Company Affiliate Letter. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by affiliates of the Company pursuant to this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Letter.

          Section 5.5 Fees and Expenses. Except as provided in this Section 5.5
                      -----------------                             -----------
and Section 5.8, whether or not the Merger is consummated, all costs and
    -----------
expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including, without limitation, filing fees under the Bank Act, HSR Act and Securities Act) shall be divided equally between Parent and the Company.

          Section 5.6 Commercially Reasonable Efforts.
                      -------------------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and making of all necessary registrations and filings (including filings with Governmental Entities) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with State Takeover Approvals), (ii) obtaining all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

          (b) Each party shall use all commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this

Agreement.

          (c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company relating to this Agreement or the transactions contemplated hereby, (i) neither Parent nor any of its Affiliates shall be required to (x) divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates, or that otherwise would have an adverse effect on Parent or the Company or (y) commence or defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (ii) the Company (x) shall not, and shall not permit any of its Affiliates to, take or agree to take any such action without Parent's prior written consent and (y) shall not be obligated to commence or defend any lawsuits or other legal proceedings against any Governmental Entity, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and thereby unless Parent or Sub is a party to any such lawsuit or other legal proceeding and requests that Company cooperate in the prosecution or defense, as the case may be, of such lawsuit or other legal proceeding.

          (d) Nothing contained in this Agreement, including without limitation this Section 5.6, shall limit or restrict Parent or any of its Subsidiaries from
     -----------
entering into or effecting any agreement relating to any other business combination, acquisition or merger, and no such business combination, acquisition or merger shall be deemed to violate this Section 5.6.
                                                      ------------

          Section 5.7 Public Announcements. Parent and the Company will not
                      --------------------
issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with Nasdaq.

          Section 5.8 Real Estate Transfer and Gains Tax. Parent and the Company
                      ----------------------------------
agree that either the Company or the Surviving Corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes,
 -----------
payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined in good faith by Parent and the Company.

          Section 5.9 State Takeover Laws. If any "fair price," "business
                      -------------------
combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Company Ancillary Agreements, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

          Section 5.10 Indemnification of Directors and Officers. For six years
                       -----------------------------------------
from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter (to the fullest extent permitted by applicable law) for acts or omissions occurring at or prior to the Effective Time, and shall advance expenses reasonably incurred by each such person in connection with defending any claim, action or investigation arising out of such acts or omissions (including the reasonable costs of any investigation and preparation in connection therewith), to the fullest extent permitted by the TBCA. To the extent permitted by applicable law, Parent shall provide such indemnification in the event it cannot be or is not provided by the Surviving Corporation.

          Section 5.11 Notification of Certain Matters. Parent shall use its
                       -------------------------------
commercially reasonable efforts to give prompt notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The Company shall use its commercially reasonable efforts to give prompt notice to Parent of any change or event which would be reasonably likely to have a Material Adverse Effect on the Company. The delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies
                 ------------
available hereunder to the party receiving such notice.

          Section 5.12 Stock Exchange Listing. Parent shall make reasonable
                       ----------------------
efforts to have authorized for quotation on Nasdaq, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger.

          Section 5.13 Indemnity Agreement. No later than immediately prior to
                       -------------------
the Effective Time, the Company will cause the Stockholder Representative to execute and deliver the Indemnity Agreement to Parent and the Indemnity Agent, with such changes thereto as may be requested by the Indemnity Agent that are acceptable to Parent.

          Section 5.14 Amarillo Operations. In connection with the business of
                       -------------------
the Company, Parent shall maintain a facility in Amarillo, Texas until the third anniversary of the Closing. The range of activities carried out in such facility will be determined by Parent from time to time after consultation with the chief executive officer of the Company.

          Section 5.15 Employment Matters. Parent shall reserve 50,000 shares of
                       ------------------
Parent Common Stock for grants under its stock option plan to employees of the Company designated by Parent who remain employees of the Surviving Corporation and satisfy such other reasonable requirements as Parent shall specify. Such grants shall be determined by the Board of Directors of Parent, after consulting with the Chief Executive Officer of the Company, and shall be awarded to such employees within 60 days after the Closing Date. To the extent any Parent Plan (or any plan of the Surviving Corporation) shall be made applicable to any employee or former employee of the Company, Parent shall, or shall cause the Surviving Corporation to, grant to employees and former employees of the Company credit for service with the Company and its Subsidiaries (or service credited by the Company and its Subsidiaries) for the purposes of determining eligibility to participate in such plan and the employee's nonforfeitable interest in benefits thereunder. Parent shall (i) waive or cause to be waived an pre-existing condition limitations that might otherwise apply to employees or former employees of the Company and its Subsidiaries unless not waived under the Company's equivalent plan and (ii) recognize or cause to be recognized the dollar amount of all expenses incurred by employees or former employees of the Company and its Subsidiaries during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductions and co-payment limitations for such year, under the relevant welfare benefit plans of Parent or the Surviving Corporation. Nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to amend or terminate any Company Plan or any other employee benefit plan, program, agreement or policy in accordance with its terms or as requiring the Surviving Corporation or Parent to offer or to continue (other than as required by its terms) any written employment contract.

          Section 5.16 Pre-Closing Divestitures. (a) Prior to the Closing, the
                       ------------------------
Company and its Subsidiaries shall take all necessary action to sell the equity or equity equivalent interests held by the Company in each of Herring National Bancorp., CDR Group, LLC, CDR Source, Inc., Village Tower, Ltd. and One Source Leasing Co., LP (collectively the "Investment Assets") on the following terms:
                                   -----------------

          (i) the sales price for each of the Investment Assets shall be the amount set forth opposite such Investment Asset on Schedule 5.16;
                                                        -------------

          (ii) the Investment Assets shall be sold on an "as is, where is" basis;

          (iii) the Investment Assets shall be sold in accordance with the terms set forth in Schedule 5.16 and on such other terms as Parent approves in
                  -------------
     writing, which approval shall not be unreasonably withheld;

          (iv) prior to or in connection with any transfer of equity interests in Village Tower, Ltd. or the Real Property, Village Tower, Ltd. shall transfer to the Company, free and clear of any Encumbrance, the complete Lucent Definity Prologix PBX Telephone System located at the Real Property and, except as otherwise set forth on Schedule 5.16, any other personal
                                           -------------
     property owned by Village Tower, Ltd. and located at the Real Property in the space leased by the Company for the aggregate price set forth in Schedule
     --------

     5.16;
     ----

          (v) the Company shall obtain all consents, approvals and authorizations necessary for the completion of the transactions contemplated by this Section 5.16 (the "Divestiture Transactions");
                          ------------       ------------------------

          (vi) no liabilities (actual or contingent) related to the Divestiture Transactions shall survive the Effective Time; and

          (vii) all other liabilities or obligations of the Company related to the Investment Assets shall be discharged upon the sale thereof.

          (b) The Company shall not transfer or commit to transfer its interests in the any of the Investment Assets until it shall have (i) delivered written notice to Parent of the proposed terms of such transfer and (ii) received written acknowledgement from Parent that such terms are reasonably acceptable, it being agreed that Parent shall not object to such terms to the extent they are in compliance with the requirements of Section 5.16(a).
                                           --------------

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE MERGER

          Section 6.1 Conditions to Each Party's Obligation to Effect the
                      ---------------------------------------------------
Merger. The respective obligations of each party to effect the Merger shall be
------
subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly approved
              --------------------
by the requisite vote of stockholders of the Company in accordance with applicable law.

          (b) Quotation of Stock. The Parent Common Stock issuable in the Merger
              ------------------
shall have been authorized for quotation on Nasdaq, subject to official notice of issuance.

          (c) Certain Approvals. All approvals to be obtained by Parent, Sub or
              -----------------
the Company required under the Bank Act shall have been received, and the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) No Order. No court or other Governmental Entity having
              --------
jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

          (e) Consents. All authorizations, consents, orders, declarations or
              --------
approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions or agreements contemplated hereby illegal or would have, individually or in the aggregate, an adverse effect on Parent, Sub or the Company (assuming the

Merger had taken place) shall have been obtained, shall have been made or shall have occurred.

          (f) Registration Statement. The Registration Statement shall have
              ----------------------
become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations (including State Takeover Approvals) shall have been received.

          Section 6.2 Conditions to Obligation of the Company to Effect the
                      -----------------------------------------------------
Merger. The obligation of the Company to effect the Merger shall be subject to
------
the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. Each
              ----------------------------------------------------------
of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by an Officer of Parent to such effect.

          (b) Tax Opinion. The Company shall have received an opinion of Gibson,
              -----------
Ochsner & Adkins, LLP, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

          (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

          (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Company Common Stock;

          (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

          (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

In rendering such opinion, Gibson, Ochsner & Adkins, LLP may rely upon the representations contained herein and may receive and rely upon representations from Parent, the Company and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

          Section 6.3 Conditions to Obligations of Parent and Sub to Effect the
                      ---------------------------------------------------------
Merger. The obligations of Parent and Sub to effect the Merger shall be subject
------
to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. The
              ----------------------------------------------------------
Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (b) Tax Opinion. Parent shall have received an opinion of Sidley
              -----------
Austin Brown & Wood, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

          (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

          (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of such shares of Company Common Stock;

          (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

          (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

In rendering such opinion, Sidley Austin Brown & Wood may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and others, including representations from Parent substantially similar to the representations in the Parent Tax Certificate attached to the Parent Letter and representations from the Company substantially similar to the representations in the Company Tax Certificate attached to the Company Letter.

          (c) Material Adverse Effect. Since the Balance Sheet Date through the
              -----------------------
Effective Time, there shall not have been any Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (d) Consents. The Company shall have obtained the consent or approval
              --------
of each Person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby, including the Divestiture Transactions, under any material loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument by which the Company or any of its Subsidiaries is bound.

          (e) No Litigation or Injunction. There shall not be instituted or
              ---------------------------
pending any suit, action or proceeding by any Governmental Entity relating to this Agreement, any of the Company Ancillary Agreements or Parent Ancillary Agreements or any of the transactions contemplated herein or therein. No action or proceeding shall have been commenced seeking any temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or seeking any other legal restraint or prohibition preventing the consummation of the Merger other than any of the foregoing which shall have been dismissed with prejudice.

          (f) Ancillary Agreements. The Indemnity Agreement shall have been
              --------------------
executed by the Stockholder Representative and the Indemnity Agent and delivered to Parent and shall be in full force and effect.

          (g) Capital Structure Certificate. The Company shall have delivered a
              -----------------------------
certificate of its Chief Executive Officer and its Chief Financial Officer setting forth all of the information that would have been required to have been included in Section 3.2(c) of the Company Letter if this Agreement were dated as of the Effective Time.

          (h) Dissenting Stockholders. The Dissenting Shares shall include no
              -----------------------
more than two percent (2%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (i) Stockholder Approval. This Agreement shall have been duly approved
              --------------------
by the stockholders of the Company. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Secretary to such effect.

          (j) Each of the Divestiture Transactions shall have been completed in accordance with Section 5.16, and the Company shall have delivered a certificate
                ------------
signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to the effect that the Divestiture Transactions have been completed in accordance with the terms of Section 5.16 and attaching such
                                          ------------
evidence as Parent may reasonably request.

          (k) FIRPTA Certificate. The Company shall have delivered, not more
              ------------------
that 20 days prior to the Closing Date, a statement in accordance with Treas. Reg. Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a "United States real property holding corporation" for purposes of Section 897 and 1445 of the Code, and neither Parent nor Sub shall have actual knowledge that such statement is false or receive a notice that the statement is false pursuant to Treas. Reg. Section 1.445-4. The form of such statement is attached hereto as Exhibit D. In addition, the Company shall have delivered on the Closing Date the notification to the Internal Revenue Service, in accordance with the requirements pursuant to Treas. Reg. ss. 1.897-(h)(2), of delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of the Company. The Company acknowledges that Parent may cause the Company to file such notification with the Internal Revenue Service on or after the Closing Date. The form of such notification is attached hereto as Exhibit E.

          (l) Employment Agreements. (i) Each of the executives listed in
              ---------------------
Section 6.3(l) of the Company Letter who are parties to an Employment Agreement entered into among the Company, Parent and each such executive on the date hereof (collectively, the "Employment Agreements") shall still be employed by
                           ---------------------
the Company except as a result of death or, to the extent provided in the Employment Agreement to which such executive is a party, disability, (ii) the Employment Agreements shall not have been amended, (iii) the Employment Agreements shall be in full force and effect and the Company shall not have waived any of its rights thereunder and (iv) there shall have been no assertion by any of the executives listed in clause (i) hereof or by the Company that any of the Employment Agreements, in whole or in part, is not effective or is in breach. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

          Section 7.1 Termination. This Agreement may be terminated at any time
                      -----------
prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within thirty business days following receipt by such other party of written notice from the non-breaching party of such failure to comply;

          (c) by either Parent or the Company if there has been (i) a material breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within thirty business days following receipt by the breaching party from the non-breaching party of written notice of the breach;

          (d) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on September 4, 2002; provided,
                                                                    --------
however, that if all approvals to be obtained by Parent, Sub or the Company
-------
required under the Bank Act have not been received or the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act has not expired or terminated, such date shall be extended to December 4, 2002; provided, further, that the right to terminate this Agreement pursuant
         --------  -------
to this Section 7.1(d)(i) shall not be available to any party whose failure to
        ----------------
fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

          (e) by Parent if the stockholders of the Company do not approve this

Agreement at the Stockholder Meeting or at any adjournment or postponement thereof;

          (f) by Parent if (i) the Board of Directors of the Company shall not have recommended, or shall have resolved not to recommend, or shall have qualified, modified or withdrawn its recommendation of the Merger or declaration that the Merger is advisable and fair to and in the best interest of the Company and its stockholders, or shall have resolved to do so, (ii) any Person (other than Parent or its Affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock, (iii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

          (g) by the Company, upon written notice to Parent, at any time during the five trading day period after the Determination Date, if both of the following conditions are satisfied:

          (i) the Parent Average Price on the Determination Date shall be less than $24.00; and

          (ii) (i) the number obtained by dividing the Parent Average Price on the Determination Date by $30.00 (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the average of the Index
          ------------
     Company Ratios less 0.15 (such number being referred to herein as the "Index Ratio");
      -----------

subject, however, to the following provisions. The Company may withdraw such notice of termination at any time within the aforementioned five trading day period. During the five trading day period commencing with its receipt of such notice, Parent shall have the option to elect to increase the Exchange Ratio to equal the least of (i) the number obtained by dividing (1) $24.00 multiplied by the Exchange Ratio (as then in effect) by (2) the Parent Average Price on the Determination Date, (ii) the number obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Parent Ratio and (iii) 2,382,000 divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis. Any election by Parent pursuant to the preceding sentence shall be made by delivery of a written notice to the Company within such five trading day period and shall specify the revised Exchange Ratio. Upon delivery of such notice by Parent, no termination shall be deemed to have occurred pursuant to this Section 7.1(g), and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(g). Promptly after Parent gives notice of its election to adjust the Exchange Ratio hereunder, Parent and the Company shall agree on a date to be the Closing Date under this Agreement, which date shall be not more than five business days after the date of delivery of such notice by Parent.

          For purposes of this Section 7.1(g), the following terms shall have the meanings indicated:

          "Calculation Period" shall mean the 20 consecutive full trading days
           ------------------
ending at the end of the date in question.

          "Determination Date" shall mean the tenth trading day prior to the
           ------------------
Closing Date.

          "Index Company Price" on a given date shall mean the quotient
           -------------------
(calculated to the nearest hundredth) for each company included in the Index Group of (i) the sum for all trading days during the Calculation Period of (x) the average of the high and the low sales price as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded (the "Reporting System") of a share of such
                                  ----------------
company's common stock on each such day, multiplied by (y) the trading volume as reported on such Reporting System of shares of such company's common stock on each such day, divided by (ii) the sum of the trading volumes as reported on such Reporting System of shares of such company's common stock for all such days during the Calculation Period.

          "Index Company Ratios" shall mean, for each company included in the
           --------------------
Index Group, the number obtained by dividing the Index Company Price on the Determination Date by the Index Company Price on the Starting Date.

          "Index Group" shall mean, of the six companies listed in Section 7.1
           -----------
of the Parent Letter, those companies the common stock of which shall be publicly traded since the Starting Date and until the Determination Date and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date.

          "Parent Average Price" on a given date shall equal the quotient
           --------------------
(calculated to the nearest hundredth) of (i) the sum for all trading days during the Calculation Period of (x) the average of the high and the low sales price as reported on Nasdaq of a share of Parent Common Stock on each such day, multiplied by (y) the trading volume as reported on Nasdaq of shares of Parent Common Stock on each such day, divided by (ii) the sum of the trading volumes as reported on Nasdaq of shares of Parent Common Stock for all such days during the Calculation Period.

          "Starting Date" shall mean the tenth trading day prior to the date of
           -------------
this Agreement.

          If Parent or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the 11th trading day prior to the date of this Agreement and the Determination Date, the prices for the common stock of such company or Parent and the other numbers set forth above in this Section 7.1(g) shall be appropriately adjusted for the purposes of applying this Section 7.1(g); and

          (h) by Parent if any Governmental Entity (i) seeks to restrain or prohibit or restrains or prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeks to prohibit or prohibits the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets (including without limitation any agreement) of the Company, Parent or any of their respective Subsidiaries, (iii) seeks to limit or impose any conditions on or limits or imposes any conditions on the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets (including without limitation, any agreement) of the Company, Parent or any of their respective Subsidiaries or that otherwise, in the good faith opinion of Parent, individually or in the aggregate, would have a Material Adverse Effect on Parent, the Company or any of their respective Subsidiaries or would detract from the value of the Merger to Parent in any material manner or (iv) seeks to compel or compels the Company, Parent or any of their respective Subsidiaries to dispose of, grant rights in respect of or hold separate any portion of the business or assets (including without limitation any agreement) of the Company, Parent or any of their respective Subsidiaries.

          The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless
     -----------
of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

          Section 7.2 Effect of Termination. In the event of termination of this
                      ---------------------
Agreement by either Parent or the Company, as provided in Section 7.1, this
                                                          -----------
Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of
                                           -----------
Section 5.5, which shall survive the termination); provided, however, that
-----------                                        --------  -------
nothing contained in this Section 7.2 shall relieve any party hereto from any
                          -----------
liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

          Section 7.3 Amendment. This Agreement may be amended by the parties
                      ---------
hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 7.4 Waiver. At any time prior to the Effective Time, the
                      ------
parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                                 INDEMNIFICATION

          Section 8.1 Indemnity Fund.
                      --------------

          (a) Promptly after the Effective Time, the Indemnity Shares shall be registered in the name of, and be deposited with, First Tennessee Bank National Association (or another institution selected by Parent with the reasonable consent of the Company) as Indemnity Fund and collateral agent (the "Indemnity
                                                                     ---------
Agent"). Such deposit shall constitute the initial Indemnity Fund and shall be
-----
governed by the terms set forth herein and in the Indemnity Agreement. All dividends and distributions in respect of the Indemnity Shares, whether in cash, additional Parent Common Stock or other property, received by the Indemnity Agent shall be distributed currently to the Company Stockholders in accordance with the Indemnity Agreement; provided, that stock dividends made to effect stock splits or similar events shall be retained by the Indemnity Agent as part of the Indemnity Fund. The Indemnity Fund shall be available to indemnify, hold harmless and reimburse any Parent Group Member from any Loss or Expense indemnifiable under this Article VIII and as provided in the Indemnity Agreement.

          (b) Except as provided in Section 7.2, nothing in this Agreement shall
                                    -----------
limit the liability of the Company for any breach of any representation, warranty or covenant contained in this Agreement if it shall be terminated. Resort to the Indemnity Fund, pursuant to the indemnification provisions of this
Article VIII, shall be the sole and exclusive remedy of the Parent Group Members
------------
for any such breaches and misrepresentations following the Effective Time other than for fraud.

          (c) As used in this Agreement, (i) "Expense" means any and all
                                              -------
expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals), (ii) "Loss" means any and all losses, costs, obligations,
                            ----
liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies, Taxes or other charges, and (iii) "Parent Group Members"
                                                           --------------------
means Parent and its Affiliates and their respective successors and assigns, including, after the Effective Time, the Surviving Corporation.

          Section 8.2 Indemnification from Indemnity Fund.
                      -----------------------------------

          (a) Subject to Section 8.1, from and after the Effective Time, each
                         -----------
Parent Group Member shall be indemnified, held harmless and reimbursed from the Indemnity Fund from and against any and all Loss and Expense incurred by such Parent Group Member in connection with or arising from:

          (i) any breach or failure to perform by the Company of any of its agreements, covenants or obligations in this Agreement; or

          (ii) any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement or any certificate delivered by or on behalf of the

     Company pursuant to this Agreement;

provided, however, that the Indemnity Fund shall be used to indemnify and hold harmless hereunder with respect to the matters set forth in clause (ii) of this
Section 8.2(a) (other than Sections 3.1, 3.2, 3.3, 3.9, 3.20, 3.28, 3.29, the
-------------
certificate delivered pursuant to Section 6.3(a) to the extent it relates to
                                  -------------
such Sections, and the other certificates delivered pursuant to Section 6.3, as
                                                                -----------
to which this proviso shall not apply) only in the event that the aggregate amount (without duplication) of Loss and Expense borne by the Parent Group Members with respect thereto exceeds $450,000. Any payment pursuant to this
Section 8.2 shall be made in the form of a transfer from the Indemnity Fund to
-----------
the applicable Parent Group Member(s) pursuant to the Indemnity Agreement. The Company Stockholders shall not have any right of contribution from the Company with respect to any Loss or Expense claimed by any Parent Group Member after the Effective Time.

          (b) The Company acknowledges that Parent and the Company have agreed that Parent will acquire all of the outstanding capital stock of the Company on a fully diluted basis in exchange for the Merger Consideration. The Company further acknowledges that the information set forth in the certificate delivered pursuant to Section 6.3(g) will be used as the basis for determining the
            -------------
Exchange Ratio. In the event of any inaccuracy in the certificate delivered pursuant to Section 6.3(g), Parent will be entitled (but not obligated) to
            -------------
recalculate the Exchange Ratio and receive a sufficient number of shares of Parent Common Stock from the Indemnity Fund in order that the total number of shares of Parent Common Stock issued and outstanding by virtue of this Agreement would be as would have resulted if such certificate had been true and correct in all respects at the Effective Time.

          (c) The indemnification provided for in this Article VIII shall
                                                       ------------
terminate one year after the Effective Time (and no claims shall be made by any Parent Group Member under this Section 8.2 thereafter), except that such
                               -----------
indemnification shall continue as to any Loss or Expense in connection with which a Claim Notice is given in accordance with the requirements of Section 8.4
                                                                     -----------
on or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 8.2, as to which the indemnification
                                  -----------
obligation hereunder shall continue until the liability to be satisfied from the Indemnity Fund shall have been determined pursuant to this Article VIII, and all
                                                           ------------
Parent Group Members shall have been reimbursed out of the Indemnity Fund for such Loss or Expense in accordance with the terms hereof.

          Section 8.3 Termination of Indemnity Fund. Upon termination of the
                      -----------------------------
indemnification obligations under this Article VIII and reimbursement of the
                                       ------------
Parent Group Members of Losses and Expenses payable in respect thereof hereunder, the Indemnity Fund shall terminate and shall be distributed in accordance with the Indemnity Agreement after payment of any amounts therefrom due to the Indemnity Agent.

          Section 8.4 Notice and Determination of Claims.
                      ----------------------------------

          (a) If any Parent Group Member wishes to make a claim for indemnification to be satisfied from the Indemnity Fund, such Parent Group Member (individually or collectively, the "Claiming Party") shall so notify the
                                           --------------
Indemnity Agent in writing (the "Claim
                                 -----

Notice") of the facts giving rise to such claim for indemnification hereunder.
------
The Claim Notice shall be accompanied by a certificate of the Claiming Party attesting to the Claiming Party's contemporaneous delivery of a duplicate copy of the Claim Notice to the Stockholder Representative (as hereinafter defined). Such Claim Notice shall describe in reasonable detail (to the extent then known) the Loss or Expense and the method of computation of such Loss or Expense and contain a reference to the provisions of this Agreement in respect of which such Loss or Expense shall have occurred. If the Claiming Party is not Parent, the Claim Notice must be accompanied by a certificate from Parent confirming that the Claiming Party is a Parent Group Member. At the time of delivery of any Claim Notice to the Indemnity Agent, a duplicate copy of such Claim Notice shall be delivered by the Claiming Party to the Stockholder Representative.

          (b) Unless the Stockholder Representative shall have delivered an Objection in accordance with Section 8.4(c), the Indemnity Agent shall, on the
                             -------------
thirtieth day (or such earlier day as the Stockholder Representative shall authorize in writing to the Indemnity Agent) after receipt of a Claim Notice with respect to indemnification for a specified amount, deliver to Parent, for its account or for the account of each Parent Group Member named in the Claim Notice, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to the specified amount.

          (c) Until the thirtieth day following delivery of a Claim Notice, the Stockholder Representative may deliver to the Indemnity Agent a written objection (an "Objection") to the claim made in such Claim Notice. At the time
               ---------
of delivery of any Objection to the Indemnity Agent, a duplicate copy of such Objection shall be delivered to the Claiming Party.

          (d) Upon receipt of an Objection properly made, the Indemnity Agent shall (i) deliver to Parent, for its account or for the account of each Parent Group Member named in the Claim Notice, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to that portion of the amount subject to the Claim Notice, if any, which is not disputed by the Stockholder Representative and (ii) designate and segregate out of the Indemnity Fund a portion thereof, valued in accordance with the Indemnity Agreement, with a value equal to the amount subject to the Claim Notice which is disputed by the Stockholder Representative. Thereafter, the Indemnity Agent shall not dispose of such segregated portion of the Indemnity Fund until the Indemnity Agent shall have received a certified copy of the final decision of the arbitrators as contemplated by Section 8.5, or the Indemnity Agent shall
                                   -----------
have received a copy of the written agreement between the Claiming Party and the Stockholder Representative resolving such dispute and setting forth the amount, if any, which such Claiming Party is entitled to receive. The Indemnity Agent will deliver to Parent, for its account or for the account of each Parent Group Member entitled to payment, such portion of the Indemnity Fund, valued in accordance with the Indemnity Agreement, with a value equal to the amount that the Claiming Party is entitled to receive as set forth in the arbitration decision after the expiration of ten (10) business days from the receipt of such decision or, in the event that the amount to which the Claiming Party is entitled is established pursuant to an agreement between the Claiming Party and the Stockholder Representative, promptly after the Indemnity Agent's receipt of such agreement.

          Section 8.5 Resolution of Conflicts; Arbitration.
                      ------------------------------------

          (a) The Claiming Party shall deliver a written response to the Stockholder Representative in respect of any Objection properly delivered by the Stockholder Representative. If after twenty (20) days following delivery of such response there remains a dispute as to any claims, the Stockholder Representative and the Claiming Party shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and the Claiming Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and shall be furnished to the Indemnity Agent. The Indemnity Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property from the Indemnity Fund in accordance with the terms thereof.

          (b) If no such agreement can be reached after good faith negotiation, either the Claiming Party or the Stockholder Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the Loss or Expense is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Stockholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the related Claim Notice shall be binding, and conclusive, and notwithstanding anything in this Section 8.5, the Indemnity
                                                 -----------
Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Indemnity Fund in accordance therewith.

          (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

          Section 8.6 Stockholder Representative.
                      --------------------------

          (a) The "Stockholder Representative" shall be C. Campbell Burgess, who
                   --------------------------
may be replaced by the Company prior to the Effective Time. The Stockholder Representative shall be constituted and appointed as agent and attorney-in-fact for and on behalf of each of the Company Stockholders receiving consideration pursuant to Article I. The Stockholder Representative shall have full power and
            ---------
authority to represent all of the Company Stockholders and their successors with respect to all matters arising under this Agreement and the Indemnity Agreement and all actions taken by the Stockholder Representative hereunder and thereunder shall be binding upon all such Company Stockholders and their successors as if expressly confirmed and ratified in writing by each of them. The Stockholder Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement and the Indemnity Agreement for and on behalf of the Company Stockholders, as fully as if the

Company Stockholders were acting on their own behalf, including, without limitation, defending all indemnity claims pursuant to Section 8.2, consenting
                                                       -----------
to, compromising or settling all such indemnity claims, conducting negotiations with Parent and the Indemnity Agent under this Agreement and the Indemnity Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Indemnity Agreement, and engaging counsel, or accountants in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Indemnity Agreement and to consent to any amendment hereof or thereof on behalf of all such Company Stockholders and such successors. The Person designated to serve as the Stockholder Representative may be changed by the holders of a majority in interest of the Indemnity Fund from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for services. Any expenses incurred by the Stockholder Representative in connection with his services hereunder shall be reimbursed from the Indemnity Fund upon presentation of appropriate expense documentation as and to the extent expressly provided in the Indemnity Agreement.

          (b) The Stockholder Representative shall not be liable to the Company Stockholders for any act done or omitted hereunder or under the Indemnity Agreement as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Stockholders Representative and hold him harmless from and against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders Representative and arising out of or in connection with the acceptance and administration of his duties hereunder.

          (c) The Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          Section 8.7 Actions of the Stockholder Representative. A decision,
                      -----------------------------------------
act, consent or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Indemnity Fund and shall be final, binding and conclusive upon each such Company Stockholder, and the Indemnity Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Company Stockholder. The Indemnity Agent and each Parent Group Member are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative. For purposes of this Agreement and the Indemnity Agreement any action by the then Stockholder Representative shall be deemed to be the action of and binding upon all Stockholder Representatives.

          Section 8.8 Third-Party Claims. In the event Parent determines to make
                      ------------------
a demand against the Indemnity Fund with respect to a third party claim, Parent shall notify the

Stockholder Representative of such claim, and the Stockholder Representative shall be entitled, at his expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claims without the consent of the Stockholder Representative, which consent shall not be unreasonably withheld. In the event that the Stockholder Representative has consented to any such settlement, the Stockholder Representative shall have no power or authority to object under Section 8.4 or any other provision of this
                                   -----------
Article VIII to the amount paid in such settlement.
------------

                                   ARTICLE IX
                               GENERAL PROVISIONS

          Section 9.1 Survival of Representations and Warranties. The
                      ------------------------------------------
representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement (other than the Parent Tax Certificate and Company Tax Certificate referred to elsewhere, which shall survive indefinitely) shall terminate on the first anniversary of the Effective Time. Except as otherwise provided in this Agreement, no claim shall be made for the breach of any representation or warranty made in this Agreement or in any certificate delivered pursuant to this Agreement after the date on which such representations and warranties terminate as set forth in this Section 9.1.
                                                              -----------

          Section 9.2 Notices. All notices and other communications hereunder
                      -------
shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or on the business day received (or the next business day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

                                    Concord EFS, Inc.
                                    1100 Carr Road
                                    Wilmington, DE 19809
                                    Attention: General Counsel
                                    Facsimile No.:  (302) 791-8762

                           with a copy to:

                                    Sidley Austin Brown & Wood
                                    Bank One Plaza
                                    10 South Dearborn Street
                                    Chicago, Illinois  60603
                                    Attention:  Imad I. Qasim
                                    Facsimile No.:  (312) 853-7036

          (b) if to the Company, to

                                    Core Data Resources, Inc.
                                    2201 Civic Circle
                                    Amarillo, Texas  79109
                                    Attention: Campbell Burgess
                                    Facsimile No.:  (806) 372-8230

                           with a copy to:

                                    Gibson, Ochsner & Adkins, LLP
                                    701 South Taylor, Suite 500
                                    Amarillo, Texas  79101-2400
                                    Attention: Robin Rice
                                    Facsimile No.:  (806) 378-9797

          Section 9.3 Interpretation. When a reference is made in this Agreement
                      --------------
to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule attached to, this Agreement unless otherwise indicated. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (i) the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation," and (ii) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole.

          Section 9.4 Counterparts. This Agreement may be executed in
                      ------------
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This
                      ----------------------------------------------
Agreement, except as provided in the last sentence of Section 5.3, constitutes
                                                      -----------
the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.8 and of Section
                                                     -----------        -------
5.10, is not intended to confer upon any Person other than the parties hereto
----
any rights or remedies hereunder.

          Section 9.6 Governing Law. This Agreement shall be governed by, and
                      -------------
construed in accordance with (i) the internal laws (as opposed to conflicts of law provisions) of the State of Delaware applicable to contracts made and performed wholly therein and (ii) with respect to law governing the Merger, solely by the laws of the State of Texas.

          Section 9.7 Assignment. Subject to Section 1.1, neither this Agreement
                      ----------             -----------
nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

          Section 9.8 Severability. If any term or other provision of this
                      ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

          Section 9.9 Enforcement of this Agreement. The parties hereto agree
                      -----------------------------
that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                            CONCORD EFS, INC.


                                            By: /s/ EDWARD A. LABRY III
                                                --------------------------------
                                                Name:  Edward A. Labry III
                                                Title: President


                                            BIG SKY MERGER CORP.


                                            By: /s/ EDWARD A. LABRY III
                                                --------------------------------
                                                Name:  Edward A. Labry III
                                                Title: President


                                            CORE DATA RESOURCES, INC.


                                            By: /s/ C. CAMPBELL BURGESS
                                                --------------------------------
                                                Name:  C. Campbell Burgess
                                                Title: President

                                                                         ANNEX B

                                VOTING AGREEMENT

          VOTING AGREEMENT, dated as of March 4, 2002 (this "Agreement"), by the
                                                             ---------
undersigned stockholder (the "Stockholder") of Core Data Resources, Inc., a
                              -----------
Texas corporation (the "Company"), for the benefit of Concord EFS, Inc., a
                        -------
Delaware corporation ("Parent").
                       ------

                                    RECITALS

          WHEREAS, Parent, Big Sky Merger Corp., a Texas corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company are entering
                                           ---
into an Agreement and Plan of Merger, dated as of March 4, 2002 (the "Merger
                                                                      ------
Agreement"), whereby, upon the terms and subject to the conditions set forth in
---------
the Merger Agreement, each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") not owned
                                        --------------------
directly or indirectly by Parent or the Company, will be converted into shares of common stock, par value $0.33 1/3 per share, of Parent ("Parent Common
                                                            -------------
Stock");
-----

          WHEREAS, the Stockholder owns of record and/or holds stock options and/or warrants to acquire (whether or not vested) that number of shares of Company Common Stock appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject
                                                                 -------
Shares"); and
------

          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

          1. Covenants of Stockholder. Until the termination of the
             ------------------------
Stockholder's obligations in accordance with Section 4, Stockholder agrees as follows:

          (a) At the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company (or at any adjournment thereof) or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any subsidiary thereof or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c) The Stockholder shall not, nor shall the Stockholder permit any affiliate, director, officer, employee or other representative of the Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (d) The Stockholder shall cooperate with Parent to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          (e) The Stockholder hereby agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement
      --------
     (including any profit-sharing arrangement) with respect to the Transfer of such Stockholder's Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to such Stockholder's Subject Shares, and agrees not to commit or agree to take any of the foregoing actions.

          (f) The Stockholder hereby irrevocably grants to, and appoints any individual or individuals who shall hereafter be designated by Parent, and each of them, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote, or cause to be voted, the Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, at every annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, in the manner specified in Section 1(a) and 1(b) hereof; provided, that the foregoing grant of a proxy shall terminate
             --------
     immediately upon the termination of this Agreement in accordance with its terms, including with respect to matters as to which a record date has theretofore passed. This grant of proxy is coupled with an interest. This appointment of proxy shall survive the bankruptcy, merger, dissolution, liquidation, death or incapacity of the Stockholder.

          2. Representations and Warranties. The Stockholder represents and
             ------------------------------
warrants to Parent as follows:

          (a) The Stockholder is the record and beneficial owner of, and has good title to, the Subject Shares. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

          (b) This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require the Stockholder to make or obtain any regulatory filing or approval.

          3. Affiliate Letter. The Stockholder agrees to execute and deliver on
             ----------------
a timely basis an Affiliate Letter in the form of Exhibit C to the Merger Agreement, when and if requested by Parent.

          4. Termination. The obligations of the Stockholder hereunder shall
             -----------
terminate upon the earlier of the termination of the Merger Agreement pursuant to Section 7.1 thereof or the Effective Time; provided that in the event the
                                              --------
Merger Agreement is terminated pursuant to Section 7.1(e) or 7.1(f) thereof or by Parent pursuant to Section 7.1(b) or 7.1(c) thereof, and, if with respect to termination under Section 7.1(c), the breach by the Company was willful, the obligations of the Stockholder hereunder shall terminate on the first anniversary of the termination of the Merger Agreement. No such termination shall relieve the Stockholder from any liability in connection with this Agreement incurred prior to such termination.

          5. Further Assurances. The Stockholder will, from time to time,
             ------------------
execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          6. Successors, Assigns and Transferees Bound. Any successor, assignee
             -----------------------------------------
or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

          7. Remedies. The Stockholder acknowledges that money damages would be
             --------
both incalculable and an insufficient remedy for any breach of this Agreement by it and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

          8. Severability. The invalidity or unenforceability of any provision
             ------------
of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

          9. Amendment. This Agreement may be amended only by means of a written
             ---------
instrument executed and delivered by both the Stockholder and Parent.

          10. Governing Law. This Agreement shall be governed by, and construed
              -------------
in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          11. Capitalized Terms. Capitalized terms used in this Agreement that
              -----------------
are not defined herein shall have such meanings as set forth in the Merger Agreement.

          12. Counterparts. For the convenience of the parties, this Agreement
              ------------
may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13. No Limitation on Actions of the Stockholder as Director. In the
              -------------------------------------------------------
event the Stockholder is a director of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder's fiduciary duties as a director of the Company.

                                           -------------------------------------
                                           Name:

                                           Number of shares of Company
                                           Common Stock owned on the
                                           date hereof:
                                                       -------------------------

Accepted and agreed to
as of the date set forth above:

Concord EFS, Inc.


By:
   -----------------------------------------
   Name:
   Title:

                                                                         ANNEX C

                           INDEMNITY ESCROW AGREEMENT

     This INDEMNITY ESCROW AGREEMENT (the "Indemnity Agreement"), is dated as of
       , 2002, among Concord EFS, Inc., a Delaware corporation ("Parent"), C.
-------
Campbell Burgess (the "Stockholder Representative"), and First Tennessee Bank National Association, a national banking corporation, as indemnity and escrow agent (the "Indemnity Agent").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, Core Data Resources, Inc., a Texas corporation (the "Company"), Big Sky Merger Corp., a Texas corporation ("Sub"), and Parent are parties to that certain Agreement and Plan of Merger, dated as of March 4, 2002 (the "Merger Agreement"), pursuant to which Sub shall be merged with and into the Company (the "Merger"), with the Company surviving as a wholly owned subsidiary of Parent (as such, the "Surviving Corporation");

     WHEREAS, under the Merger Agreement all Parent Group Members (as defined in the Merger Agreement) shall be indemnified, held harmless and reimbursed as provided in Article VIII of the Merger Agreement;

     WHEREAS, to ensure that funds will be available to indemnify, hold harmless and reimburse the Parent Group Members as required by Article VIII of the Merger Agreement, Section 8.1 of the Merger Agreement provides that in connection with the Merger, promptly after the Effective Time (as defined below) 10% of the aggregate number of shares of Parent Common Stock (as defined below) into which the Company Common Stock (as defined in the Merger Agreement) are to be converted into, in accordance with Article I of the Merger Agreement (such shares, to the extent they are whole shares, being referred to herein as the "Indemnity Shares" and such Indemnity Shares, together with any cash in lieu of fractional shares included in such percentage being referred to herein as the "Indemnity Amount") shall be deposited with the Indemnity Agent in an escrow account established pursuant to this Indemnity Agreement and held and subsequently disbursed in accordance with the terms of this Indemnity Agreement (such Indemnity Amount, together with such cash in lieu of fractional shares and any dividends or other distributions received thereon being herein collectively referred to as the "Indemnity Fund").

     WHEREAS, the Merger Agreement provides for the Stockholder Representative to act in accordance herewith in connection with this Indemnity Agreement and the indemnification obligations contained in the Merger Agreement; and

     WHEREAS, the Indemnity Agent has agreed to hold the Indemnity Fund pursuant to the terms of this Indemnity Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

Section 1. Definitions.

     Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. In addition the following terms shall have the following meanings:

     "Effective Time" means the date and time at which the Articles of Merger is
      --------------
accepted for recording or such later time established by the Articles of Merger.

     "Average Closing Price" means $ .
      ---------------------

Section 2. Deposit and Use of Indemnity Amount.
           -----------------------------------

     a. Promptly after the Effective Time, the Indemnity Amount shall be deposited by Parent in escrow with the Indemnity Agent. The Indemnity Agent shall establish a separate subaccount for each Company Stockholder ("Subaccount") and credit to such Subaccount the number of
                        ----------
          Indemnity Shares and cash in lieu of fractional shares set forth opposite the name of such Company Stockholder on Annex A hereto.

     b. Immediately after receipt from Parent of the Indemnity Amount, the Indemnity Agent shall confirm to the Parent and the Stockholder Representative such receipt in writing.

     c. The Indemnity Agent agrees to hold, pay and disburse the Indemnity Fund and to act as Indemnity Agent in accordance with the terms, conditions and provisions of this Indemnity Agreement.

     d. All dividends and distributions in respect of the Indemnity Shares, whether in cash, additional Parent Common Stock or other property received by the Indemnity Agent shall be distributed currently to the Company Stockholders; provided that stock dividends made to effect stock splits or similar events shall be retained by the Indemnity Agent as part of the Indemnity Fund and credited proportionately to the Subaccounts to which the Indemnity Shares are credited. In the event the Indemnity Shares are reclassified or otherwise changed into or exchanged for other securities, property or cash pursuant to any merger, consolidation, sale of assets and liquidation or other transaction, the securities, cash or other property received by the Indemnity Agent in respect of the Indemnity Shares shall be retained by it as part of the Indemnity Fund, credited proportionately to the Subaccounts to which the Indemnity Shares are credited and, in the case of securities, registered in the name of the Indemnity Agent or its nominee. All cash, property, Parent Common Stock and other securities received and retained by the Indemnity Agent as described in this Subsection 2(d) are referred to herein as "Distributions." The
                                                             -------------
          provisions of thisSection 2 shall apply to successive Distributions.

     e. Each Company Stockholder shall have the right to vote all Indemnity Shares credited to such Company Stockholder's Subaccount. The Indemnity Agent will forward to each Company Stockholder to whose Subaccount any Indemnity Shares are credited all notices of stockholders' meetings, proxy statements and reports to stockholders received by the Indemnity Agent in respect thereof and will either (i) vote the Indemnity Shares credited to such Company Stockholder's Subaccount only in accordance with written instructions received from such Company Stockholder, or (ii) forward to such Company Stockholder a signed proxy enabling the Company Stockholder to vote such Indemnity Shares. The Indemnity Agent shall be reimbursed for the cost of such forwarding in accordance with Section 8(d).

Section 3. Release of Indemnity Shares for Sale.
           ------------------------------------

     a. Subject to Section 3(d), a Company Stockholder may deliver to the Indemnity Agent and to Parent a written notice (a "Sale Notice")
                                                             -----------
          directing the Indemnity Agent to deliver all or a specified number of the Indemnity Shares (the "Sold Shares") credited to such Company
                                     -----------
          Stockholder's Subaccount to a broker or dealer for purposes of sale, against receipt by the Indemnity Agent of the proceeds of such sale, after deducting the commissions and other charges of the broker or dealer effecting such sale (the "Sale Proceeds"). The Sale Notice
                                           -------------
          shall state: (i) that a specified number of Indemnity Shares have been sold to or through the broker-dealer named therein, (ii) the sale price per share and the aggregate Sale Proceeds, and (iii) the date of payment for and delivery of the Sold Shares, which shall not be less than five business days after delivery of the Notice of Sale.

     b. If the Sale Proceeds, after deducting the commissions and other charges of the broker or dealer effecting such sale, as set forth in the Sale Notice, are less than 100% of the Current Market Value (as defined in Section 5(b)) of the Sold Shares as of the date of sale, the Indemnity Agent shall not deliver the Sold Shares unless it receives, in addition to the Sale Proceeds, after deducting the commissions and other charges of the broker or dealer effecting such sale, cash in an amount equal to the excess of 100% of the Current Market Value of the Sold Shares as of the date of sale over such Sale Proceeds.

     c. The Sale Proceeds and additional cash, if any, received by the Indemnity Agent in respect of Sold Shares shall be retained in the Indemnity Fund and credited to the Subaccount of the selling Company Stockholder.

     d. Sold Shares subject to transfer restrictions for securities law purposes or otherwise, as indicated by a legend placed on the certificates representing such Sold Shares, shall not be transferred pursuant to Section 3 except in accordance with the Company Affiliate Letter or the other agreement creating such restriction, as the case may be, executed by the Company Stockholder requesting such sale.

Section 4. Disposition of Indemnity Amount.
           -------------------------------

     a. Each Parent Group Member shall be entitled to receive payment directly from the Indemnity Agent out of the Indemnity Fund in the amount which, at any time and from time to time, such Parent Group Member is entitled to be indemnified, reimbursed and held harmless from the Indemnity Fund as provided in Article VIII of the Merger Agreement (including, without limitation, Sections 8.4 and 8.5 thereof), the terms of which are incorporated herein by reference and a copy of which is attached hereto as Annex B.

     b. The Indemnity Agent shall not dispose of all or any portion of the Indemnity Fund other than as provided in this Indemnity Agreement.

Section 5. Payment and Valuation.
           ---------------------

     a. Payments, deliveries or designations from the Indemnity Fund made pursuant to any Claim Notice shall be made, on a Subaccount by Subaccount basis, first from any cash, second from any Permitted Investments, and third from any Indemnity Shares. For purposes of such payment, delivery or designation, Indemnity Shares and Permitted Investments shall be valued at the Current Market Value of such Indemnity Shares and Permitted Investments as determined in accordance with Section 5(b) hereof. To the extent that any payment, delivery or designation is made pursuant to this Indemnity Agreement in the form of securities, such payment, delivery or designation shall be rounded to the nearest whole number of such securities, and no fractional securities shall be paid, delivered or designated.

     b.   For purposes of Section 3(b) only, the "Current Market Value" of
                                                  --------------------
          shares of Parent Common Stock in the Indemnity Fund as of any date shall be the Average Closing Price. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock or any change or conversion of Parent Common Stock into other securities, appropriate and proportionate adjustments, if any, shall be made to the Current Market Value. The "Current Market Value" of Parent Common Stock for all other purposes, other than Section 3(b), and of any other security, including any Permitted Investment, in the Indemnity Fund shall be the average of the closing prices of such security for each of the ten trading days immediately preceding such date. The closing price of any such security on any trading day shall be: (i) if such security is listed on a national market securities exchange or quoted in the NASDAQ National Market System, the last reported sale price, or if no sale occurred on that day the mean between the closing bid and asked prices, of such security on such exchange (or the principal exchange if listed on more than one) or in the NASDAQ National Market System, as the case may be, (ii) if such security is not listed or quoted as described in clause (i), the mean between the reported high bid and low asked prices of such security on such date as reported in the financial press or by the National Quotation Bureau Incorporated, or (ii) if neither clause (i) nor clause (ii) applies, the market value of such security on such day as determined in good faith by the Board of Directors of Parent. Upon request of the Indemnity Agent, the Parent shall deliver to it a notice setting forth its good faith calculation of the Current

          Market Value of the Sold Shares or the Indemnity Shares, which calculation shall be binding on all parties.

     c. Payments and deliveries pursuant to a Claim Notice shall be charged to and withdrawn from each Subaccount in proportion to the respective balances in each, unless the Indemnity Agent is restrained, enjoined or stayed by law or court order from withdrawing assets from a Subaccount, in which case the amount which would have been drawn from such Subaccount shall be allocated pro rata among and withdrawn from the remaining Subaccounts as to which the Indemnity Agent is not so restrained, enjoined or stayed.

Section 6. Delivery of Indemnity Amount Upon Termination.

     a.   On the first anniversary of the Effective Time (the "Distribution
                                                               ------------
          Date"), the Indemnity Agent shall deliver to the Exchange Agent (or,
          ----
          if the agreement appointing the Exchange Agent shall then have terminated, to Parent) an amount (the "Distribution Amount") equal to
                                                 -------------------
          (A) the amount remaining in the Indemnity Fund, less (B) any amount designated as subject to a Claim pursuant to such Claim Notice to the extent such Claim has not been resolved prior to such date, and less
          (C) any amount previously designated in writing by the Stockholder Representative to the Indemnity Agent (with a copy delivered to Parent) as amounts that should be withheld to cover his expenses incurred in connection with their activities hereunder (to the extent the Indemnity Agent shall then have received written notice from the Stockholder Representative to such effect in accordance with Section 9(b)). Upon its receipt of such Distribution Amount, the Exchange Agent or Parent, as the case may be, shall disburse the Distribution Amount from each Subaccount to the Company Stockholder for which such Subaccount was established. No certificates or scrip representing fractional shares of Parent Common Stock or any other security shall be issued upon the disbursement of the Distribution Amount. In lieu of any such fractional share, each Company Stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock or other security upon disbursement of the Distribution Amount will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Current Market Value of such Parent Common Stock or such other securities (in the case of such other securities, as of the Distribution Date) by (ii) the fractional interest to which such holder would otherwise be entitled.

     b. Any amounts retained in escrow after the Distribution Date shall be held by the Indemnity Agent and shall first be used to indemnify the Parent Group Members, subject to the terms and conditions of this Indemnity Agreement, and upon resolution and payment out of the Indemnity Fund of all pending Claims, any remaining amounts in escrow shall be transferred to the Stockholder Representative with respect to out of pocket expenses incurred by him in connection with their activities hereunder (to the extent the Indemnity Agent shall then have received written notice from the Stockholder Representative to such effect in accordance with Section 9(b)), and any remaining shares shall be distributed to the Exchange Agent (or, if the agreement appointing the Exchange Agent shall then have terminated, to Parent), who shall disburse such portion in the manner set forth in Section 6(a).

     c. Upon distribution of the entire amount of the Indemnity Fund, the Indemnity Agent shall give the Exchange Agent or Parent, as the case may be, notice to such effect. Such notice shall be given to the following address, or to such other address as Parent may designate:

          Concord EFS, Inc.
          1100 Carr Road
          Wilmington, DE 19809
          Attention: General Counsel
          Facsimile No.:  (302) 791-8762

          Upon such distribution, this Indemnity Agreement shall be terminated.

     d. At any time prior to final termination of this Indemnity Agreement, the Indemnity Agent shall, if so instructed in a writing signed by Parent and the Stockholder Representative, release from the Indemnity Fund to Parent or the Exchange Agent, as directed, the portion of the Indemnity Fund specified in such writing.

Section 7. Permitted Investments; Interest.
           -------------------------------

     The Indemnity Agent is hereby authorized and directed to hold the Indemnity Fund in a segregated escrow account and to disburse such Indemnity Fund only in accordance with the terms of this Indemnity Agreement. From the date hereof until the date of disbursement of the Indemnity Fund pursuant to Section 6 of this Indemnity Agreement, the Indemnity Agent is authorized and directed to invest and reinvest the cash portion, if any, of the Indemnity Fund in any of the following investments (each a "Permitted Investment") in each case pursuant
                                   --------------------
to joint instructions of the Parent and the Stockholder Representative: (i) readily marketable obligations maturing within six (6) months after the date of acquisition thereof issued by the United States of America or any agency or instrumentality thereof; (ii) readily marketable obligations maturing within six
(6) months after the date of acquisition thereof issued by any state or municipality within the United States of America, or any political subdivision, agency or instrumentality thereof, rated "A" or better by either Standard & Poor's Corporation or Moody's Investors Service Inc.; (iii) readily marketable commercial paper maturing within one hundred eighty (180) days after the date of issuance thereof which has the highest credit rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc.; or (iv) 6 month certificates of deposit issued by any bank incorporated and doing business pursuant to the laws of the United States of America or any state thereof having combined capital and surplus of at least $500,000,000. In the event the Indemnity Agent does not receive joint instructions from Parent and the Stockholder Representative to invest or reinvest the cash portion of the Indemnity Fund, the Indemnity Agent agrees to invest and reinvest such funds in the First Funds U.S. Government Money Market Fund or the First Funds Treasury Money Market Fund, or a successor or similar fund agreed to by Parent and the Stockholder Representative in writing, which invests in direct obligations of, or obligations fully guaranteed as to principal and interest by the United States

Government and repurchase agreements with respect to such securities. Permitted Investments and interest accruing on, and any profit resulting from, such investments shall be added to, and become a part of, the Indemnity Fund pursuant to this Indemnity Agreement and shall be allocated among the Subaccounts of the Company Stockholders based on the Permitted Investments credited to the Subaccount of each. For purposes of this Indemnity Agreement, "interest" on the Indemnity Fund shall include all proceeds thereof and investment earnings with respect thereto. All Permitted Investments shall be registered in the name of the Indemnity Agent. The Indemnity Agent shall have full power and authority to sell any and all Permitted Investments held by it under this Indemnity Agreement as necessary to make disbursements under this Indemnity Agreement, and may use its Bond Department to effect such sales. The Indemnity Agent, Parent, the Surviving Corporation and the Stockholder Representative shall not be responsible for any unrealized profit or realized loss realized on such investments.

Section 8. Liability and Compensation of Indemnity Agent.
           ---------------------------------------------

     a. The duties and obligations of the Indemnity Agent hereunder shall be determined solely by the express provisions of this Indemnity Agreement, and no implied duties or obligations shall be read into this Indemnity Agreement against the Indemnity Agent. The Indemnity Agent shall, in determining its duties hereunder, be under no obligation to refer to any other documents between or among the parties related in any way to this Indemnity Agreement (except to the extent that this Indemnity Agreement specifically refers to or incorporates by reference provisions of any other document), it being specifically understood that the following provisions are accepted by all of the parties hereto. Parent shall indemnify and hold the Indemnity Agent harmless from and against any and all liability and expense which may arise out of any action taken or omitted by the Indemnity Agent in accordance with this Indemnity Agreement, except such liability and expense as may result from the gross negligence or willful misconduct of the Indemnity Agent. The reasonable costs and expenses of the Indemnity Agent to enforce its indemnification rights under this Section 8(a) shall also be paid by Parent. Parent shall be entitled to be reimbursed out of the Indemnity Fund for fifty percent (50%) of any amount that Parent is required to pay to the Indemnity Agent pursuant to this Section 8(a), payable in the manner set forth in Section 5 hereof. This right to indemnification shall survive the termination of this Indemnity Agreement and removal or resignation of the Indemnity Agent. With respect to any claims or actions against the Indemnity Agent which are indemnified by Parent under this Section 8, Parent shall have the right to retain sole control over the defense, settlement, investigation and preparation related to such claims or actions; provided that (i) the Indemnity Agent may employ its own counsel to defend such a claim or action if it reasonably concludes, based on the advice of counsel, that there are defenses available to it which are different from or additional to those available to Parent and (ii) neither Parent nor the Indemnity Agent shall settle or compromise any such claim or action without the consent of the other, which consent shall not be unreasonably withheld or delayed.

     b. The Indemnity Agent shall not be liable to any person by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct.

     c. The Indemnity Agent shall be entitled to rely on, and shall be protected in acting in reliance upon, any instructions or directions furnished to it in writing signed by both Parent and the then Stockholder Representative pursuant to any provision of this Indemnity Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by any Parent Group Member or the Stockholder Representative, and believed by the Indemnity Agent to be genuine and to have been signed and presented by the proper party or parties. In performing its obligations hereunder, the Indemnity Agent may consult with counsel to the Indemnity Agent and shall be entitled to rely on, and shall be protected in acting in reliance upon, the advice or opinion of such counsel.

     d. The Indemnity Agent shall be entitled to its customary fee for the performance of services by the Indemnity Agent hereunder for each year or portion thereof that any portion of the Indemnity Fund remains in escrow and shall be reimbursed for reasonable costs and expenses incurred by it in connection with the performance of such services (such fees, costs and expenses are hereinafter referred to as the "Indemnity Agent's Compensation"). The Indemnity Agent shall render
           ------------------------------
          statements to Parent setting forth in detail the Indemnity Agent's Compensation and the basis upon which the Indemnity Agent's Compensation was computed. The Indemnity Agent's Compensation shall be paid by Parent. To the extent Indemnity Agent's Compensation is not paid by Parent, the foregoing shall be paid from the Indemnity Fund after written notice from the Indemnity Agent to Parent, and, in such event, Parent shall immediately remit fifty percent (50%) of such amount to the Indemnity Fund. Parent shall be entitled to be reimbursed out of the Indemnity Fund for fifty percent (50%) of any amount that Parent is required to pay to the Indemnity Agent pursuant to such reimbursement obligation, payable in the manner set forth in
          Section 5 hereof.

     e. The Indemnity Agent may resign at any time by giving sixty (60) days written notice to Parent and the Stockholder Representative; provided that such resignation shall not be effective unless and until a successor Indemnity Agent has been appointed and accepts such position pursuant to the terms of this Section 8. In such event, Parent and the Stockholder Representative shall appoint a successor Indemnity Agent or, if Parent and the Stockholder Representative are unable to agree upon a successor Indemnity Agent within sixty (60) days after such notice, the Indemnity Agent shall be entitled to (i) appoint its own successor, provided that such successor is a reputable national banking association or (ii) at the equal expense of Parent and the Stockholder Representative, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. Such appointment, whether by Parent and the Stockholder Representative, on the one
          hand, or the Indemnity Agent, on the other hand, shall be effective on the effective date of the aforesaid resignation (the "Indemnity
                                                                ---------
          Transfer Date"). On the Indemnity Transfer Date, all right title and
          -------------
          interest to the Indemnity Fund, including interest thereon, shall be transferred to the successor Indemnity Agent and this Indemnity Agreement shall be assigned by the Indemnity Agent to such successor Indemnity Agent, and thereafter, the resigning Indemnity Agent shall be released from any further obligations hereunder. The Indemnity Agent shall continue to serve until its successor is appointed, accepts the Indemnity Agreement and receives the transferred Indemnity Fund.

     f. The Indemnity Agent shall not have any right, claim or interest in any portion of the Indemnity Fund except in its capacity as Indemnity Agent hereunder.

     g. It is understood and agreed that in the event any disagreement among Parent and the Stockholder Representative results in adverse claims or demands being made in connection with the Indemnity Fund, or in the event the Indemnity Agent in good faith is in doubt as to what action it should take hereunder, the Indemnity Agent shall retain the Indemnity Fund until the Indemnity Agent shall have received (i) an enforceable final order of a court of competent jurisdiction which is not subject to further appeal directing delivery of the Indemnity Fund or (ii) a written agreement executed by Parent and the Stockholder Representative directing delivery of the Indemnity Fund, in which event Indemnity Agent shall disburse the Indemnity Fund in accordance with such order or agreement. Any court order referred to in clause
          (i) immediately above shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Indemnity Agent to the effect that said court order or judgment is final and enforceable and is not subject to further appeal. The Indemnity Agent shall act on such court order and legal opinion without further question.

     h. In no event shall the Indemnity Agent be liable in connection with this Indemnity Agreement for any special, indirect or consequential loss or damage of any kind whatsoever, even if the Indemnity Agent has been previously advised of such loss or damage.

Section 9. Stockholder Representative.
           --------------------------

     a. Pursuant to the Merger Agreement, the Stockholder Representative shall act as agent and attorney-in-fact for and on behalf of each of the Company Stockholders receiving consideration pursuant to Article I of the Merger Agreement. The Stockholder Representative shall have full power and authority to represent all of the Company Stockholders and their successors with respect to all matters arising under this Agreement and the Merger Agreement and all actions taken by the Stockholder Representative hereunder and thereunder shall be binding upon all such Company Stockholders and their successors as if expressly confirmed and ratified in writing by each of them. The Stockholder Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement and the Merger Agreement for and on behalf of the Company

          Stockholders, as fully as if the Company Stockholders were acting on their own behalf, including, without limitation, defending all indemnity claims pursuant to Section 8.2 of the Merger Agreement, consenting to, compromising or settling all such indemnity claims, conducting negotiations with Parent and the Indemnity Agent under this Agreement and the Merger Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Merger Agreement, and engaging counsel or accountants in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Merger Agreement and to consent to any amendment hereof or thereof on behalf of all such Company Stockholders and such successors. The person designated to be Stockholders Representative may be changed in accordance with the provisions set forth in the Merger Agreement.

     b. At least five (5) days prior to the Distribution Date, the Stockholder Representative shall deliver notice to the Indemnity Agent and Parent setting forth the amount of the reasonable expenses incurred by the Stockholder Representative in connection with their duties under the Merger Agreement and hereunder (the "Stockholder Representative's
                                               ----------------------------
          Expenses"), which expenses shall be reimbursed from the Indemnity Fund
          --------
          in accordance with the provision of Section 6(b) hereof.

     c. Neither Parent, any Parent Group Member nor the Indemnity Agent shall be responsible or liable for any acts or omissions of any Stockholder Representative in such Stockholder Representative's capacity as such, and each of them may rely on any action or writing of the then Stockholder Representative as being binding on all Stockholder Representatives for all purposes.

     d. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Indemnity Fund and shall be final, binding and conclusive upon each such Company Stockholder, and the Indemnity Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Company Stockholder. The Indemnity Agent and each Parent Group Member are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative. For purposes of this Indemnity Agreement any action by the then Stockholder Representative shall be deemed to be the action of and binding upon all Stockholder Representatives.

Section 10. Taxes.
            -----

     All dividends, distributions, interest and gains earned or realized on the Indemnity Fund ("Earnings") and credited to a Subaccount shall be accounted for
                 --------
by the Indemnity Agent separately from the Indemnity Fund and, notwithstanding any provisions of this Agreement, shall be treated as having been received by the Company Stockholders to whose Subaccount the Earning are credited for tax purposes. Annex A hereto sets forth a list of each Company

Stockholder's address and Taxpayer Identification Number. The Indemnity Agent annually shall file information returns with the United States Internal Revenue Service and payee statements with the Company Stockholders, documenting such Earnings. The Company Stockholders shall provide to the Indemnity Agent all forms and information necessary to complete such information returns and payee statements. In the event the Indemnity Agent becomes liable for the payment of taxes, including withholding taxes, relating to Earnings or any payment made hereunder, the Indemnity Agent may deduct such taxes from the Indemnity Fund.

Section 11. Representations and Warranties.
             ------------------------------

     a. Each of Parent and the Indemnity Agent represents and warrants to each of the other parties hereto that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; that it has the power and authority to execute and deliver this Indemnity Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Indemnity Agreement by it has been duly authorized and approved by all necessary action; that this Indemnity Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Indemnity Agreement by it will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or it or its properties or assets may be bound.

     b. The Stockholder Representative represents to each of the other parties hereto that he has the power and authority to execute and deliver this Indemnity Agreement and to perform his obligations hereunder; that this Indemnity Agreement constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms; and that the execution, delivery and performance of this Indemnity Agreement by him will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which he is a party or his properties or assets may be bound.

Section 12. Benefit; Successor and Assigns.
            ------------------------------

     This Indemnity Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable by any party hereto without the written consent of all of the other parties hereto; provided, however, that Parent may assign its rights and delegate its obligations hereunder to any successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of Parent's stock or assets and that the Indemnity Agent may assign its rights hereunder to a successor Indemnity Agent appointed hereunder. Except for the persons specified in the preceding sentence, this Indemnity Agreement is not intended to confer on any person not a party hereto any rights or remedies hereunder.

Section 13. Termination.
            -----------

     a. This Indemnity Agreement may be terminated prior to the Effective Time on the occurrence of either the following events:

          i.   the mutual written agreement of each of the parties hereto;

          ii.  the termination of the Merger Agreement.

     b. Following the Effective Time, this Indemnity Agreement may only be terminated following the delivery of all amounts held in the Indemnity Fund and the delivery of notice by the Indemnity Agent as contemplated by Section 6(c) hereof.

Section 14. Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed given when actually received and shall be given by a nationally recognized overnight courier delivery service, certified first class mail or by facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to the Indemnity Agent:
          -------------------------

          First Tennessee Bank National Association
          4385 Poplar Avenue
          Memphis, Tennessee  38117
          Attention:  Morice Haskins
          Facsimile No.:    (901) 681-2513
          Telephone No.: (901) 681-2351

          If to Parent or any Parent Group Member, to it at:
          --------------------------------------------------

          Concord EFS, Inc.
          1100 Carr Road
          Wilmington, DE 19809
          Attention: General Counsel
          Facsimile No.:  (302) 791-8762
          Telephone No.: (302) 791-8087

          With copy to:

          Sidley Austin Brown & Wood
          Bank One Plaza
          10 South Dearborn Street
          Chicago, IL  60603
          Attention: Imad I. Qasim
          Facsimile No.:    (312) 853-7036
          Telephone No.: (312) 853-7094

          If to the Stockholder Representative:
          ------------------------------------

          C. Campbell Burgess
          Core Data Resources, Inc.
          2201 Civic Circle
          Amarillo, Texas 79109
          Facsimile No.:    (806) 372-8230
          Telephone No.: (806) 337-1330

          With copy to:

          Gibson, Ochsner & Adkins, LLP
          701 South Taylor, Suite 500
          Amarillo, Texas  79101-2400
          Attention: Robin Rice
          Facsimile No.:  (806) 378-9797
          Telephone No.: (806) 378-9741

or such other address as the Indemnity Agent, Parent or the Stockholder Representative, as the case may be, shall designate in writing to the parties hereto; provided that the Stockholder Representative may not specify more than one address at any time.

Section 15. Governing Law.
            -------------

     This Indemnity Agreement shall be governed by and construed in accordance with the laws (as opposed to conflicts of law provisions) of the State of Tennessee.

Section 16. Counterparts.
            ------------

     This Indemnity Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 17. Interpretation.
            --------------

     When a reference is made in this Indemnity Agreement to a Section or Annex, such reference shall be to a Section of, or Annex attached to, this Indemnity Agreement unless otherwise indicated. The Annexes referred to herein shall be construed with and as an integral part of this Indemnity Agreement to the same extent as if they were set forth verbatim herein. The section headings contained in this Indemnity Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Indemnity Agreement. For purposes of this Indemnity Agreement, (i) the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation", and (ii) the words "herein," "hereof," "hereby,", "hereto" and "hereunder" refer to this Indemnity Agreement as a whole.

Section 18. Partial Invalidity.
            ------------------

     Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 19. Entire Agreement; Modification and Waiver.
            -----------------------------------------

     This Indemnity Agreement and the Merger Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings relating to the subject matter hereof. Notwithstanding the preceding sentence, the parties hereto acknowledge that the Indemnity Agent is not a party to nor is it bound by the Merger Agreement. No amendment, modification or waiver of this Indemnity Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties to this Indemnity Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Indemnity Agreement. No delay by any party to or any beneficiary of this Indemnity Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to or any beneficiary of this Indemnity Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Indemnity Agreement as of the date first above written.

                                            FIRST TENNESSEE BANK
                                            NATIONAL ASSOCIATION


                                            By:
                                               --------------------------------
                                            Its:
                                                -------------------------------


                                            CONCORD EFS, INC.


                                            By:
                                               --------------------------------
                                            Its:
                                                -------------------------------

                                            C. Campbell Burgess,
                                            as Stockholder Representative

                                                                         ANNEX D

                         TEXAS BUSINESS CORPORATION ACT

Article 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

        A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

        (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

        (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

        (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

        (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

        B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

        C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

        D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

        E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

        F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

        G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (DGCL) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the DGCL, the registrant's Restated Certificate of Incorporation, as amended, contains a provision to limit the personal liability of the registrant's directors for violation of their fiduciary duty. This provision eliminates each director's liability to the registrant or its stockholders for monetary damages except to the extent provided by the DGCL (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transactions from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     The registrant's by-laws provide for indemnification of the registrant's officers and directors to the fullest extent permitted by applicable law. In addition, the registrant maintains insurance policies which provide coverage for its officers and directors in certain situations where the registrant cannot directly indemnify such officers or directors.

Item 21. Exhibits and Financial Statement Schedules

     (a) The following is a list of Exhibits included as part of this registration statement. Concord agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request. Unless otherwise indicated below, all items were previously filed.

 2.1*   --   Agreement and Plan of Merger, dated as of March 4, 2002, among Concord EFS, Inc., Big Sky Merger Corp. and
             Core Data Resources, Inc. (included as Annex A to the proxy statement and prospectus).
 2.2*   --   Form of Voting Agreement, dated as of March 4, 2002, between Concord EFS, Inc. and certain stockholders of
             Core Data Resources, Inc. (included as Annex B to the proxy statement and prospectus).
 2.3*   --   Form of Indemnity Escrow Agreement to be executed among Concord EFS, Inc., C. Campbell Burgess as the
             Stockholder Representative and First Tennessee Bank National Association (included as Annex C to the proxy statement and prospectus).
  4.1   --   Restated Certificate of Incorporation of the registrant is incorporated herein by reference to Exhibit 4.4 to the registrant's amendment no. 1 to registration statement on Form S-3 (File No. 333-61084), filed on June 4, 2001.
  4.2   --   By-Laws of the registrant are incorporated herein by reference to Exhibit 4.2 to the registrant's registration statement on form S-8 (File No. 333-74215), filed on March 10, 1999.
 5.1*   --   Opinion of Marcia E. Heister, General Counsel, as to the legality of the securities being registered.
23.1*   --   Consent of Ernst & Young LLP (Concord EFS, Inc. years ended 1999, 2000 and 2001).
23.2*   --   Consent of Deloitte & Touche LLP (Star Systems, Inc. years ended 1999 and 2000).
23.3*   --   Consent of Marcia E. Heister, General Counsel (included in Exhibit 5.1 to this Registration Statement).
99.1*   --   Form of proxy card to be mailed to holders of shares of Core Data Resources, Inc. common stock.

----------
* Filed herewith.

     (b) None.

     (c) Not Applicable.

Item 22. Undertakings.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Memphis, State of Tennessee on March 22, 2002.

  CONCORD EFS, INC.


  By : /s/ Dan M. Palmer
      -------------------------
      Dan M. Palmer
      Chairman of the Board of Directors   and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      Signature                                              Capacity                         Date
------------------------------------------------------    --------------------------------------------    ------------


                                                          Chairman of the Board of Directors and Chief    March 22, 2002
         /s/ Dan M. Palmer                                Executive Officer (Principal Executive
------------------------------------------------------    Officer)

             Dan M. Palmer


         /s/ Edward T. Haslam                             Chief Financial Officer (Principal Financial    March 22, 2002
------------------------------------------------------    and Accounting Officer)

             Edward T. Haslam


         /s/ Edward A. Labry III                          President and Director                          March 22, 2002
------------------------------------------------------

             Edward A. Labry III


         /s/ Douglas C. Altenbern                         Director                                        March 22, 2002
------------------------------------------------------

             Douglas C. Altenbern


         /s/ Richard Buchignani                           Director                                        March 22, 2002
------------------------------------------------------

             Richard Buchignani


         /s/ Ronald V. Congemi                            Director                                        March 22, 2002
------------------------------------------------------

             Ronald V. Congemi


         /s/ Richard M. Harter                            Director                                        March 22, 2002
------------------------------------------------------

             Richard M. Harter


         /s/ Richard P. Kiphart                           Director                                        March 22, 2002
------------------------------------------------------

             Richard P. Kiphart


         /s/ Jerry D. Mooney                              Director                                        March 22, 2002
------------------------------------------------------

             Jerry D. Mooney


         /s/ Paul L. Whittington                          Director                                        March 22, 2002
------------------------------------------------------

              Paul L. Whittington

                                INDEX TO EXHIBITS
 2.1*   --   Agreement and Plan of Merger, dated as of December 15, 2001, among Concord EFS, Inc., Big Sky Merger
             Corp. and Core Data Resources, Inc. (included as Annex A to the proxy statement and prospectus).
 2.2*   --   Form of Voting Agreement, dated as of December 15, 2001, between Concord EFS, Inc. and certain stockholders of Core Data Resources, Inc. (included as Annex B to the proxy statement and prospectus).
 2.3*   --   Form of Indemnity Escrow Agreement to be executed among Concord EFS, Inc., C. Campbell Burgess as the
             Stockholder Representative and First Tennessee Bank National Association (included as Annex C to the proxy statement and prospectus).
 4.1    --   Restated Certificate of Incorporation of the registrant is incorporated herein by reference to Exhibit 4.4 to the registrant's amendment no. 1 to registration statement on Form S-3 (File No. 333-61084), filed on June 4, 2001.
 4.2    --   By-Laws of the registrant are incorporated herein by reference to Exhibit 4.2 to the registrant's registration statement on form S-8 (File No. 333-74215), filed on March 10, 1999.
 5.1*   --   Opinion of Marcia E. Heister, General Counsel, as to the legality of the securities being registered.
23.1*   --   Consent of Ernst & Young LLP (Concord EFS, Inc. years ended 1999, 2000 and 2001).
23.2*   --   Consent of Deloitte & Touche LLP (Star Systems, Inc. years ended 1999 and 2000).
23.3*   --   Consent of Marcia E. Heister, General Counsel (included in Exhibit 5.1 to this Registration Statement).
99.1*   --   Form of proxy card to be mailed to holders of shares of Core Data Resources, Inc. common stock.

----------
* Filed herewith.